PROSPECTUS SUPPLEMENT
(To Prospectus dated November 12, 1997)

                                2,500,000 SHARES
                      LEXINGTON CORPORATE PROPERTIES, INC.
                                  COMMON STOCK
                         ------------------------------
        Lexington Corporate Properties, Inc. (the "Company") is a self-managed and self-administered real estate investment trust that acquires, owns and manages a geographically diversified portfolio of net leased office, industrial and retail properties. The Company currently owns controlling interests in 46 properties (the "Properties," and each a "Property") and minority interests in two additional properties. The Properties, all of which are 100% net leased, are located in 24 states, have approximately 6.9 million net rentable square feet and, under the terms of their applicable leases, currently generate approximately $47.4 million in annual net effective rent. As of October 1, 1997, the Company's leases had a weighted average remaining term of approximately nine years (excluding renewal options). See "Properties."

     The 2,500,000 shares (the "Shares") of common stock of the Company, par value $.0001 per share (the "Common Stock"), offered hereby (the "Offering") are being sold by the Company. The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "LXP." The Shares will be listed on the NYSE, subject to official notice of issuance. On November 12, 1997, the last reported sale price of the Common Stock on the NYSE was $14.625 per share. The Company's current annualized distribution per share of Common Stock is $1.16. See "Price Range of Common Stock and Distribution History."

     SEE "RISK FACTORS" ON PAGES 5 TO 8 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.
                         ------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

========================================================================================================
                                             PRICE TO            UNDERWRITING           PROCEEDS TO
                                              PUBLIC             DISCOUNTS(1)           COMPANY(2)
--------------------------------------------------------------------------------------------------------
Per Share.............................        $14.25                 $0.78                $13.47
--------------------------------------------------------------------------------------------------------
Total(3)..............................      $35,625,000           $1,950,000            $33,675,000
========================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses, payable by the Company, estimated at $350,000.

(3) The Company has granted the several Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock on the same terms and conditions as set forth above to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Proceeds to Company will be $40,968,750, $2,242,500 and $38,726,250, respectively. See "Underwriting."

                         ------------------------------

    The Shares are offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by them and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Shares will be made on or about November 18, 1997 at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.

BEAR, STEARNS & CO. INC.                                      MCDONALD & COMPANY
                                                         SECURITIES, INC.
                         ------------------------------
          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 12, 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus Supplement and the accompanying Prospectus, or otherwise incorporated herein or therein by reference. Unless otherwise indicated, the information in this Prospectus Supplement assumes that the over-allotment option granted to the Underwriters will not be exercised. All references to the "Company" refer to Lexington Corporate Properties, Inc. and those entities owned or controlled, directly or indirectly, by Lexington Corporate Properties, Inc. Unless the context otherwise requires, the pro forma financial and certain other information presented in this Prospectus Supplement gives the effect to the Pro Forma Adjustments (as defined herein, see
"-- Summary Historical and Unaudited Pro Forma Consolidated Financial Data"). See also "Recent Activities."

                                  THE COMPANY

     Lexington Corporate Properties, Inc. is a self-managed and self-administered real estate investment trust ("REIT") that acquires, owns and manages a geographically diversified portfolio of net leased office, industrial and retail properties. As of the date of this Prospectus Supplement, the Company owns controlling interests in 46 Properties and minority interests in two additional properties. The Properties, all of which are 100% net leased, are located in 24 states, have approximately 6.9 million net rentable square feet and, under the terms of their applicable leases, currently generate approximately $47.4 million in annual net effective rent. As of October 1, 1997, the Company's leases had a weighted average remaining term of approximately nine years (excluding renewal options). The Company's tenants, a majority of which (based on annual net effective rent) have debt ratings of investment grade and many of which are nationally recognized, include Bank One, Arizona, N.A., Circuit City Stores, Inc., FirstPlus Financial Group, Inc., The Hartford Fire Insurance Company, Honeywell, Inc., Lockheed Martin Corporation, Northwest Pipeline Corporation, Ryder Integrated Logistics and Wal-Mart Stores, Inc. The Company currently generates approximately 47%, 31% and 22% of its annual net effective rent from office, industrial and retail properties, respectively. Substantially all of the Company's leases are "net leases," under which the tenant is responsible for all costs of real estate taxes, insurance, ordinary maintenance and structural repairs. Management believes that owning, acquiring and managing net leased properties results in lower operating expenses for the Company than the Company otherwise would incur through investments in properties which were not net leased. See "Properties."

     The Company's senior executive officers average 17 years of experience in the real estate investment and net lease business. Management has diversified the Company's portfolio by geographical location, tenant industry segment, lease term expiration and property type with the intention of providing steady internal growth with low volatility. Management believes that such diversification should help insulate the Company from regional recession, industry specific downturns and price fluctuations by property type. Since August 1, 1995, the Company has also enhanced the value of its portfolio by acquiring $218.0 million of properties, aggregating approximately 3.5 million net rentable square feet and accounting for approximately $26.5 million in annual net effective rent. These properties include 100% interests in 21 Properties, controlling interests in four Properties and minority interests in two additional properties. See "-- Completed Acquisitions." As part of management's ongoing efforts, the Company expects to continue to effect portfolio and individual property acquisitions and dispositions, expand existing Properties, attract investment grade quality tenants, extend lease maturities in advance of expiration and refinance outstanding indebtedness, when advisable.

     The Company commenced operations in 1993 as a REIT, with several operating partnership subsidiaries. This operating partnership structure enables the Company to acquire property by issuing to a seller, as a form of consideration, interests ("OP Units") in the Company's subsidiary operating partnerships. The OP Units are exchangeable, after certain dates, for shares of Common Stock. See "Distributions On OP Units." Management believes that this corporate structure facilitates the Company's ability to raise capital and to acquire portfolio and individual properties by enabling the Company to structure transactions which may defer tax gains for a contributor of property while preserving the Company's available cash for other purposes, including the payment of distributions. The Company has used OP Units as a form of consideration in connection with the acquisition of 15 of the 27 properties or the interests therein acquired by the Company since August 1, 1995.

                                  RISK FACTORS

     An investment in the Shares involves various risks. Prospective purchasers of the Shares should carefully consider the matters discussed in the accompanying Prospectus under "Risk Factors."

                              BUSINESS OBJECTIVES

     The Company's primary objectives are to increase Funds From Operations (as defined herein) and cash available for distribution to its stockholders. Since 1995, management has principally focused on:

     - effectively managing existing assets through lease extensions, revenue enhancing property expansions, opportunistic property sales and redeployment of assets, when advisable;

     - acquiring portfolio and individual net lease properties from third parties, completing sale/leaseback transactions, acquiring build-to-suit properties and acquiring properties from affiliated net lease partnerships; and

     - refinancing existing indebtedness at lower average interest rates and increasing the Company's access to capital to finance property acquisitions and expansions.

                             COMPLETED ACQUISITIONS

     The following chart sets forth certain information regarding Properties acquired since January 1, 1997:

                                                                                                          NET
                                                              NET                                      EFFECTIVE
                                                           RENTABLE                   ACQUISITION       RENT AT
                                                            SQUARE     ACQUISITION      COST (IN      OCTOBER 1,      LEASE
              TENANT                       LOCATION          FEET         DATE        MILLIONS)(1)      1997(2)     EXPIRATION
-----------------------------------  --------------------  ---------   -----------   --------------   -----------   ----------
Ryder Integrated Logistics           Waterloo, IA            276,480      10/97          $  9.3       $   890,671    07/31/12
FirstPlus Financial Group, Inc.      Dallas, TX              247,968      09/97            32.6         3,223,584    08/31/12
Lockheed Martin Corporation          Marlborough, MA         126,000      07/97            15.5         1,671,292    12/17/06
Bull HN Information Systems, Inc.    Phoenix, AZ             137,058      07/97            10.9           972,118    10/10/05
Cymer, Inc.                          Rancho Bernardo, CA      65,755      05/97             7.7           755,294    01/01/10
Exel Logistics, Inc.                 New Kingstown, PA       330,000      03/97            12.2         1,139,496    11/30/06
Exel Logistics, Inc.                 Mechanicsburg, PA       252,000      03/97             9.0           845,242    11/30/06
Exel Logistics, Inc.                 New Kingstown, PA       179,200      03/97             5.9           552,203    11/30/06
Johnson Controls, Inc.               Cottondale, AL           58,800      02/97             2.9           288,608    02/18/07
                                                           ---------                     ------        ----------
                                     Total:                1,673,261                     $106.0       $10,338,508
                                                           =========                     ======        ==========

---------------

(1) Represents total capitalized cost for such acquisitions, including transaction expenses and assumed debt.

(2) "Net Effective Rent" means the annual rent in effect as of October 1, 1997, which is calculated by multiplying monthly rent in effect as of October 1, 1997 by 12. The amounts do not include percentage rents (i.e., additional rent calculated as a percentage of the tenant's gross sales above a specified level), if any, that may be payable under leases covering certain of the Properties or Consumer Price Index ("CPI") adjustments. The Net Effective Rent amount shown for the Ryder Property is as of November 1, 1997.

                               RECENT ACTIVITIES

PENDING ACQUISITIONS

     Fleet Mortgage Group, Inc.; Florence, South Carolina. The Company has entered into a definitive agreement to acquire a 179,300 square foot office building to be built in Florence, South Carolina (the "Fleet Acquisition") for approximately $15.0 million. This build-to-suit property will be 100% leased to Fleet Mortgage Group, Inc., a wholly owned subsidiary of Fleet Financial Group, Inc. The annual net effective rent for the first five years of the lease will be $1,520,464, or 10.1% of the purchase price, which will escalate at the end of the fifth year of the lease to an annual net effective rent of $1,779,553. Construction of the property is scheduled for completion in July 1998 with the acquisition of the property by the Company to be consummated shortly thereafter, subject to certain contingencies including acceptance of the property by Fleet Mortgage Group, Inc. The purchase price and the net effective rent are subject to adjustment based upon the completed project cost. There can be no assurance that the Fleet Acquisition will be consummated, or if consummated, as to the timing thereof.

     Corporate Realty Income Trust I. The Company has entered into a definitive agreement with Corporate Realty Income Trust I ("CRIT") pursuant to which CRIT will merge with and into the Company (the "CRIT Acquisition" and together with the Fleet Acquisition, the "Pending Acquisitions"). As a result of the CRIT Acquisition, the Company will acquire three properties, totaling approximately 560,000 net rentable square feet, which are net leased to Circuit City Stores, Inc., Allegiance Healthcare Corporation (guaranteed by Baxter International, Inc.) and Dana Corporation and are located in Richmond, Virginia; Bessemer, Alabama; and Gordonsville, Tennessee, respectively. The weighted average lease term for the properties acquired in connection with the CRIT Acquisition will be approximately eleven years as of the closing date of the CRIT Acquisition, anticipated to occur in December 1997. In connection with the CRIT Acquisition, the Company will assume approximately $15.3 million of mortgage indebtedness (with an average weighted interest rate thereon of 8.97%) and will make a payment of approximately $18.2 million, of which at least $17.2 million will be comprised of Common Stock, with the balance payable in cash or shares of Common Stock, at the option of CRIT. Based upon the trading range of the Common Stock over the past twenty days, the Company would expect to issue 1.27 shares of Common Stock for each outstanding share of CRIT exchanged in the CRIT Acquisition. The total combined current annual net effective rent on the properties is approximately $3.3 million. The average annual net effective rent payable during the remaining lease terms is approximately $3.6 million. The closing of the CRIT Acquisition is subject to the approval of CRIT's stockholders and to the satisfaction of certain other customary closing conditions, and there can be no assurance that the CRIT Acquisition will be consummated. CRIT expects to mail a Proxy Statement/Prospectus to its stockholders with respect to the proposed merger on or about November 20, 1997. For purposes of calculating the ratio at which the CRIT shares will be converted into Common Stock in the merger, the value of the Common Stock will be based on the average of the closing sale prices of Common Stock on the NYSE during the 20 consecutive trading days ending on the fifth business day immediately preceding the meeting at which CRIT's stockholders will vote on the merger; provided, however, that (i) in the event the Common Stock price is greater than $14.125, then, for purposes of determining the consideration, the Common Stock price will be deemed to be $14.125, and (ii) in the event the Common Stock price is less than $12.125, then, for purposes of determining the consideration, the Common Stock price shall be deemed to be $12.125.

COMPLETED ACQUISITIONS SINCE THE JUNE OFFERING

     Ryder Integrated Logistics; Waterloo, Iowa. In October 1997, the Company acquired a newly constructed 276,480 square foot, build-to-suit, warehouse/distribution facility in Waterloo, Iowa (the "Ryder Property") for approximately $9.3 million. The Ryder Property is 100% net leased to Ryder Integrated Logistics, a wholly owned subsidiary of Ryder Systems, Inc. under a net lease which expires in 2012. The acquisition was financed by a draw-down from the Credit Facility (as defined herein). The current annual net effective rent is $890,671, or 9.6% of the purchase price, which will escalate at the end of the fifth year of the lease to an annual net effective rent of $997,552 and at the end of the tenth year to an annual net effective rent of $1,117,258. Rent payments for the Ryder Property are guaranteed by the tenant's parent, Ryder Systems, Inc. The average annual net effective rent payable during the lease term is $1,003,713.

     FirstPlus Financial Group, Inc.; Dallas, Texas. In September 1997, the Company acquired a 248,000 square foot office building in the Stemmons Freeway submarket of Dallas, Texas (the "FirstPlus Property") for $32.6 million. The FirstPlus Property is leased to FirstPlus Financial Group, Inc. under a net lease which expires in 2012. The acquisition was financed with proceeds from the sale of the Stratus Property (as defined herein) and by a draw-down from the Credit Facility. The current annual net effective rent on the FirstPlus Property is $3,223,584. The tenant has posted a letter of credit in the amount of one year's rent as security for the lease which will remain outstanding for up to five years. The average annual net effective rent payable on the FirstPlus Property during the lease term is $3,356,688.

     Lockheed Martin Corporation; Marlborough, Massachusetts. In July 1997, the Company acquired a 126,000 square foot office/research and development facility in Marlborough, Massachusetts (the "Lockheed Property") for $15.5 million. The Lockheed Property is leased to Lockheed Martin Corporation under a net lease which expires in 2006. The original lease with Honeywell, Inc. was assigned to Lockheed Martin Corporation. However, Honeywell, Inc. remains fully obligated under the terms of the lease. The acquisition was financed with $5.5 million drawn from the Credit Facility and $10.0 million in cash. The current annual net effective rent on the Lockheed Property is $1,671,292, which will increase on December 1, 2001 by 75% of the increase in the CPI for the preceding five years.

     Bull HN Information Systems; Phoenix, Arizona. In July 1997, the Company acquired a 137,058 square foot office building in Phoenix, Arizona (the "Bull Property") for approximately $10.9 million. The Bull Property is leased to Bull HN Information Systems, Inc. under a net lease which expires in October 2005. The acquisition was financed with approximately $600,000 in a promissory note issued to the seller, the assumption of approximately $5.9 million of mortgage indebtedness (which bears interest at 8.12%), a credit received by the Company for the transfer of an existing security deposit of approximately $1.0 million and cash of approximately $3.4 million. The current annual net effective rent on the Bull Property is $972,118. The average annual net effective rent on the Bull Property payable during the lease term is $1,028,260.

RECENT DISPOSITION

     Stratus Computer, Inc.; Marlborough, Massachusetts. In September 1997, the Company sold its property leased to Stratus Computer, Inc. in Marlborough, Massachusetts (the "Stratus Property") for $21.4 million. The Company realized net cash proceeds of approximately $9.3 million from the sale after repaying a first mortgage loan with a balance of $10.0 million and a related prepayment premium of $1.9 million. As a result of the sale, the Company recognized a gain of approximately $3.5 million.

FINANCING ACTIVITIES

     Public Offering of Lexington Common Stock. In June 1997, the Company completed an underwritten public offering of 3,220,000 shares of its Common Stock (including 420,000 shares sold in July 1997 upon exercise of the underwriters' over-allotment option), at a price of $13.75 per share (the "June Offering"). Net proceeds to the Company were approximately $41.0 million which were used to fund certain acquisitions and to repay debt.

     Salt Lake City Refinancing. In May 1997, the Company completed the refinancing of a $22.1 million mortgage (the "Refinanced Amount") secured by its Property in Salt Lake City, Utah (the "Salt Lake City Refinancing"). The Company borrowed approximately $24.3 million to effect the Salt Lake City Refinancing, with excess proceeds used to pay debt restructuring and transaction costs and for general corporate purposes. The Salt Lake City Refinancing reduced the stated interest rate on the Refinanced Amount from 12.90% to 7.61% per annum, and, commencing January 1, 1998, will reduce the Company's annual debt service payments by approximately $1.4 million. See "Indebtedness of the Company."

     Partnership Merger. In March 1997, in connection with the acquisition of three warehouse properties in Pennsylvania (the "Exel Pennsylvania Properties"), an unaffiliated partnership (the "Exel Partnership") merged into Lepercq Corporate Income Fund L.P. ("LCIF"), a majority owned subsidiary of the Company. As a result of the merger, LCIF issued 480,028 OP Units (the "Exel Partnership OP Units"), exchangeable beginning in April 1999 for shares of Common Stock, to the former partners of the Exel Partnership. The Exel Partnership OP Units are entitled to distributions at the same rate as shares of Common Stock. At the time of the merger, the Exel Partnership's sole assets consisted of approximately $6.0 million in cash and the right to acquire the Exel Pennsylvania Properties in a tax-free exchange under Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code").

     Sale of 8.00% Exchangeable Redeemable Secured Notes. In March 1997, in connection with the acquisition of the Exel Pennsylvania Properties, LCIF issued and sold $25.0 million aggregate principal amount of its 8.00% Exchangeable Redeemable Secured Notes (the "Exchangeable Notes") to an institutional investor in a private placement. The Exchangeable Notes bear interest at a rate of 8.00% per annum and mature in March 2004. The Exchangeable Notes are secured by first mortgage liens on the Exel Pennsylvania Properties, are fully guaranteed by the Company and can be exchanged by the holders thereof for shares of Common Stock at $13.00 per share beginning in the year 2000, subject to adjustment. The Exchangeable Notes require interest only payments semi-annually in arrears and may be redeemed at the Company's option after three years at a price of 103.20% of the principal amount thereof, declining to par after five years. In connection with the sale of the Exchangeable Notes, the Company entered into certain related agreements providing for, among other things, certain demand and piggyback registration rights to the initial purchaser of the Exchangeable Notes. The Exchangeable Notes are subordinated in right of payment to the Company's obligations under the Credit Facility.

     Credit Facility. In February 1997, the Company's secured revolving credit facility (the "Credit Facility") was amended to extend the maturity to June 1999 and to increase the maximum borrowing availability to $60.0 million. The Credit Facility is currently secured by first mortgage liens on seven Properties, bears interest at 1.50% over the London Inter-Bank Offered Rate ("LIBOR") and has an interest rate period of one month, three months or six months, at the option of the Company. The Company has selected a one month interest period. As of September 30, 1997, the aggregate principal amount outstanding under the Credit Facility was approximately $28.5 million, with interest thereon at approximately 7.18%. The Credit Facility contains various leverage, debt service coverage, net worth maintenance and other customary covenants. See "Indebtedness of the Company."

     Sale of Convertible Preferred Stock. In December 1996, the Company entered into an agreement with Five Arrows Realty Securities L.L.C. ("Five Arrows") providing for the sale of up to 2,000,000 shares of Class A Senior Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock"). Under the terms of the agreement, the Company may sell the Convertible Preferred Stock to Five Arrows at up to three closings, at the Company's option, during 1997 for an aggregate price of $25.0 million. The Convertible Preferred Stock, which is convertible into Common Stock on a one-for-one basis at $12.50 per share, subject to adjustment, is entitled to quarterly distributions equal to the greater of $.295 or the product of 1.05 and the per share quarterly distribution on Common Stock.

     As of the date of this Prospectus Supplement, two closings under the agreement have taken place. On January 21, 1997, the Company sold 700,000 shares of Convertible Preferred Stock to Five Arrows and used the proceeds of approximately $8.8 million primarily to repay in full approximately $8.5 million of outstanding mortgage indebtedness (including related prepayment premiums) which bore interest at 12.625% per annum and would have required interest and principal payments of approximately $1.5 million in 1997. On April 28, 1997, the Company sold an additional 625,000 shares of Convertible Preferred Stock to Five Arrows and used the proceeds of approximately $7.8 million to acquire a Property in Rancho Bernardo, California. Pursuant to the agreement with Five Arrows, the Company may sell an additional 675,000 shares of Convertible Preferred Stock to Five Arrows for a sale price of $8.5 million before December 31, 1997.

POTENTIAL ACQUISITIONS FROM AFFILIATES

     The LCP Group, L.P. ("LCP"), an affiliate of E. Robert Roskind, Chairman of the Board of Directors and Co-Chief Executive Officer of the Company, has granted the Company an option (the "Option"), exercisable at any time, to acquire general partnership interests ("General Partnership Interests") currently owned by LCP in two limited partnerships, Net 1, L.P. and Net 2, L.P. (together, the "Net Partnerships"), which own net leased office, industrial and retail properties. The Net Partnerships own a total of 61 single-tenant properties located in 16 states which contain approximately 1.4 million net rentable square feet. The tenants of such properties include Alco Standard Corporation, Ameritech Services, Honeywell, Inc. and Wal-Mart Stores, Inc. Under the terms of the Option, the Company, subject to review of any such transaction by the independent members of its Board of Directors, may acquire the General Partnership Interests at their fair market value based upon a formula relating to partnership cash flows, with the Company retaining the option of paying such fair market value in securities of the Company, OP Units, cash or a combination thereof. The Company has not yet determined whether to exercise the Option.

ROSS STORES LITIGATION

     Ross Stores, Inc. ("Ross Stores"), the tenant of the Company's Newark, California Property (the "Ross Stores Newark Property"), has exercised an option in this lease to purchase the Ross Stores Newark Property for its fair market value, which was determined by arbitration based on estimates of fair market value submitted by Ross Stores and the Company. Under the terms of the arbitration, the arbitrator was required to select the valuation submission of either the Company or Ross Stores and was not permitted any discretion to select another valuation. The estimate of the fair market value of the Ross Stores Newark Property submitted by Ross Stores was selected by the arbitrator and confirmed by the Superior Court of the State of California (the "Superior Court"). The arbitration decision would have allowed Ross Stores to purchase the Ross Stores Newark Property for $24.8 million on or about September 1, 1997. The Company has appealed the Superior Court decision which has resulted in a stay of Ross Stores' exercise of its purchase right. The outcome of such appeal cannot be determined at this time. On August 26, 1997, the Superior Court ruled in favor of a motion by Ross Stores to require the Company to post a bond equivalent to one year's rent, in the amount of approximately $3.4 million, securing the Company's reimbursement of Ross Stores for rental payments made following September 1, 1997 in the event that the sale was deemed to be consummated as of such date. The Company has posted the bond at a cost of approximately $17,000. The net book value of the Ross Stores Newark Property at September 30, 1997 was $25.0 million, which includes approximately $1.5 million of deferred expenses related to the Company's refinancing of certain properties which were allocated to the Ross Stores Newark Property. If the Company does not prevail on its appeal of the Superior Court decision, the potential loss on the sale of the Ross Stores Newark Property as of September 1, 1997 would have been approximately $400,000, after the write-off of $515,000 of deferred financing expenses. Subject to the approval of the trustee under the REMIC trust, the Company is permitted to substitute another property into the REMIC Financing pool in place of the Ross Stores Newark Property. In the event the Company is unable to complete such substitution, the Company would be required to repay approximately $19.6 million of the REMIC Financing and would incur a prepayment premium of approximately $750,000. As of October 1, 1997, the annual net effective rent for the Ross Stores Newark Property was approximately $3.4 million or 7.30% of the Company's annual net effective rent. See "Risk
Factors -- Dependence on Major Tenants" and "Risk Factors -- Adverse Effects of Ross Stores Litigation" in the accompanying Prospectus.

    REORGANIZATION OF THE COMPANY AS A MARYLAND REAL ESTATE INVESTMENT TRUST

     The Company is currently incorporated under the laws of the State of Maryland, but intends to reorganize as a Maryland REIT in the fourth quarter of 1997. The reorganization is expected to result in franchise tax savings for the Company in certain jurisdictions in which the Company owns properties. The reorganization will be effected by merging the Company with and into a newly formed Maryland REIT. In the merger, each outstanding share of Common Stock and Convertible Preferred Stock of the Company will be converted into one common share of beneficial interest or preferred share of beneficial interest, as the case may be, of the Maryland REIT. Each common or preferred share of beneficial interest in the Maryland REIT will entitle the holder thereof to the same voting rights to which such stockholder was entitled prior to the merger, and it will not be necessary for stockholders of the Company to surrender or exchange their existing stock certificates for new certificates of the Maryland REIT. The Board of Directors does not believe that the reorganization will result in any material change in the Company's business or operations, or otherwise have any material affect on the Company's financial statements. Upon effectiveness of the merger, the Company will be known as Lexington Corporate Properties Trust. See "The Company -- Reorganization of the Company as a Maryland Real Estate Investment Trust."

     The Company believes that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Accordingly, holders of shares of Common Stock and Preferred Stock will not recognize any gain or loss for federal income tax purposes as a result of the conversion of their shares into shares of the Maryland REIT. For federal income tax purposes, a holder's aggregate basis in the shares of the Maryland REIT received in the merger will equal such holder's adjusted basis in the shares converted therefor and such holder's holding period for the new shares received in the merger will include such holder's holding period in the shares converted therefor. In addition, the Company will not recognize any gain or loss for federal income tax purposes upon the transfer of its property to the Maryland REIT pursuant to the merger. Holders of shares of Common Stock should consult their own tax advisors as to the application and effect of state, local and foreign income and other tax laws to the conversion of their shares of Common Stock into shares of the Maryland REIT in the merger.

                                   PROPERTIES

     The following table sets forth certain information, as of the date of this Prospectus Supplement, regarding each of the Company's Properties (excluding the Ross Stores Newark Property), the CRIT Acquisition and the two properties in which the Company owns a minority interest. For additional information on the Properties, see "Properties."

                                                                                          NET       PERCENTAGE
                                                            YEAR BUILT,      NET       EFFECTIVE     OF TOTAL
                                                            EXPANSIONS    RENTABLE      RENT AT        NET
                                                                AND        SQUARE     OCTOBER 1,    EFFECTIVE      LEASE
               TENANT                       LOCATION        RENOVATIONS     FEET        1997(1)        RENT      EXPIRATION
------------------------------------  --------------------  -----------   ---------   -----------   ----------   ----------
Office
Northwest Pipeline Corporation(2)     Salt Lake City, UT       1982         295,000   $ 8,571,292      18.16%     09/30/09
FirstPlus Financial Group, Inc.       Dallas, TX            1986 & 1997     247,968     3,223,584       6.82      08/31/12
Circuit City Stores, Inc.(2)(3)       Richmond, VA             1990         288,562     2,478,125       5.25      02/28/10
Hartford Fire Insurance Company       Southington, CT          1983         153,364     2,165,500       4.58      12/31/05
Bank One, Arizona, N.A.               Phoenix, AZ           1960 & 1979     179,280     1,967,059       4.16      11/30/03
Honeywell, Inc.                       Glendale, AZ             1985         252,300     1,892,250       4.00      07/15/01
Lockheed Martin Corporation           Marlborough, MA       1960 & 1988     126,000     1,671,292       3.54      12/17/06
Time Customer Service, Inc.           Tampa, FL                1986         132,981     1,102,412       2.33      03/31/02
Bull HN Information Systems, Inc.     Phoenix, AZ           1985 & 1994     137,058       972,118       2.06      10/10/05
Cymer, Inc.                           Rancho Bernardo, CA      1989          65,755       755,294       1.57      01/01/10
                                                                          ---------   -----------      -----
    SUBTOTAL: OFFICE                                                      1,878,268   $24,798,926      52.47%

Industrial
Exel Logistics, Inc.                  Mechanicsburg, PA     1985, 1991      507,000   $ 1,771,262       3.75%     03/19/12
                                                              & 1995
Federal Express Corp.(4)              Memphis, TN              1987         141,359     1,284,953       2.72      01/31/98
Exel Logistics, Inc.                  New Kingstown, PA        1989         330,000     1,139,496       2.41      11/30/06
Time Customer Service, Inc.           Tampa, FL                1986         229,605       913,828       1.93      07/31/02
Ryder Integrated Logistics            Waterloo, IA             1997         276,480       890,671       1.89      07/31/12
Exel Logistics, Inc.                  Mechanicsburg, PA        1985         252,000       845,242       1.79      11/30/06
Johnson Controls, Inc.                Plymouth, MI             1996         134,160       648,804       1.37      12/22/06
White Consolidated Industries         Mansfield, OH            1970         296,720       593,436       1.26      12/31/01
Exel Logistics, Inc.                  New Kingstown, PA        1981         179,200       552,203       1.17      11/30/06
Johnson Controls, Inc.                Oberlin, OH              1996         111,160       491,042       1.04      12/22/06
Walker Manufacturing Company          Marshall, MI          1968 & 1972     195,640       487,144       1.03      08/17/00
Allegiance Healthcare                 Bessemer, AL             1991         123,924       472,500       1.00      09/01/01
  Corporation(2)(3)
Toys "R" Us, Inc.(2)                  Houston, TX              1981         123,293       400,200       0.85      08/31/06
Unisource Worldwide, Inc.             Jacksonville, FL      1958 & 1969     168,800       379,800       0.80      09/30/02
Dana Corporation(3)                   Gordonsville, TN      1983 & 1985     148,000       325,367       0.69      08/31/07
SKF USA, Inc.                         Franklin, NC             1996          72,868       322,397       0.68      12/31/14
Crown Cork & Seal Company,Inc.        Modesto, CA           1970 & 1976     146,000       293,460       0.62      09/25/01
Johnson Controls, Inc.                Cottondale, AL           1997          58,800       288,608       0.61      02/18/07
Walker Manufacturing Company          Marshall, MI             1979          53,600       166,696       0.35      08/17/00
                                                                          ---------   -----------      -----
    SUBTOTAL: INDUSTRIAL                                                  3,548,609   $12,267,109      25.96%

                                                                                           NET       PERCENTAGE
                                                           YEAR BUILT,      NET         EFFECTIVE     OF TOTAL
                                                           EXPANSIONS    RENTABLE        RENT AT        NET
                                                               AND        SQUARE       OCTOBER 1,    EFFECTIVE      LEASE
               TENANT                       LOCATION       RENOVATIONS     FEET          1997(1)        RENT      EXPIRATION
-------------------------------------  ------------------  -----------   ---------     -----------   ----------   ----------
Retail
Fred Meyer, Inc.                       Klamath Falls, OR      1986         178,204     $ 1,009,375       2.14%     03/31/08
Liberty House, Inc.(2)                 Honolulu, HI           1980          85,610         962,981       2.04      09/30/09
Fred Meyer, Inc.                       Newport, OR            1986         118,179         826,086       1.75      05/31/11
Hechinger Property Co.(2)(5)           Bethesda, MD           1980          95,000         772,383       1.64      04/30/06
Physical Fitness Centers of            Voorhees, NJ           1987          31,750         712,827       1.51      07/13/07
  Philadelphia, Inc.
Federated Dept. Stores, Inc.(2)        Laguna Hills, CA       1974         160,000         676,601       1.43      01/31/06
Scandinavian Health Spa, Inc.          Canton, OH             1987          37,214         612,692       1.30      12/31/08
Bally Total Fitness Corp.              Countryside, IL        1987          25,250         573,965       1.22      07/12/07
Champions Fitness IV, Inc.             DeWitt, NY          1977 & 1987      24,990         444,360       0.94      08/18/07
GFS Realty, Inc.                       Oxon Hill, MD          1976         107,337         408,360       0.86      02/29/04
Mervyn's(5)                            Bakersfield, CA        1976         122,000         406,948       0.86      12/31/02
Toys "R" Us, Inc.(2)                   Clackamas, OR          1981          42,842         382,783       0.81      05/31/06
Toys "R" Us, Inc.(2)                   Lynnwood, WA           1981          43,105         357,331       0.76      05/31/06
Circuit City Stores West Coast, Inc.   Sacramento, CA         1988          45,308         352,580       0.75      10/27/08
Toys "R" Us, Inc.(2)                   Tulsa, OK              1981          43,123         326,925       0.69      05/31/06
Comp USA, Inc.                         Reno, NV               1988          31,400         304,794       0.65      12/15/08
Wal-Mart Stores, Inc.                  Riverdale, GA          1985          81,911         269,770       0.57      01/31/11
Circuit City Stores West Coast, Inc.   Las Vegas, NV          1988          36,053         260,560       0.55      12/15/08
GFS Realty, Inc.(2)                    Rockville, MD          1977          51,682         224,016       0.47      02/28/05
Montgomery Ward & Co., Inc.(2)         Brownsville, TX        1973         115,000         152,760       0.32      10/31/04
Wal-Mart Stores, Inc.                  Jacksonville, AL       1982          56,132         146,040       0.31      01/31/09
                                                                         ---------     -----------     ------
    SUBTOTAL: RETAIL                                                     1,532,090     $10,184,137      21.57%
        TOTAL:                                                           6,958,967(6)  $47,250,172(6)   100.00%
                                                                         =========     ===========     ======

---------------
(1) "Net Effective Rent" means the annual rent in effect as of October 1, 1997, which is calculated by multiplying monthly rent in effect as of October 1, 1997 by 12. The amounts do not include percentage rents (i.e., additional rent calculated as a percentage of the tenant's gross sales above a specified level), if any, that may be payable under leases covering certain of the Properties or CPI adjustments. The Net Effective Rent amount shown for the Ryder Property is as of November 1, 1997.

(2) The Company holds leasehold interests in the land on which these buildings are situated. The Company owns in fee simple the land on which all other listed buildings are situated.

(3) Represents a Pending Acquisition.

(4) The tenant of this Property has not delivered a renewal notice. The Company is expecting a vacancy and therefore seeking to re-let or sell the Property.

(5) The Company holds 33.85% and 19.00% of the limited partnership interests in the limited partnerships that, respectively, own the properties in Bethesda, Maryland and Bakersfield, California.

(6) Includes the CRIT Acquisition, but excludes the Ross Stores Newark Property. If the CRIT Acquisition were excluded and the Ross Stores Newark Property were included, total Net Rentable Square Feet would be 6,923,537 and the Net Effective Rent at October 1, 1997 would be $47,416,581.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in "Prospectus Supplement Summary," "The Company," "Properties," "Indebtedness of the Company," and elsewhere in this Prospectus Supplement and the accompanying Prospectus, including, but not limited to, statements regarding the anticipated development and expansion of the Company's business, anticipated annual rental revenue, acquisitions and distributions, sources of and potential financings, the future operating performance of the Company and other statements contained herein regarding matters that are not historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results and events may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results and events to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth under "Risk Factors" in the Prospectus accompanying this Prospectus Supplement.

                   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                   CONSOLIDATED FINANCIAL DATA OF THE COMPANY

    The Summary Historical and Unaudited Pro Forma Consolidated Financial Data set forth below has been derived from the Selected Unaudited Historical and Pro Forma Consolidated Financial Statements incorporated or included elsewhere in this Prospectus Supplement, and should be read in conjunction with the Consolidated Financial Statements and Notes thereto incorporated by reference in the accompanying Prospectus. The unaudited pro forma financial data gives effect to (i) the Offering and the application of the proceeds therefrom; (ii) the CRIT Acquisition; (iii) acquisitions consummated by the Company since January 1, 1996; (iv) the Salt Lake City Refinancing; (v) the issuance and sale of 1,325,000 shares of Convertible Preferred Stock and the application of the net proceeds therefrom; (vi) the disposition of the Ross Stores Newark Property as a result of the Ross Stores Litigation; (vii) the June Offering and the application of the proceeds therefrom; and (viii) the sale of the Stratus Property (collectively, the "Pro Forma Adjustments"), as if such Pro Forma Adjustments had occurred on January 1, 1996 and were carried forward through June 30, 1997 for the operating data and on June 30, 1997 for the balance sheet data. The unaudited pro forma financial data does not purport to be indicative of what the results of the Company would have been had the transactions been completed on the dates assumed, nor is such unaudited pro forma financial data necessarily indicative of the results of operations of the Company that may exist in the future. The unaudited financial data for the six months ended June 30, 1997 includes all adjustments, consisting of normal recurring accruals, which management considers necessary for the fair presentation of the financial position and the results of operations of the Company for such period. The results for the six-month period may not be indicative of the results to be expected for the full year.

                                   SIX MONTHS ENDED
                                       JUNE 30,
                                     (UNAUDITED)
                            ------------------------------
                                                                 PRO
                              PRO                               FORMA
                             FORMA                           (UNAUDITED)                 YEAR ENDED DECEMBER 31,
                            --------                         -----------   ----------------------------------------------------
                              1997       1997       1996        1996         1996       1995       1994       1993       1992
                            --------   --------   --------   -----------   --------   --------   --------   --------   --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Rental revenue........... $ 23,819   $ 20,178   $ 14,254    $  47,968    $ 31,244   $ 24,523   $ 25,894   $ 25,702   $ 25,620
  Interest and other
    income.................      299        284        228          470         431        479        144        169        177
                             -------    -------    -------      -------     -------    -------    -------    -------    -------
  Total revenues...........   24,118     20,462     14,482       48,438      31,675     25,002     26,038     25,871     25,797
  Interest expense.........    7,678      8,583      5,601       15,097      12,818     10,295     10,982     11,066     11,220
  Depreciation.............    5,937      5,075      3,393       11,733       7,627      5,817      5,909      5,909      5,892
  Amortization of deferred
    expenses...............      377        415        297          650         619        464        346        268        262
  Property operating
    expenses...............      403        403        301          686         686        620        808        558        964
  General and
    administrative
    expenses...............    2,011      2,011      1,387        3,125       3,125      2,694      2,416      1,020      2,172
Income before minority
  interests, gain on sale
  of properties, lease
  termination proceeds and
  extraordinary item.......    7,712      3,975      3,503       16,503       6,156      5,112      5,577      4,609      5,287
Minority interests.........      869        305        201        1,824         690         93         98         81         93
Income from continuing
  operations(1)............ $  6,843      3,670      3,302    $  14,679       5,466      5,019      5,479      4,528      5,194
Net income(2)..............       --   $  1,814   $  3,302           --    $  5,466   $  3,284   $  5,479   $  4,528   $  5,194
                             =======    =======    =======      =======     =======    =======    =======    =======    =======
Per share of Common
  Stock:(3)
  Income before
    extraordinary items
    Primary................ $     --   $   0.31   $   0.35    $      --    $   0.58   $   0.88   $   0.59   $   0.48   $   0.56
    Fully diluted..........       --       0.27       0.34           --        0.58       0.88       0.59       0.48       0.56
  Pro forma income from
    continuing
    operations(4)
    Primary................ $   0.37   $     --   $     --    $    0.89    $     --   $     --   $     --   $     --   $     --
    Fully diluted..........     0.36         --         --         0.87          --         --         --         --         --
  Net income
    Primary................ $     --   $   0.13   $   0.35    $      --    $   0.58   $   0.35   $   0.59   $   0.48   $   0.56
    Fully diluted..........       --       0.12       0.34           --        0.58       0.35       0.59       0.48       0.56
  Cash distributions
    paid................... $     --   $   0.58   $   0.54    $      --    $   1.10   $   1.08   $   1.08   $   0.24   $     --
Weighted average, common
  shares outstanding
  Primary..................   16,953     10,056      9,371       16,830       9,393      9,263      9,306      9,303      9,303
  Fully diluted............   19,608     12,507      9,371       19,455       9,393      9,263      9,306      9,303      9,303

                                   SIX MONTHS ENDED
                                       JUNE 30,
                                     (UNAUDITED)
                                                                 PRO
                              PRO                               FORMA
                             FORMA                           (UNAUDITED)                 YEAR ENDED DECEMBER 31,
                              1997       1997       1996        1996         1996       1995       1994       1993       1992
                            -------    -------    -------      -------     -------    -------    -------    -------    -------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT END
  OF PERIOD):
Real estate, before
  accumulated
  depreciation............. $426,812   $377,793   $302,641           --    $339,411   $244,223   $243,280   $243,280   $243,280
Total assets...............  403,093    353,389    277,518           --     309,126    221,216    216,020    222,467    230,387
Mortgage loans payable
  (including accrued
  interest)................  168,820    176,568    158,909           --     186,188    121,690    110,065    112,501    115,222
Total liabilities..........  205,819    212,560    163,627           --     216,467    124,698    114,800    116,815    119,794
Stockholders' equity.......  197,274    140,829    113,891           --      92,659     96,518    101,220    105,652    110,593

OTHER DATA:
Cash flows from operating
  activities............... $     --   $  9,504   $  6,915    $      --    $ 14,972   $  7,216   $ 12,423   $ 11,151   $ 12,002
Cash flows from investing
  activities...............       --    (32,383)    (2,232)          --     (16,951)     7,887         --         --     (2,870)
Cash flows from financing
  activities...............       --     32,277     (4,840)          --       1,859    (15,611)   (12,304)   (12,780)    (8,254)
Funds From Operations(5)...   13,816      9,217      7,190       28,824      14,371     12,049     11,486     12,959     12,673
Total net rentable sq. ft.
  (at end of period).......    6,742      6,121      4,563        6,742       5,235      4,212      3,767      3,767      3,767

---------------
(1) Income from continuing operations represents income before gain on sale of properties, lease termination proceeds and extraordinary items.

(2) Historical net income for the six months ended June 30, 1997 includes an extraordinary loss on extinguishment of debt of $1,856; historical net income and pro forma income from continuing operations for the year ended December 31, 1996, include $644 of transactional expenses; net income for the year ended December 31, 1995 includes gain on sale of properties of $1,514, income from lease terminations of $1,600 and an extraordinary loss on extinguishment of debt of $4,849; and net income for the year ended December 31, 1993 includes expenses of the mergers of $2,441.

(3) Primary net income per share is computed by dividing net income (reduced by preferred dividends) by the weighted average number of common and diluted common equivalent shares outstanding during the periods. Fully diluted net income per share amounts are similarly computed, but include the effect, when dilutive, of the Company's other potentially dilutive securities. Fully diluted net income is reduced by preferred dividends and is increased by minority interests resulting from the assumed conversion of the OP Units (as defined herein). The Company's Convertible Preferred Stock and Exchangeable Notes are excluded from the 1997 and 1996 historical and pro forma computations due to their anti-dilutive effect during those periods. The additional number of shares of Common Stock from an assumed conversion of the Convertible Preferred Stock would have been 1,325,000 for each of the 1996 and 1997 pro forma periods, none for the 1996 historical period and 948,447 for the 1997 historical period.

(4) Primary income from continuing operations per share is computed by dividing income from continuing operations (reduced by preferred dividends) by the weighted average number of common and diluted common equivalent shares outstanding during the period. Fully diluted income from continuing operations per share amounts are similarly computed but include the effect, when dilutive, of the Company's other potentially dilutive securities. Fully dilutive income from continuing operations is reduced by preferred dividends and is increased by minority interests resulting from the assumed conversion of the OP Units. The Convertible Preferred Stock and Exchangeable Notes are excluded from the pro forma computations due to their anti-dilutive effect during the period. The additional number of shares of Common Stock from an assumed conversion of the Convertible Preferred Stock would have been 1,325,000 for each of the 1996 and 1997 pro forma periods, none for the 1996 historical period and 948,447 for the 1997 historical period.

(5) The Company believes that Funds From Operations enhances an investor's understanding of the Company's financial condition, results of operations and cash flows. The Company believes that Funds From Operations is an appropriate measure of the performance of an equity REIT, and that it can be one measure of a REIT's ability to make cash distributions. Funds From Operations is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as "net income (or loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures." The Company's method of calculating Funds From Operations excludes other non-recurring revenue and expense items and may be different from methods used by other REITs and, accordingly, is not comparable to such other REITs. Funds From Operations should not be considered an alternative to net income, as an indicator of the Company's operating performance or to cash flows from operating activities as determined in accordance with generally accepted accounting principles ("GAAP"), or as a measure of liquidity to other consolidated income or cash flow statement data as determined in accordance with GAAP.

                                  THE OFFERING

All Shares offered hereby are being sold by the Company.

Shares Offered(1)............................    2,500,000
Common Stock Outstanding Immediately Prior to
  the Offering(2)............................    17,039,078
Common Stock Outstanding After the
  Offering(3)................................    19,539,078
Use of Proceeds..............................    Repayment of outstanding indebtedness under
                                                 the Credit Facility and general corporate
                                                 purposes, which may include the acquisition,
                                                 improvement or expansion of certain
                                                 properties and other matters incidental to
                                                 the Company's business and operations.
New York Stock Exchange Symbol...............    "LXP"

---------------
(1) Does not include up to 375,000 shares of Common Stock that may be issued upon exercise of the Underwriters' over-allotment option.

(2) Includes 12,713,633 shares of Common Stock, 3,000,445 shares of Common Stock issuable upon exercise of conversion rights with respect to certain OP Units and 1,325,000 shares of Common Stock issuable upon the exercise of conversion rights with respect to the Convertible Preferred Stock, all outstanding as of November 3, 1997. Does not include 842,300 shares of Common Stock issuable upon exercise of currently outstanding options or 1,923,077 shares issuable upon exchange of the Exchangeable Notes. See "Capitalization" and "Distributions On OP Units."

(3) Includes 2,500,000 shares of Common Stock to be sold in the Offering and does not include 1,284,956 shares of Common Stock expected to be issued in connection with the CRIT Acquisition based upon a Common Stock price of $14.125 per share. See "Recent Activities -- Pending Acquisitions."

                              DISTRIBUTION POLICY

     Distributions are paid to the Company's stockholders on a quarterly basis if, as and when declared by the Board of Directors. The Company's current annualized distribution per share of Common Stock is $1.16, which represents an $0.08 per share increase, on an annualized basis, since the first quarter of 1996. In order to maintain the Company's status as a REIT, the Company must make annual distributions to its stockholders of at least 95% of its "REIT taxable income," plus 95% of any after-tax net income from foreclosure properties, in each case less any excess non-cash income. See "Federal Income Tax Considerations" in the accompanying Prospectus. Although the Company expects to continue its policy of paying quarterly distributions, there can be no assurance that the current level of distributions will be maintained by the Company. See "Price Range of Common Stock and Distribution History" and "Distributions On OP Units."

                                  THE COMPANY

     The Company is a self-managed and self-administered REIT that acquires, owns and manages a geographically diversified portfolio of net leased office, industrial and retail properties. As of the date of this Prospectus Supplement, the Company owns controlling interests in 46 Properties and minority interests in two additional properties. The Properties, all of which are 100% net leased, are located in 24 states, have approximately 6.9 million net rentable square feet and, under the terms of their applicable leases, currently generate approximately $47.4 million in annual net effective rent. As of October 1, 1997, the Company's leases had a weighted average remaining term of approximately nine years (excluding renewal options). The Company's tenants, a majority of which (based on annual net effective rent) have debt ratings of investment grade and many of which are nationally recognized, include Bank One, Arizona, N.A., Circuit City Stores, Inc., FirstPlus Financial Group, Inc., The Hartford Fire Insurance Company, Honeywell, Inc., Lockheed Martin Corporation, Northwest Pipeline Corporation, Ryder Integrated Logistics and Wal-Mart Stores, Inc. The Company currently generates approximately 47%, 31% and 22% of its annual net effective rent from office, industrial and retail properties, respectively. Substantially all of the Company's leases are "net leases," under which the tenant is responsible for all costs of real estate taxes, insurance, ordinary maintenance and structural repairs. Management believes that owning, acquiring and managing net leased properties results in lower operating expenses for the Company than the Company otherwise would incur through investments in properties which were not net leased. See "Properties."

     The Company's senior executive officers average 17 years of experience in the real estate investment and net lease business. Management has diversified the Company's portfolio by geographical location, tenant industry segment, lease term expiration and property type with the intention of providing steady internal growth with low volatility. Management believes that such diversification should help insulate the Company from regional recession, industry specific downturns and price fluctuations by property type. Since August 1, 1995, the Company has also enhanced the value of its portfolio by acquiring $218.0 million of properties, aggregating approximately \3.5 million net rentable square feet and accounting for approximately $26.5 million in annual net effective rent. These properties include 100% interests in 21 Properties, controlling interests in four Properties and minority interests in two additional properties. See "-- Completed Acquisitions." As part of management's ongoing efforts, the Company expects to continue to effect portfolio and individual property acquisitions and dispositions, expand existing Properties, attract investment grade quality tenants, extend lease maturities in advance of expiration and refinance outstanding indebtedness when advisable.

     The principal executive offices of the Company are located at 355 Lexington Avenue, New York, New York 10017, and its telephone number is (212) 692-7260.

                       THE NET LEASE REAL ESTATE BUSINESS

     Under a typical net lease, the tenant is responsible for all costs of real estate taxes, insurance and ordinary maintenance. Investments in net leased properties can offer more predictable returns than investments in properties which are not net leased, as rising costs of operating net leased properties are typically absorbed by tenants. Investors in net leased properties have, historically, included limited partnerships, REITs, pension funds and finance subsidiaries of large corporations.

     Net leased properties are often acquired in sale/leaseback transactions. In a typical sale/leaseback transaction, the purchaser/landlord (such as the Company) acquires a property from an operating company and simultaneously leases the property back to the operating company under a long-term lease. A sale/ leaseback transaction is structured to provide the purchaser/landlord with a consistent stream of income which typically increases periodically pursuant to the lease. Sale/leaseback transactions are advantageous to the seller/tenant as they (i) enable the seller/tenant to realize the value of its owned real estate while continuing occupancy on a long-term basis; (ii) may provide the seller/tenant with off-balance sheet financing; (iii) may provide the seller/tenant with increased earnings by replacing generally higher depreciation and mortgage interest costs with rental costs; and (iv) may reduce the seller's/tenant's debt-to-equity ratio.

                              BUSINESS OBJECTIVES

     The Company's primary objectives are to increase Funds From Operations and cash available for distribution to its stockholders. Since 1995, management has principally focused on:

     - effectively managing existing assets through lease extensions, revenue enhancing property expansions, opportunistic property sales and redeployment of assets, when advisable;

     - acquiring portfolio and individual net lease properties from third parties, completing sale/leaseback transactions, acquiring build-to-suit properties and acquiring properties from affiliated net lease partnerships; and

     - refinancing existing indebtedness at lower average interest rates and increasing the Company's access to capital to finance property acquisitions and expansions.

INTERNAL GROWTH; EFFECTIVELY MANAGING ASSETS

     Tenant Relations and Lease Compliance. The Company maintains close contact with its tenants in order to understand their future real estate needs. The Company monitors the financial, property maintenance and other lease obligations of its tenants through a variety of means, including periodic reviews of financial statements and physical inspections of the Properties. The Company performs annual inspections of those Properties where it has an ongoing obligation with respect to the maintenance of the Property and for all Properties during each of the last three years immediately prior to lease expiration. Biannual physical inspections are undertaken for all other Properties.

     Extending Lease Maturities. The Company seeks to extend its leases in advance of their expiration in order to maintain a balanced lease rollover schedule. Since February 1994, the Company has entered into lease extensions of three years or more on ten of its Properties.

     Revenue Enhancing Property Expansions. The Company undertakes expansions of its Properties based on tenant requirements. The Company believes that selective property expansions can provide it with attractive rates of return and actively seeks such opportunities.

     Property Sales and Redeployment of Assets. The Company may determine to sell a Property, either to the Property's existing tenant or to a third party, if it deems such disposition to be in the Company's best interest. As of September 30, 1997, the Company has sold two Properties. The restrictions applicable to REITs may limit the Company's ability to dispose of a property. See "Federal Income Tax Considerations -- Treatment of the Company as a
REIT -- Income Tests" in the accompanying Prospectus.

ACQUISITION STRATEGIES

     The Company seeks to enhance its net lease property portfolio through acquisitions of general purpose, efficient, well located buildings in growing markets. Management has diversified the Company's portfolio by geographical location, tenant industry segment, lease term expiration and property type with the intention of providing steady internal growth with low volatility. Management believes that such diversification should help insulate the Company from regional recession, industry specific downturns and price fluctuations by property type. Prior to effecting any acquisitions, management analyzes the (i) property's design, construction quality, efficiency, functionality and location with respect to the immediate submarket, city and region; (ii) lease integrity with respect to term, rental rate increases, corporate guarantees and property maintenance provisions; (iii) present and anticipated conditions in the local real estate market; and (iv) prospects for selling or re-leasing the property on favorable terms in the event of a vacancy. Management also evaluates each potential tenant's financial strength, growth prospects, competitive position within its respective industry and a property's strategic location and function within a tenant's operations or distribution systems. Management believes that its comprehensive underwriting process is critical to the assessment of long-term profitability of any investment by the Company.

     Operating Partnership Structure. The operating partnership structure enables the Company to acquire property by issuing to a seller, as a form of consideration, OP Units. Management believes that this structure facilitates the Company's ability to raise capital and to acquire portfolio and individual properties by enabling the Company to structure transactions which may defer tax gains for a contributor of property while preserving the Company's available cash for other purposes, including the payment of distributions. The Company has used OP Units as a form of consideration in connection with the acquisition of 15 of the 27 Properties or the interests therein acquired by the Company since August 1, 1995.

     Acquisitions of Portfolio and Individual Net Lease Properties. The Company seeks to acquire portfolio and individual properties that are leased to creditworthy tenants under long-term net leases. Management believes there is significantly less competition for the acquisition of property portfolios containing a number of net leased properties located in more than one geographic region. Management also believes that the Company's geographical diversification, acquisition experience and access to capital will allow it to compete effectively for the acquisition of such net leased properties.

     Sale/Leaseback Transactions. The Company seeks to acquire portfolio and individual net lease properties in sale/leaseback transactions. The Company selectively pursues sale/leaseback transactions with creditworthy sellers/tenants with respect to properties that are integral to the sellers'/tenants' ongoing operations. See "-- The Net Lease Real Estate Business."

     Build-to-suit Properties. The Company may also acquire, after construction has been completed, "build-to-suit" properties that are entirely pre-leased to their intended corporate users before construction. As a result, the Company does not assume the risk associated with the construction phase of a project. See "Recent Activities."

     Acquisitions from Affiliated Net Lease Partnerships. Management believes that net lease partnerships affiliated with the Company provide it with an opportunity to acquire properties with which management is already familiar. The Company has acquired ten Properties and minority interests in two additional properties from its affiliated limited partnerships since August 1995.

REFINANCING EXISTING INDEBTEDNESS AND INCREASING ACCESS TO CAPITAL

     As a result of the Company's financing activities, the weighted average interest rate on the Company's outstanding indebtedness has been reduced from approximately 10.0% as of December 31, 1994 to approximately 8.4% as of June 30, 1997. In addition, management is constantly pursuing opportunities to increase the Company's access to public and private capital in order to achieve maximum operating flexibility.

                             COMPLETED ACQUISITIONS

     The following chart sets forth certain information regarding the Properties acquired since January 1, 1997.

                                                                                                             NET
                                                                                                          EFFECTIVE
                                                              NET                                          RENT AT
                                                           RENTABLE     ACQUISITION   ACQUISITION COST   OCTOBER 1,      LEASE
              TENANT                      LOCATION        SQUARE FEET      DATE       (IN MILLIONS)(1)     1997(2)     EXPIRATION
----------------------------------  --------------------  -----------   -----------   ----------------   -----------   ----------
Ryder Integrated Logistics          Waterloo, IA             276,480       10/97           $  9.3        $   890,671     07/31/12
FirstPlus Financial Group, Inc.     Dallas, TX               247,968       09/97             32.6          3,223,584     08/31/12
Lockheed Martin Corporation         Marlborough, MA          126,000       07/97             15.5          1,671,292     12/17/06
Bull HN Information Systems, Inc.   Phoenix, AZ              137,058       07/97             10.9            972,118     10/10/05
Cymer, Inc.                         Rancho Bernardo, CA       65,755       05/97              7.7            755,294     01/01/10
Exel Logistics, Inc.                New Kingstown, PA        330,000       03/97             12.2          1,139,496     11/30/06
Exel Logistics, Inc.                Mechanicsburg, PA        252,000       03/97              9.0            845,242     11/30/06
Exel Logistics, Inc.                New Kingstown, PA        179,200       03/97              5.9            552,203     11/30/06
Johnson Controls, Inc.              Cottondale, AL            58,800       02/97              2.9            288,608     02/18/07
                                                           ---------                      -------         ----------
                                    Total:                 1,673,261                       $106.0        $10,338,508
                                                           =========                      =======         ==========

---------------
(1) Represents total capitalized cost for such acquisitions, including transaction expenses and assumed debt.

(2) "Net Effective Rent" means the annual rent in effect as of October 1, 1997, which is calculated by multiplying monthly rent in effect as of October 1, 1997 by 12. The amounts do not include percentage rents (i.e., additional rent calculated as a percentage of the tenant's gross sales above a specified level), if any, that may be payable under leases covering certain of the Properties or CPI adjustments. The Net Effective Rent amount shown for the Ryder Property is as of November 1, 1997.

                               RECENT ACTIVITIES

PENDING ACQUISITIONS

     Fleet Mortgage Group, Inc.; Florence, South Carolina. The Company has entered into a definitive agreement to acquire a 179,300 square foot office building to be built in Florence, South Carolina for approximately $15.0 million. This build-to-suit property will be 100% leased to Fleet Mortgage Group, Inc., a wholly owned subsidiary of Fleet Financial Group, Inc. The annual net effective rent for the first five years of the lease will be $1,520,464, or 10.1% of the purchase price, which will escalate at the end of the fifth year of the lease to an annual net effective rent of $1,779,553. Construction of the property is scheduled for completion in July 1998 with the acquisition of the property by the Company to be consummated shortly thereafter, subject to certain contingencies including acceptance of the property by Fleet Mortgage Group, Inc. The purchase price and the net effective rent are subject to adjustment based upon the completed project cost. There can be no assurance that the Fleet Acquisition will be consummated, or if consummated, as to the timing thereof.

     Corporate Realty Income Trust I. The Company has entered into a definitive agreement with CRIT pursuant to which CRIT will merge with and into the Company. As a result of the CRIT Acquisition, the Company will acquire three properties, totaling approximately 560,000 net rentable square feet, which are net leased to Circuit City Stores, Inc., Allegiance Healthcare Corporation (guaranteed by Baxter International, Inc.) and Dana Corporation and are located in Richmond, Virginia; Bessemer, Alabama; and Gordonsville, Tennessee, respectively. The weighted average lease term for the properties acquired in connection with the CRIT Acquisition will be approximately eleven years as of the closing date of the CRIT Acquisition, anticipated to occur in December 1997. In connection with the CRIT Acquisition, the Company will assume approximately $15.3 million of mortgage indebtedness (with an average weighted interest rate thereon of 8.97%) and will make a payment of approximately $18.2 million, of which at least $17.2 million will be comprised of Common Stock, with the balance payable in cash or shares of Common Stock, at the option of CRIT. Based upon the trading range of the Common Stock over the past twenty days, the Company would expect to issue
1.27 shares of Common Stock for each outstanding share of CRIT exchanged in the CRIT Acquisition. The total combined current annual net effective rent on the properties is approximately $3.3 million. The average annual net effective rent payable during the remaining lease terms is approximately $3.6 million. The closing of the CRIT Acquisition is subject to the approval of CRIT's stockholders and to the satisfaction of certain other customary closing conditions, and there can be no assurance that the CRIT Acquisition will be consummated. CRIT expects to mail a Proxy Statement/Prospectus to its stockholders with respect to the proposed merger on or about November 20, 1997. For purposes of calculating the ratio at which the CRIT shares will be converted into Common Stock in the merger, the value of the Common Stock will be based on the average of the closing sale prices of Common Stock on the NYSE during the 20 consecutive trading days ending on the fifth business day immediately preceding the meeting at which CRIT stockholders will vote on the merger, provided, however, that (i) in the event the Common Stock price is greater than $14.125, then, for purposes of determining the consideration, the Common Stock price will be deemed to be $14.125, and (ii) in the event the Common Stock price is less than $12.125, then, for purposes of determining the consideration, the Common Stock price shall be deemed to be $12.125.

COMPLETED ACQUISITIONS SINCE THE JUNE OFFERING

     Ryder Integrated Logistics; Waterloo, Iowa. In October 1997, the Company acquired a newly constructed 276,480 square foot, build-to-suit, warehouse/distribution facility in Waterloo, Iowa for approximately $9.3 million. The Ryder Property is 100% net leased to Ryder Integrated Logistics, a wholly owned subsidiary of Ryder Systems, Inc. under a net lease which expires in 2012. The acquisition was financed by a draw-down from the Credit Facility. The current annual net effective rent is $890,671, or 9.6% of the purchase price, which will escalate at the end of the fifth year of the lease to an annual net effective rent of $997,552 and at the end of the tenth year to an annual net effective rent of $1,117,258. Rent payments for the Ryder Property are guaranteed by the tenant's parent, Ryder Systems, Inc. The average annual net effective rent payable on the Ryder Property during the lease term is $1,003,713.

     FirstPlus Financial Group, Inc.; Dallas, Texas. In September 1997, the Company acquired the FirstPlus Property, a 248,000 square foot office building in the Stemmons Freeway submarket of Dallas, Texas for $32.6 million. The FirstPlus Property is leased to FirstPlus Financial Group, Inc. under a net lease which expires in 2012. The acquisition was financed with proceeds from the sale of the Stratus Property and by a draw-down from the Credit Facility. The current annual net effective rent on the FirstPlus Property is $3,223,584. The tenant has posted a letter of credit in the amount of one year's rent as security for the lease which will remain outstanding for up to five years. The average annual net effective rent payable on the FirstPlus Property during the lease term is $3,356,688.

     Lockheed Martin Corporation.; Marlborough, Massachusetts. In July 1997, the Company acquired the Lockheed Property, a 126,000 square foot office/research and development facility in Marlborough, Massachusetts for $15.5 million. The Lockheed Property is leased to Lockheed Martin Corporation under a net lease which expires in 2006. The original lease with Honeywell, Inc. was assigned to Lockheed Martin Corporation. However, Honeywell, Inc. remains fully obligated under the terms of the lease. The acquisition was financed with $5.5 million drawn from the Credit Facility and $10.0 million in cash. The current annual net effective rent on the Lockheed Property is $1,671,292, which will increase on December 1, 2001 by 75% of the increase in the CPI for the preceding five years.

     Bull HN Information Systems; Phoenix, Arizona. In July 1997, the Company acquired the Bull Property, a 137,058 square foot office building in Phoenix, Arizona, for approximately $10.9 million. The Bull Property is leased to Bull HN Information Systems, Inc. under a net lease which expires in October 2005. The acquisition was financed with approximately $600,000 in a promissory note issued to the seller, the assumption of approximately $5.9 million of mortgage indebtedness (which bears interest at 8.12%), a credit received by the Company for the transfer of an existing security deposit of approximately $1.0 million and cash of approximately $3.4 million. The current annual net effective rent on the Bull Property is $972,118. The average annual net effective rent on the Bull Property payable during the lease term is $1,028,260.

RECENT DISPOSITION

     Stratus Computer, Inc.; Marlborough, Massachusetts. In September 1997, the Company sold the Stratus Property for $21.4 million. The Company realized net cash proceeds of approximately $9.3 million from the sale after repaying a first mortgage loan with a balance of $10.0 million and a related prepayment premium of $1.9 million. As a result of the sale, the Company recognized a gain of approximately $3.5 million.

FINANCING ACTIVITIES

     Public Offering of Lexington Common Stock. In June 1997, the Company completed the June Offering of 3,220,000 shares of its Common Stock (including 420,000 shares sold in July 1997 upon exercise of the underwriters' over-allotment option), at a price of $13.75 per share. Net proceeds to the Company were approximately $41.0 million which were used to fund certain acquisitions and to repay debt.

     Salt Lake City Refinancing. In May 1997, the Company completed the refinancing of a $22.1 million mortgage in the Salt Lake City Refinancing. The Company borrowed approximately $24.3 million to effect the Salt Lake City Refinancing, with excess proceeds used to pay debt restructuring and transaction costs and for general corporate purposes. The Salt Lake City Refinancing reduced the stated interest rate on the Refinanced Amount from 12.90% to 7.61% per annum, and, commencing January 1, 1998, will reduce the Company's annual debt service payments by approximately $1.4 million. See "Indebtedness of the Company."

     Partnership Merger. In March 1997, in connection with the acquisition of the Exel Pennsylvania Properties, the Exel Partnership merged into LCIF. As a result of the merger, LCIF issued 480,028 Exel Partnership OP Units, exchangeable beginning in April 1999 for shares of Common Stock, to the former partners of the Exel Partnership. The Exel Partnership OP Units are entitled to distributions at the same rate as shares of Common Stock. At the time of the merger, the Exel Partnership's sole assets consisted of approximately $6.0 million in cash and the right to acquire the Exel Pennsylvania Properties in a tax-free exchange under Section 1031 of the Code.

     Sale of Exchangeable Notes. In March 1997, in connection with the acquisition of the Exel Pennsylvania Properties, LCIF issued and sold $25.0 million aggregate principal amount of its Exchangeable Notes to an institutional investor in a private placement. The Exchangeable Notes bear interest at a rate of 8.00% per annum and mature in March 2004. The Exchangeable Notes are secured by first mortgage liens on the Exel Pennsylvania Properties, are fully guaranteed by the Company and can be exchanged by the holders thereof for shares of Common Stock at $13.00 per share beginning in the year 2000, subject to adjustment. The Exchangeable Notes require interest only payments semi-annually in arrears and may be redeemed at the Company's option after three years at a price of 103.20% of the principal amount thereof, declining to par after five years. In connection with the sale of the Exchangeable Notes, the Company entered into certain related agreements providing for, among other things, certain demand and piggyback registration rights to the initial purchaser of the Exchangeable Notes. The Exchangeable Notes are subordinated in right of payment to the Company's obligations under the Credit Facility.

     Credit Facility. In February 1997, the Company's Credit Facility was amended to extend the maturity to June 1999 and to increase the maximum borrowing availability to $60.0 million. The Credit Facility is currently secured by first mortgage liens on seven Properties, bears interest at 1.50% over LIBOR and has an interest period of one month, three months or six months, at the option of the Company. The Company has selected a one month interest period. As of September 30, 1997, the aggregate principal amount outstanding under the Credit Facility was approximately $28.5 million, with interest thereon at approximately 7.18%. The Credit Facility contains various leverage, debt service coverage, net worth maintenance and other customary covenants. See "Indebtedness of the Company."

     Sale of Convertible Preferred Stock. In December 1996, the Company entered into an agreement with Five Arrows providing for the sale of up to 2,000,000 shares of Convertible Preferred Stock. Under the terms of the agreement, the Company may sell the Convertible Preferred Stock to Five Arrows at up to three closings, at the Company's option, during 1997 for an aggregate price of approximately $25.0 million. The Convertible Preferred Stock, which is convertible into Common Stock on a one-for-one basis at $12.50 per share, subject to adjustment, is entitled to quarterly distributions equal to the greater of $.295 or the product of 1.05 and the per share quarterly distribution on Common Stock. The Convertible Preferred Stock may be redeemed by the Company after five years at a 6% premium over the liquidation preference of $12.50 per share (plus accrued and unpaid dividends), with such premium declining to zero on or after December 31, 2011. Each share of Convertible Preferred Stock is entitled to one vote per share and holders will be entitled to vote on all matters submitted to a vote of holders of outstanding Common Stock. In connection with such sale, the Company has entered into certain related agreements with Five Arrows, providing, among other things, for certain demand and piggyback registration rights with respect to such shares and the right to designate a member or members of the Board of Directors under certain circumstances. John D. McGurk is currently serving as Five Arrows' designee to the Board of Directors of the Company.

     As of the date of this Prospectus Supplement, two closings under the agreement have taken place. On January 21, 1997, the Company sold 700,000 shares of Convertible Preferred Stock to Five Arrows and used the proceeds of approximately $8.8 million primarily to repay in full approximately $8.5 million of outstanding mortgage indebtedness (including related prepayment premiums) which bore interest at 12.625% per annum and would have required interest and principal payments of approximately $1.5 million in 1997. On April 28, 1997, the Company sold an additional 625,000 shares of Convertible Preferred Stock to Five Arrows and used the proceeds of approximately $7.8 million to acquire a Property in Rancho Bernardo, California. Pursuant to the agreement with Five Arrows, the Company may sell an additional 675,000 shares of Convertible Preferred Stock to Five Arrows for a sale price of $8.5 million before December 31, 1997.

POTENTIAL ACQUISITIONS FROM AFFILIATES

     LCP, an affiliate of E. Robert Roskind, Chairman of the Board of Directors and Co-Chief Executive Officer of the Company, has granted the Company the Option exercisable at any time, to acquire General Partnership Interests in the Net Partnerships, which own net leased office, industrial and retail properties. The Net Partnerships own a total of 61 single-tenant properties located in 16 states which contain approximately 1.4 million net of rentable square feet. The tenants of such properties include Alco Standard Corporation, Ameritech Services, Honeywell, Inc. and Wal-Mart Stores, Inc. Under the terms of the Option, the Company, subject to review of any such transaction by the independent members of its Board of Directors, may acquire the General Partnership Interests at their fair market value based upon a formula relating to partnership cash flows, with the Company retaining the option of paying such fair market value in securities of the Company, OP Units, cash or a combination thereof. The Company has not yet determined whether to exercise the Option.

ROSS STORES LITIGATION

     Ross Stores, the tenant of the Company's Ross Stores Newark Property, has exercised an option in the lease to purchase the Ross Stores Newark Property for its fair market value, which was determined by arbitration based on estimates of fair market value submitted by Ross Stores and the Company. Under the terms of the arbitration, the arbitrator was required to select the submission of either the Company or Ross Stores whichever more closely approximated the arbitrator's own opinion of fair market value, and was not permitted any discretion to select another valuation. The opinion of value selected by the arbitrator is deemed the purchase price. The estimate of the fair market value of the Ross Stores Newark Property submitted by Ross Stores more closely approximated the arbitrator's opinion of value and, accordingly, was selected by the arbitrator and confirmed by the Superior Court. The arbitrator's opinion of value was based on numerous factors, including current and future market rental rates, the length of the Ross Stores Newark Property lease, the creditworthiness of Ross Stores and rates of return required by investors who acquire similar properties. The arbitration decision would have allowed Ross Stores to purchase the Ross Stores Newark Property for $24.8 million on or about September 1, 1997. The Company has appealed the Superior Court decision which has resulted in a stay of Ross Stores' exercise of its purchase right. The outcome of such appeal cannot be determined at this time. If the Company is successful on its appeal, the parties will return to the arbitration process and await a new opinion of value. On August 26, 1997, the Superior Court ruled in favor of a motion made by Ross Stores to require the Company to post a bond equivalent to one year's rent, in the amount of approximately $3.4 million, securing the Company's potential reimbursement of Ross Stores for rental payments made following September 1, 1997 in the event that the sale was deemed to be consummated as of such date. The Company has posted the bond at a cost of approximately $17,000. The net book value of the Ross Stores Newark Property at September 30, 1997 was $25.0 million, which includes approximately $1.5 million of deferred rent and deferred expenses related to the Company's refinancing of certain properties, which were allocated to the Ross Stores Newark Property. If the Company does not prevail on its appeal of the Superior Court decision, the potential loss on the sale of the Ross Stores Newark Property as of September 1, 1997 would have been approximately $400,000, after the write-off of $515,000 of deferred financing expenses. As of December 31, 1996, the annual net effective rent for the Ross Stores Newark

Property was approximately $3.3 million, which increased to approximately $3.4 million commencing September 1, 1997. Revenue derived from the Ross Stores Newark Property accounted for approximately 10.0% and 7.8% of the Company's consolidated rental revenue for 1996 and for the nine months ended September 30, 1997, respectively. Unless offset by other revenue sources, the loss of such annual rental revenue from the Ross Stores Newark Property will adversely affect the Company's results of operations. See "Risk Factors -- Dependence on Major Tenants" and "Risk Factors -- Adverse Effects of Ross Stores Litigation" in the accompanying Prospectus.

                        REIT QUALIFICATION REQUIREMENTS

     The Company elected to be taxed as a REIT under Sections 856 through 860 of the Code, effective for its taxable year ended December 31, 1993 and such election has not been revoked or terminated. In the opinion of Paul, Hastings, Janofsky & Walker LLP, based on certain assumptions and representations, the Company has qualified as a REIT for each of its taxable years ending prior to the date hereof and the Company's current and proposed method of operation should enable it to continue to meet the requirements for qualification and taxation as a REIT. In addition, in the opinion of Paul, Hastings, Janofsky & Walker LLP, each partnership in which the Company owns a direct or indirect interest is taxed as a partnership for federal income tax purposes and not as an association taxable as a corporation. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters including, but not limited to, those set forth in the discussion of "Federal Income Tax Considerations" contained in the accompanying Prospectus, and those concerning the Company's business and properties as set forth in this Prospectus Supplement and the accompanying Prospectus.

    REORGANIZATION OF THE COMPANY AS A MARYLAND REAL ESTATE INVESTMENT TRUST

     The Company is currently incorporated under the laws of the State of Maryland, but intends to reorganize as a Maryland REIT in the fourth quarter of 1997. The reorganization is expected to result in franchise tax savings for the Company in certain jurisdictions in which the Company owns properties. The reorganization will be effected by merging the Company with and into a newly formed Maryland REIT. In the merger, each outstanding share of Common Stock and Convertible Preferred Stock of the Company will be converted into one common share of beneficial interest or preferred share of beneficial interest, as the case may be, of the Maryland REIT. Each common or preferred share of beneficial interest in the Maryland REIT will entitle the holder thereof to the same voting rights to which such stockholder was entitled prior to the merger, and it will not be necessary for stockholders of the Company to surrender or exchange their existing stock certificates for new certificates of the Maryland REIT. The Board of Directors does not believe that the reorganization will result in any material change in the Company's business or operations, or otherwise have any material affect on the Company's financial statements. Upon effectiveness of the merger, the Company will be known as Lexington Corporate Properties Trust.

     The Company believes that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Accordingly, holders of shares of Common Stock and Convertible Preferred Stock will not recognize any gain or loss for federal income tax purposes as a result of the conversion of their shares into shares of the Maryland REIT. For federal income tax purposes, a holder's aggregate basis in the shares of the Maryland REIT received in the merger will equal such holder's adjusted basis in the shares converted therefor and such holder's holding period for the new shares received in the merger will include such holder's holding period in the shares converted therefor. In addition, the Company will not recognize any gain or loss for federal income tax purposes upon the transfer of its property to the Maryland REIT pursuant to the merger. Holders of shares of Common Stock should consult their own tax advisers as to the application and effect of state, local and foreign income and other tax laws to the conversion of their shares of Common Stock or Convertible Preferred Stock into shares of the Maryland REIT in the merger.

                            ORGANIZATIONAL STRUCTURE

     The chart set forth below provides information with regard to certain property-holding affiliates of the Company as of the date of this Prospectus Supplement.

                              ORGANIZATIONAL CHART
---------------
(A) An approximately 32% limited partnership interest is held by certain other limited partners.

(B) An approximately 2% limited partnership interest is held by certain other limited partners.

(C) Each of the Barnes Partnership properties is owned by a limited partnership of which LCIF is the controlling general partner.

(D) LCIF holds a minority interest in the limited partnerships which own these properties.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering are estimated to be approximately $33.3 million (approximately $38.4 million if the Underwriters' over-allotment option is exercised in full), after payment of Underwriting discounts and expenses of the Offering. The Company will use the net proceeds from the Offering for the repayment of outstanding indebtedness under the Credit Facility and for general corporate purposes, which may include the acquisition, improvement or expansion of certain properties and other matters incidental to the Company's business and operations. As of September 30, 1997, the aggregate principal amount outstanding under the Credit Facility was approximately $28.5 million bearing interest at 1.50% over LIBOR or approximately 7.18%. See "Indebtedness of the Company."

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of the Company as of June 30, 1997 and the pro forma capitalization of the Company as of June 30, 1997, which gives effect to the Pro Forma Adjustments. See "-- Summary Historical and Unaudited Pro Forma Consolidated Financial Data." This table should be read in conjunction with the financial information presented elsewhere in this Prospectus Supplement and the Consolidated Financial Statements of the Company and Notes thereto incorporated by reference in the accompanying Prospectus.

                                                                                UNAUDITED
                                                                         -----------------------
                                                                            AT JUNE 30, 1997
                                                                         -----------------------
                                                                                          PRO
                                                                         HISTORICAL      FORMA
                                                                         ----------     --------
                                                                             (IN THOUSANDS)
Liabilities:
  Credit Facility(1)...................................................   $      --     $     --
  REMIC Financing(2)(3)................................................      68,587       49,039
  Exchangeable Notes(3)................................................      25,559       25,559
  Other Mortgage Notes(3)(4)...........................................      82,422       94,222
  Other liabilities....................................................       8,064        9,071
                                                                           --------     --------
          Total liabilities............................................     184,632      177,891
  Minority interest....................................................      27,928       27,928
Stockholders' equity:
  Preferred Stock, $.0001 par value, 10,000,000 shares authorized,
     1,325,000 shares of Class A Senior Cumulative Convertible
     Preferred liquidation preference $12.50 per share, issued and outstanding at June 30, 1997; 1,325,000 pro forma shares issued
     and outstanding...................................................           0            0
  Excess stock, $.0001 par value, 40,000,000 shares authorized, no
     shares issued or outstanding......................................           0            0
  Common Stock, $.0001 par value, 40,000,000 shares authorized,
     12,254,037 shares issued and outstanding at June 30, 1997, and
     16,458,993 pro forma shares issued and outstanding(5).............           1            2
  Paid-in capital......................................................     188,950      245,452
  Accumulated distributions in excess of net income....................     (48,122)     (48,180)
                                                                           --------     --------
          Total stockholders' equity...................................     140,829      197,274
                                                                           --------     --------
          Total capitalization.........................................   $ 353,389     $403,093
                                                                           ========     ========

---------------
(1) As of September 30, 1997, the aggregate principal amount outstanding under the Credit Facility was approximately $28.5 million.

(2) The pro forma balance reflects a net decrease in the REMIC Financing due to the repayment of such indebtedness of approximately $19.6 million with a portion of the proceeds from the Ross Stores Newark Litigation.

(3) Includes accrued interest.

(4) The pro forma balance reflects a net $11.8 million increase in mortgage notes due to the effect of (i) mortgage repayments of $10.1 million from the proceeds of the sale of the Stratus Property, (ii) new mortgage indebtedness of $6.5 million in connection with the purchase of the Bull Property, and
    (iii) the assumption of $15.4 million of mortgage indebtedness in connection with the CRIT Acquisition.

(5) Assumes exchange of shares in connection with the CRIT Acquisition at $14.125 per share. If the exchange took place at the minimum price ($12.125), the total pro forma issued and outstanding would be 16,670,944.

    SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The Selected Historical and Unaudited Pro Forma Consolidated Financial Data set forth below should be read in conjunction with the Consolidated Financial Statements and Notes thereto incorporated by reference in the accompanying Prospectus. The unaudited pro forma financial data gives effect to the Pro Forma Adjustments as if such Pro Forma Adjustments had occurred on January 1, 1996 and were carried forward through June 30, 1997 for the operating data and on June 30, 1997 for the balance sheet data. See "-- Summary Historical and Unaudited Pro Forma Consolidated Financial Data." The unaudited pro forma financial information does not purport to be indicative of what the results of operations or financial position of the Company would have been had the transactions been completed on the dates assumed, nor is such unaudited pro forma financial data necessarily indicative of the results of operations of the Company that may exist in the future. The unaudited financial data for the six months ended June 30, 1997 includes all adjustments, consisting of normal recurring accruals, which management considers necessary for the fair presentation of the financial position and the results of operations of the Company for such period. The results for the six-month period may not be indicative of the results to be expected for the full year.

                                     SIX MONTHS ENDED
                                         JUNE 30,
                                       (UNAUDITED)
                              ------------------------------
                                                                   PRO
                                PRO                               FORMA
                               FORMA                           (UNAUDITED)                 YEAR ENDED DECEMBER 31,
                              --------                         -----------   ----------------------------------------------------
                                1997       1997       1996        1996         1996       1995       1994       1993       1992
                              --------   --------   --------   -----------   --------   --------   --------   --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Rental....................  $ 23,819   $ 20,178   $ 14,254    $  47,968    $ 31,244   $ 24,523   $ 25,894   $ 25,702   $ 25,620
  Interest and other
    income..................       299        284        228          470         431        479        144        169        177
                              --------   --------   --------      -------    --------   --------   --------   --------   --------
        Total Revenues......    24,118     20,462     14,482       48,438      31,675     25,002     26,038     25,871     25,797
Expenses:
  Interest expense..........     7,678      8,583      5,601       15,097      12,818     10,295     10,982     11,066     11,220
  Depreciation..............     5,937      5,075      3,393       11,733       7,627      5,817      5,909      5,909      5,892
  Amortization of deferred
    expenses................       377        415        297          650         619        464        346        268        262
  Property operating
    expenses................       403        403        301          686         686        620        808        558        964
  General and administrative
    expenses................     1,844      1,844      1,387        3,125       3,125      2,694      2,416      1,020      2,172
  Other expenses............       167        167         --           --          --         --         --         --         --
  Expenses of the mergers...        --         --         --           --          --         --         --      2,441         --
  Transactional expenses....        --         --         --          644         644         --         --         --         --
                              --------   --------   --------      -------    --------   --------   --------   --------   --------
        Total Expenses......    16,406     16,487     10,979       31,935      25,519     19,890     20,461     21,262     20,510
Income before minority
  interests, gain on sale of
  properties, lease
  termination, proceeds and
  extraordinary item........     7,712      3,975      3,503       16,503       6,156      5,112      5,577      4,609      5,287
Minority interests..........       869        305        201        1,824         690         93         98         81         93
                              --------   --------   --------      -------    --------   --------   --------   --------   --------
Income before gain on sale
  of properties, lease
  termination proceeds and
  extraordinary item........  $  6,843      3,670      3,302    $  14,679       5,466      5,019      5,479      4,528      5,194
Gain on sale of
  properties................        --         --         --           --          --      1,514         --         --         --
Proceeds from lease
  termination...............        --         --         --           --          --      1,600         --         --         --
                              --------   --------   --------      -------    --------   --------   --------   --------   --------
Income before extraordinary
  items.....................        --      3,670      3,302           --       5,466      8,133      5,479      4,528      5,194
Extraordinary item -- loss
  on extinguishment of
  debt......................        --      1,856         --           --          --      4,849         --         --         --
                              --------   --------   --------      -------    --------   --------   --------   --------   --------
Net income..................  $     --   $  1,814   $  3,302    $      --    $  5,466   $  3,284   $  5,479   $  4,528   $  5,194
                              ========   ========   ========      =======    ========   ========   ========   ========   ========
Per Share of Common
  Stock:(1)
  Income before
    extraordinary item
    Primary.................  $     --   $   0.31   $   0.35    $      --    $   0.58   $   0.88   $   0.59   $   0.48   $   0.56
    Fully diluted...........        --       0.27       0.34           --        0.58       0.88       0.59       0.48       0.56
  Pro forma income from
    continuing operations
    Primary.................  $   0.37   $     --   $     --    $    0.89    $     --   $     --   $     --   $     --   $     --
    Fully diluted...........      0.36         --         --         0.87          --         --         --         --         --
Extraordinary item -- loss
  on extinguishment of debt
    Primary.................  $     --   $  (0.18)  $     --    $      --    $     --   $  (0.53)  $     --   $     --   $     --
    Fully diluted...........        --      (0.15)        --           --          --      (0.53)        --         --         --
  Net income
    Primary.................  $     --   $   0.13   $   0.35    $      --    $   0.58   $   0.35   $   0.59   $   0.48   $   0.56
    Fully diluted...........        --       0.12       0.35           --    $   0.58   $   0.35   $   0.59   $   0.48   $   0.56
  Cash distributions paid...        --   $   0.58   $   0.54    $      --    $   1.10   $   1.08   $   1.08   $   0.24         --

                                     SIX MONTHS ENDED
                                         JUNE 30,
                                       (UNAUDITED)
                              ------------------------------
                                                                   PRO
                                PRO                               FORMA
                               FORMA                           (UNAUDITED)                 YEAR ENDED DECEMBER 31,
                              --------                         -----------   ----------------------------------------------------
                                1997       1997       1996        1996         1996       1995       1994       1993       1992
                              --------   --------   --------   -----------   --------   --------   --------   --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Weighted average Common
  Stock shares outstanding
  Primary...................    16,953     10,056      9,371       16,830       9,393      9,263      9,306      9,303      9,303
  Fully diluted.............    19,608     12,507      9,371       19,455       9,393      9,263      9,306      9,303      9,303
BALANCE SHEET DATA (AT END
  OF PERIOD):
Real estate, before
  accumulated
  depreciation..............  $426,812   $377,793   $302,641    $      --    $339,411   $244,223   $243,280   $243,280   $243,280
Total assets................   403,093    353,389    277,518           --     309,126    221,216    216,020    222,467    230,387
Mortgage loans payable
  (including accrued
  interest).................   168,820    176,568    158,909           --     186,188    121,690    110,065    112,501    115,222
Total liabilities...........   205,819    212,560    163,627           --     216,467    124,698    114,800    116,815    119,794
Stockholders' equity........   197,274    140,829    113,891           --      92,659     96,518    101,220    105,652    110,593
OTHER DATA:
Cash flows from operating
  activities................  $     --   $  9,504   $  6,915    $      --    $ 14,972   $  7,216   $ 12,423   $ 11,151   $ 12,002
Cash flows from investing
  activities................        --    (32,383)    (2,232)          --     (16,951)     7,887         --         --     (2,870)
Cash flows from financing
  activities................        --     32,277     (4,840)          --       1,859    (15,611)   (12,304)   (12,780)    (8,254)
Total net rentable sq. ft.
  (at end of period)........     6,742      6,121      4,563        6,742       5,235      4,212      3,767      3,767      3,767
Calculation of Funds From
  Operations(2):
Net Income..................     6,843      1,814      3,302       14,679       5,466      3,284      5,479      4,528      5,194
Add back:
  Real Estate depreciation
    and amortization........     5,937      5,075      3,393       11,733       7,627      5,817      5,909      5,909      5,892
  Minority interest's share
    of net income...........       869        305        201        1,824         690         93         98         81         93
  Loss from debt
    restructuring...........        --      1,856         --           --          --      4,849         --         --         --
  Property arbitration
    litigation expense......       167        167         --           --          --         --         --         --         --
Less:
  Gain on sale of
    properties..............        --         --         --           --          --     (1,514)        --         --         --
  Write-off of deferred rent
    receivable related to
    property sale...........        --         --         --           --          --        678         --         --         --
  Proceeds from lease
    termination.............        --         --         --           --          --     (1,600)        --         --         --
                              --------   --------   --------      -------    --------   --------   --------   --------   --------
Funds From Operations before
  items below...............  $ 13,816   $  9,217   $  6,896    $  28,236    $ 13,783   $ 11,607   $ 11,486   $ 10,518   $ 11,179
                              ========   ========   ========      =======    ========   ========   ========   ========   ========
Adjustments of other
  non-recurring items(3)
  Non-recurring stock
    compensation............        --         --        294          588         588        442         --         --         --
  Transactional expense.....        --         --         --           --          --         --         --      2,441      1,494
                              --------   --------   --------      -------    --------   --------   --------   --------   --------
Funds From Operations(2)....  $ 13,816   $  9,217   $  7,190    $  28,824    $ 14,371   $ 12,049   $ 11,486   $ 12,959   $ 12,673
                              ========   ========   ========      =======    ========   ========   ========   ========   ========

---------------

(1) Primary net income per share is computed by dividing net income (reduced by preferred dividends) by the weighted average number of common and diluted common equivalent shares outstanding during the periods. Fully diluted net income per share amounts are similarly computed but include the effect, when dilutive, of the Company's other potentially dilutive securities. Fully diluted net income is decreased by preferred dividends and increased by minority interests resulting from the assumed conversion of the OP Units. The Company's Convertible Preferred Stock and Exchangeable Notes are excluded from the 1997 and 1996 historical and pro forma computations due to their anti-dilutive effect during those periods. The additional number of shares of Common Stock from an assumed conversion of the Convertible Preferred Stock would have been 1,325,000 for each of the 1996 and 1997 pro forma periods, none for the 1996 historical period and 948,447 for the 1997 historical period.

(2) The Company believes that Funds From Operations enhances an investor's understanding of the Company's financial condition, results of operations and cash flows. The Company believes that Funds From Operations is an appropriate measure of the performance of an equity REIT, and can be one measure of a REIT's ability to make cash distributions. Funds From Operations is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as "net income (or loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures." The Company's method of calculating Funds From Operations excludes other non-recurring revenue and expense items and may be different from methods used by other REITs and, accordingly, is not comparable to such other REITs. Funds From Operations should not be considered an alternative to net income as an indicator of the Company's operating performance or to cash flows from operating activities as determined in accordance with GAAP, or as a measure of liquidity or other consolidated income or cash flow statement data as determined in accordance with GAAP.

(3) For purposes of the calculation of Funds From Operations, the Company has added back to net income amounts for transactional expenses and non-recurring stock compensation, which management believes to be appropriate adjustments based on the non-recurring and unusual nature of such amounts. As discussed above in footnote (2), the Company's method of calculating Funds From Operations may be different from methods used by other REITs. Non-recurring stock compensation represents the expense of a simultaneous exercise and re-granting of options to the Company's management during the period between July 1995 and January 1996, which was intended to increase management's ownership in the Company (a practice which has been discontinued). The Board of Directors has determined that the Company will not engage in such practices in the future. Transactional expenses incurred in 1993 represent the costs of the formation of the Company as a REIT through a roll-up of two limited partnerships. Transactional expenses reflected for 1992 were incurred by the predecessor partnerships (prior to the formation of the REIT), and are considered not to be representative of the continuing operations of the Company. In 1996 transactional expenses of approximately $644 were incurred. Management believes such expenses were of an unusual and significant nature for the Company at the time they were incurred. If such amount was added back to net income, Funds From Operations for 1996 would have been $15,015 (and $29,468 on a pro forma basis).

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following tables of unaudited pro forma consolidated financial data of the Company have been prepared from the historical consolidated financial statements of the Company, as adjusted to give effect to the Pro Forma Adjustments as if such Pro Forma Adjustments had occurred on January 1, 1996 and were carried forward through June 30, 1997 for the operating data and on June 30, 1997 for the balance sheet data. The unaudited pro forma financial data does not purport to be indicative of what the results of the Company would have been had the transactions been completed on the dates assumed, nor is such financial data necessarily indicative of the results of operations of the Company that may exist in the future. The unaudited pro forma financial data must be read in conjunction with the Notes thereto and with the historical Consolidated Financial Statements and the related Notes incorporated by reference in the accompanying Prospectus.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     (FOR THE YEAR ENDED DECEMBER 31, 1996)
               (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         COMPANY                              OTHER
                                                        HISTORICAL      OFFERING(1)       ADJUSTMENTS(2)      PRO FORMA
                                                        ----------     -------------     ----------------     ---------
Revenues:
  Rental..............................................   $ 31,244         $    --            $ 16,724          $47,968
  Interest and other..................................        431                                  39              470
                                                          -------         -------             -------          -------
          Total revenues..............................     31,675              --              16,763           48,438
Expenses:
  Interest expense....................................     12,818          (2,368)              4,647           15,097
  Depreciation........................................      7,627              --               4,106           11,733
  Amortization of deferred expenses...................        619              --                  31              650
  Property operating expenses.........................        686              --                  --              686
  General and administrative expenses.................      3,125                                  --            3,125
  Other expenses......................................        644              --                  --              644
                                                          -------         -------             -------          -------
          Total expenses..............................     25,519          (2,368)              8,784           31,935
                                                          -------         -------             -------          -------
Income before minority interests......................      6,156           2,368               7,979           16,503
Minority interests....................................        690              --             1,134(3)           1,824
                                                          -------         -------             -------          -------
Income from continuing operations (before gain on sale
  of properties and extraordinary items)(4)...........   $  5,466         $ 2,368            $  6,845          $14,679
                                                          =======         =======             =======          =======
Per share data:(5)
Income from continuing operations
  Primary.............................................   $   0.58         $    --            $     --          $  0.89
  Fully diluted.......................................       0.58              --                  --             0.87
Weighted average common shares outstanding
  Primary.............................................      9,393           2,500               4,937           16,830
  Fully diluted.......................................      9,393           2,500               7,562           19,455

       NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     (FOR THE YEAR ENDED DECEMBER 31, 1996)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) This column reflects the issuance of 2,500,000 shares of Common Stock at $14.25 per share net of offering costs and the effect of reducing actual interest expense on debt that will be repaid with the proceeds from the Offering.

(2) This column reflects (i) the addition of historical results of operations for the period from January 1 to the respective acquisition dates for the Properties acquired by the Company during 1996 and for a 12-month period for Properties acquired since January 1, 1997 and for the CRIT Acquisition; (ii) the elimination of the results of operations of the Ross Stores Newark Property and the Stratus Property as if the sales had taken place on January 1, 1996, (iii) the Salt Lake City Refinancing and (iv) the June Offering of 3,220,000 shares of Common Stock and the application of the net proceeds therefrom. The results of operations for properties acquired during 1996, from their respective acquisition dates through December 31, 1996 are included in the Company's historical 1996 consolidated statement of income. The results of operations consist principally of rental revenue, interest expense and depreciation expense.

    Rental revenue in these pro forma financial statements (both historical and pro forma) is generated from leases that are "net leases," under which the tenant is responsible for substantially all costs of real estate taxes, insurance and ordinary maintenance. Pro forma rental income represents straight-line rent as provided by GAAP, calculated as the difference between the cash rent paid under the lease and the average rent due over the noncancellable term of the lease.

    The depreciable life for all depreciation adjustments is 40 years. Applicable pro forma interest expense adjustments are calculated based on annual interest rates on the respective debt as of the applicable acquisition, disposition or refinancing date. The pro forma reduction of interest expense represents only the actual interest incurred on debt that has been or will be repaid.

                                                                            ANNUALIZED
                                                                RENTAL       INTEREST       INTEREST    DEPRECIATION
                                                                REVENUE        RATE         EXPENSE       EXPENSE
                                                                -------     -----------     -------     ------------
    CRIT Acquisition..........................................  $ 3,557     8.875-9.500%    $ 1,408        $  922
    Acquisition of LP Properties(*)...........................    2,595              (*)        962           840
    Acquisition of Salt Lake City Property....................    3,264          11.040%        424           824
    Acquisition of Exel Pennsylvania Properties...............    2,949           8.000%      2,000           601
    Acquisition of Bull Property..............................    1,023           7.960%        521           226
    Acquisition of Lockheed Property..........................    1,671          7.1875%        395           344
    Acquisition of Ryder Property.............................    1,009          7.1875%        665           206
    Acquisition of FirstPlus Property.........................    3,544          7.1875%      1,653           779
    Sale of Ross Stores Newark Property.......................   (3,242)          8.100%     (2,015)         (726)
    Sale of Stratus Property..................................   (2,254)         10.180%     (1,082)         (473)
    June Offering.............................................       --           6.880%     (1,511)           --
    Other activities..........................................    2,608             (**)      1,227           563
                                                                -------                     -------        ------
                                                                $16,724                     $ 4,647        $4,106
                                                                =======                     =======        ======

---------------
     * The LP Properties consist of four properties leased to Toys "R" Us and the property leased to Liberty House, Inc. The annualized interest rates on the debt incurred to finance the Toys "R" Us properties was 12.625% prior to prepayment and 10.250% with respect to the Liberty House property.

    ** The interest rates of the debt on the other acquisitions range from 6.875% to 8.500%.

(3) This amount represents the minority interest in the net income of LCIF due to the issuance of OP Units in the acquisition of the Salt Lake City Property, the acquisition of the LP Properties and the acquisition of the Exel Pennsylvania Properties.

(4) The following items are not included in the pro forma statement of income for the year ended December 31, 1996:

        Prepayment Premium-Salt Lake City Refinancing...........................................  $(1,824)
        Prepayment Premium-Ross Stores Newark Property debt repayment...........................     (773)
        Prepayment Premium-Stratus Property debt repayment......................................   (1,862)
        Gain on sale of Stratus Property........................................................    2,850
        Pro forma loss on sale of Ross Stores Newark Property...................................     (910)

(5) Primary income from continuing operations per share is computed by dividing income from continuing operations (reduced by preferred dividends) by the weighted average number of common and diluted common equivalent shares outstanding during the period. Fully diluted income from continuing operations per share amounts are similarly computed but include the effect, when dilutive, of the Company's other potentially dilutive securities. Fully dilutive income from continuing operations is reduced by preferred dividends and is increased by minority interests resulting from the assumed conversion of the OP Units. The Convertible Preferred Stock and Exchangeable Notes are excluded from the pro forma computations due to their anti-dilutive effect during the period. The additional number of shares of Common Stock from an assumed conversion of the Convertible Preferred Stock would have been 1,325,000 for the 1996 pro forma period and none for the 1996 historical period.

        UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
               (FOR THE SIX MONTHS ENDED AND AS OF JUNE 30, 1997)
               (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 COMPANY                        OTHER           PRO
                                                 HISTORICAL  OFFERING(1)    ADJUSTMENTS(2)     FORMA
                                                 --------    -----------    --------------    --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT:
Revenues:
  Rental.......................................  $ 20,178     $      --        $  3,641       $ 23,819
  Interest and other...........................       284            --              15            299
                                                 --------      --------        --------       --------
          Total Revenues.......................    20,462            --           3,656         24,118
Expenses:
  Interest expense.............................     8,583        (1,149)            244          7,678
  Depreciation.................................     5,075            --             862          5,937
  Amortization of deferred expenses............       415            --             (38)           377
  Property operating expenses..................       403            --              --            403
  General and administrative expenses..........     1,844            --              --          1,844
  Other expenses...............................       167            --              --            167
                                                 --------      --------        --------       --------
          Total Expenses.......................    16,487        (1,149)          1,068         16,406
                                                 --------      --------        --------       --------
Income before minority interests...............     3,975         1,149           2,588          7,712
Minority interests.............................       305            --             564(3)         869
                                                 --------      --------        --------       --------
Income from continuing operations..............  $  3,670     $   1,149        $  2,024       $  6,843
                                                 ========      ========        ========       ========
Per share data:(4)
Income from continuing operations
  Primary......................................  $   0.31     $      --        $     --       $   0.37
  Fully diluted................................      0.27            --              --           0.36
Weighted average common shares outstanding
  Primary......................................    10,056         2,500           4,397         16,953
  Fully diluted................................    12,507         2,500           4,601         19,608
BALANCE SHEET (AT END OF PERIOD):(5)
  Real estate at cost..........................  $377,793     $      --        $ 49,019       $426,812
  Less: accumulated depreciation...............    56,418            --         (10,597)        45,821
                                                 --------      --------        --------       --------
  Real estate, net.............................   321,375            --          59,616        380,991
  Other assets.................................    32,014           703         (10,615)        22,102
                                                 --------      --------        --------       --------
          Total assets.........................  $353,389     $     703        $ 49,001       $403,093
                                                 ========      ========        ========       ========
  Mortgage loans payable (including accrued
     interest).................................  $176,568     $ (32,250)       $ 24,502       $168,820
  Other liabilities............................     8,064            --           1,007          9,071
  Minority interest............................    27,928            --              --         27,928
                                                 --------      --------        --------       --------
  Total liabilities............................   212,560       (32,250)         25,509        205,819
  Stockholders' equity:
     Convertible preferred.....................        --            --              --             --
     Common stock..............................         1                             1              2
     Additional paid in capital................   188,950        32,953          23,549        245,452
     Accumulated distributions in excess of net
       income..................................   (48,122)           --             (58)       (48,180)
                                                 --------      --------        --------       --------
       Total Stockholders' equity..............   140,829        32,953          23,492        197,274
                                                 --------      --------        --------       --------
          Total liabilities and Stockholders'
            equity.............................  $353,389     $     703        $ 49,001       $403,093
                                                 ========      ========        ========       ========

                 NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED
                         CONDENSED FINANCIAL STATEMENTS
               (FOR THE SIX MONTHS ENDED AND AS OF JUNE 30, 1997)
               (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) This column reflects the issuance of 2,500,000 shares of Common Stock at $14.25 per share net of offering costs and the effect of reducing actual interest expense on debt that will be repaid with the proceeds from the Offering.

(2) These amounts reflect (i) the addition of historical results of operations for the period from January 1 to the respective acquisition dates for the Properties acquired by the Company during 1997 and for a 6-month period for the Ryder and CRIT Acquisitions, (ii) the elimination of the results of operations of the Ross Stores Newark Property and Stratus Property as if the sales had taken place on January 1, 1996, (iii) the Salt Lake City Refinancing and (iv) the June Offering of 3,220,000 shares of Common Stock and the application of the proceeds therefrom. The results of operations for Properties acquired during 1997, from their respective acquisition dates through June 30, 1997, are included in the Company's historical June 30, 1997 consolidated statement of income. The results of operations consist principally of rental revenue, interest expense and depreciation expense.

    Rental revenue in these financial statements (both historical and pro forma) is generated from leases that are "net leases," under which the tenant is responsible for substantially all costs of real estate taxes, insurance and ordinary maintenance. Pro forma rental income represents straight-line rent as provided by GAAP, calculated as the difference between the cash rent paid under the lease and the average rent due over the non-cancelable term of the lease.

    The depreciable life for all real property additions is 40 years. Applicable pro forma interest expense adjustments are calculated based on annual interest rates on the respective debt as of the applicable acquisition, disposal or refinancing date.

                                                               RENTAL        ANNUALIZED        INTEREST    DEPRECIATION
                                                               REVENUE      INTEREST RATE      EXPENSE       EXPENSE
                                                               -------     ---------------     -------     ------------
CRIT Acquisition.............................................  $ 1,790       8.875 - 9.500%    $   701        $  488
Acquisition of Exel Pennsylvania Properties..................      648               8.000%        433           130
Acquisition of Bull Property.................................      514               7.960%        261           113
Acquisition of Lockheed Property.............................      836               7.125%        196           172
Acquisition of Ryder Property................................      501               7.125%        330           103
Acquisition of FirstPlus Property............................    1,782               7.125%        819           390
Sale of Ross Stores Newark Property..........................   (1,628)              8.100%     (1,602)         (363)
Sale of Stratus Property.....................................   (1,127)             10.180%       (520)         (237)
Other activities.............................................      325                  **        (974)           66
                                                                ------                           -----         -----
                                                               $ 3,641                         $   244        $  862
                                                                ======                           =====         =====

    The pro forma interest expense adjustment includes (i) the impact of the Salt Lake City Refinancing, (ii) repayment of the Credit Facility with proceeds from the sale of the Ross Stores Newark Property and with proceeds from the June Offering and (iii) the impact of interest on acquisitions and other debt repayments described above as if they had occurred on January 1, 1996. The pro forma reduction of interest expense represents only the actual interest expense incurred on debt that has been or will be repaid.

 ** The interest rates related to other activities range from 6.875% to 12.900%.

(3) This amount represents the minority interest in the net income of LCIF due to the issuance of OP Units in connection with the acquisition of the Company's Salt Lake City Property and the Exel Pennsylvania Properties Acquisition.

(4) Primary income from continuing operations per share is computed by dividing income from continuing operations (reduced by preferred dividends) by the weighted average number of common and diluted common equivalent shares outstanding during the period. Fully diluted income from continuing operations per share amounts are similarly computed but include the effect, when dilutive, of the Company's other potentially dilutive securities. Fully dilutive income from continuing operations is reduced by preferred dividends and is increased by minority interests resulting from the assumed conversion of the OP Units. The Company's Convertible Preferred Stock and Exchangeable Notes are excluded from the pro forma computations due to their anti-dilutive effect during the period. The additional number of shares of Common Stock from an assumed conversion of the Convertible Preferred Stock would have been 1,325,000 for the 1997 pro forma period and 948,447 for the 1997 historical period.

(5) June 1997 Pro Forma Balance Sheet adjustments:

                                                                                                                   ACCUMULATED
                                        REAL                               MORTGAGE                 ADDITIONAL   DISTRIBUTIONS IN
                                       ESTATE    ACCUMULATED     OTHER      LOANS        OTHER       PAID-IN        EXCESS OF
                                      AT COST    DEPRECIATION    ASSETS    PAYABLE    LIABILITIES    CAPITAL        NET INCOME
                                      --------   ------------   --------   --------   -----------   ----------   ----------------
CRIT Acquisition....................  $ 33,124     $     --     $    395   $ 15,369     $    --      $ 18,150        $     --
Acquisition of Bull Property........    10,905           --       (3,355)     6,543       1,007            --              --
Acquisition of Lockheed Property....    15,500           --      (10,000)     5,500          --            --              --
Acquisition of Ryder Property.......     9,250           --           --      9,250          --            --              --
Acquisition of FirstPlus Property...    32,560           --       (9,560)    23,000          --            --              --
Sale of Ross Stores Newark
  Property..........................   (30,844)      (7,065)      (2,556)   (25,048)         --            --          (1,287)
Sale of Stratus Property............   (21,476)      (3,532)       9,061    (10,112)         --            --           1,229
June Offering.......................        --           --        5,400         --          --         5,399              --
                                       -------     --------     --------    -------      ------       -------          ------
                                      $ 49,019     $(10,597)    $(10,615)  $ 24,502     $ 1,007      $ 23,549        $     58
                                       =======     ========     ========    =======      ======       =======          ======

    The pro forma adjustments for the CRIT Acquisition are based on the issuance of 1,286 shares of Common Stock at $14.125 per share.

              PRICE RANGE OF COMMON STOCK AND DISTRIBUTION HISTORY

     The Common Stock has been traded on the NYSE under the symbol "LXP" since October 1993. On November 12, 1997, the last reported sale price of the Common Stock on the NYSE was $14.625 per share. The following table sets forth the quarterly high and low sales prices per share reported on the NYSE and the distributions paid by the Company with respect to the periods indicated.

                                                                    PRICE
                                                            ---------------------
                      QUARTER ENDED                           HIGH         LOW        DISTRIBUTION
----------------------------------------------------------  --------     --------     ------------
1995
  First Quarter...........................................  $ 9.5000     $ 8.6250        $ 0.27
  Second Quarter..........................................  $11.0000     $ 9.1250        $ 0.27
  Third Quarter...........................................  $11.3750     $10.0000        $ 0.27
  Fourth Quarter..........................................  $11.2500     $ 9.6250        $ 0.27
1996
  First Quarter...........................................  $12.1250     $10.5000        $ 0.27
  Second Quarter..........................................  $12.3750     $11.1250        $ 0.28
  Third Quarter...........................................  $13.3750     $11.5000        $ 0.28
  Fourth Quarter..........................................  $15.0000     $12.1250        $ 0.29
1997
  First Quarter...........................................  $15.0000     $12.1250        $ 0.29
  Second Quarter..........................................  $14.5000     $12.1250        $ 0.29
  Third Quarter...........................................  $15.7500     $13.8125        $ 0.29
  Fourth Quarter through November 12......................  $16.8125     $14.4375           N/A

     The Company increased the distributions paid per share of Common Stock from $0.27 per share ($1.08 on an annualized basis) to $0.28 per share ($1.12 per share on an annualized basis) for the quarter ended June 30, 1996 and to $0.29 per share ($1.16 per share on an annualized basis) commencing the quarter ended December 31, 1996. In order to maintain the Company's status as a REIT, the Company must make annual distributions (other than capital gain distributions) to its stockholders in amounts at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the distributions paid deduction and its net capital gain), and (B) 95% of any after-tax net income from foreclosure property, minus (ii) excess noncash income. Distributions by the Company to the extent of its current or accumulated earnings and profits generally will be taxable to stockholders as ordinary distribution income for federal income tax purposes and will not be eligible for the distributions-received deductions for corporations. Distributions in excess of current and accumulated earnings and profits will constitute a nontaxable return of capital to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's shares, and will result in a corresponding reduction in the stockholder's basis in the shares. Approximately 4.54% of the Company's distributions for the year ended December 31, 1996 represented a return of capital. Any portion of such distributions that exceed both current and accumulated earnings and profits and the adjusted basis of a stockholder's shares will be taxed as a capital gain from the disposition of shares provided that the shares are held as capital assets. The payment of future distributions by the Company will be at the discretion of the Board of Directors and will depend on numerous factors, including actual cash flow of the Company, its financial condition, contractual restrictions, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant.

                           DISTRIBUTIONS ON OP UNITS

     The Company's operating partnership structure enables the Company to acquire property by issuing to a seller, as a form of consideration, OP Units. All of such OP Units are convertible at certain times into shares of Common Stock on a one-for-one basis and all of such interests require the Company to pay certain distributions to the holders thereof. As a result, the Company's cash available for distribution to holders of Common Stock and Convertible Preferred Stock is reduced by the amount of the distributions required by the terms of such OP Units, and the number of shares of Common Stock that will be outstanding in the future should be expected to increase, from time to time, as such OP Units and shares of Convertible Preferred Stock are converted into shares of Common Stock. The table set forth below provides certain information with respect to such OP Units as of September 30, 1997.

     The general partner of each of the limited partnerships has the right to redeem the OP Units held by all, but not less than all, of the limited partners under certain circumstances, including but not limited to a merger, sale of assets or other transaction by the Company or such partnerships which would result in a change of beneficial ownership in the Company or such partnership by 50% or more.

                                                                                  CONVERTIBLE
                                                     CURRENT                      INTO SHARES
                                       NUMBER OF    ANNUALIZED        TOTAL        OF COMMON    UNITS OWNED
                                         UNITS       PER UNIT      ANNUALIZED        STOCK          BY
PARTNERSHIP                             ISSUED     DISTRIBUTION   DISTRIBUTIONS    COMMENCING   AFFILIATES(1)
-------------------------------------  ---------   ------------   -------------   ------------  -----------
LCIF Special Limited Partners........    112,229      $ 1.16(2)    $   130,186    At any time      85,933
LCIF II Special Limited Partners.....     56,880        1.16(2)         65,981    At any time      44,598
Barngiant Livingston.................     52,335        0.27(3)         14,130        3/04          1,593
Barnhale Modesto.....................     23,267           0(3)            N/A        2/06          1,743
Barnes Rockshire.....................     36,825           0(3)            N/A        3/05          1,933
Barnvyn Bakersfield..................      7,441           0(3)            N/A        1/03            978
Barnhech Montgomery..................     11,766        0.29(3)          3,412        5/06            695
Barnward Brownsville.................     35,400           0(3)            N/A       11/04          2,856
Red Butte Creek Associates...........  1,715,294        0.66(4)      1,132,094        5/98          6,540
                                         114,006        1.08(5)        123,126        5/98        114,006
Toy Properties Associates II.........     94,999        1.12(6)        106,398        1/99         23,088
Toy Properties Associates V..........     34,988        1.12(6)         39,186        1/99         11,797
Fort Street Partners.................    207,728           0(7)            N/A        1/06            416
                                          17,259        1.12(6)         19,330        1/99         17,259
Exel Partnership.....................    480,028        1.16(2)        556,832        4/99             --
                                       ---------                    ----------                    -------
                                       3,000,445                   $ 2,190,675                    313,435
                                       =========                    ==========                    =======

---------------
(1) Represents OP Units owned by affiliates of the Company: Richard J. Rouse, E. Robert Roskind (each a member of the Board of Directors and Co-Chief Executive Officer of the Company), The LCP Group, L.P. and its affiliates.

(2) Holders of these units receive distributions that are equal to distributions on Common Stock.

(3) Holders of these units receive distributions as noted until such units become eligible for conversion to Common Stock, upon which date they will receive distributions as described in (2) above.

(4) Distributions on these units will increase to $1.08 annually in January
    1998.

(5) Holders of these units receive distributions that are equal to distributions on Common Stock, with an annual cap of $1.08.

(6) Holders of these units receive distributions that are equal to distributions on Common Stock, with an annual cap of $1.12.

(7) Holders of these units will receive distributions as described in footnote
    (6) above when such Holder's OP Units become eligible for conversion into Common Stock.

                                   PROPERTIES

     As of October 1, 1997, the Company owns controlling interests in 46 Properties and minority interests in two additional properties. The Properties, all of which are 100% net leased, are located in 24 states, have approximately
6.9 million net rentable square feet and, under the terms of their applicable leases, currently generate approximately $47.4 million in annual net effective rent. The Company's leases currently have a weighted average remaining term of approximately nine years (excluding renewal options). A majority of the Company's tenants have debt ratings of investment grade. The Company currently generates approximately 47%, 31% and 22% of its annual net effective rent from office, industrial and retail properties, respectively.

     The following table sets forth certain information, as of the date of this Prospectus Supplement, regarding each of the Properties (excluding the Ross Stores Newark Property), the CRIT Acquisition and the two properties in which the Company owns a minority interest.

                                                                                                               NET
                                                   LAND AREA                                                EFFECTIVE
                                                    (ACRES)/     BASE LEASE TERM AND NET      (RENEWAL       RENT AT
   TENANT AND PROPERTY LOCATION        YEAR       NET RENTABLE    EFFECTIVE RENT PER NET   OPTIONS) TERM   OCTOBER 1,
      (OBLIGOR*/GUARANTOR**)           BUILT      SQUARE FEET      RENTABLE SQUARE FOOT      PER OPTION      1997(1)
----------------------------------- -----------   ------------   ------------------------  --------------  -----------
Office
Northwest Pipeline Corporation         1982         19.79/       10/82-09/09               (1) 9 year      $ 8,571,292
  (2)..............................
295 Chipeta Way                                     295,000      10/97-09/09: $29.06       (1) 10 year
Salt Lake City, UT                                               (plus CPI adjustments)
FirstPlus Financial Group, Inc. ... 1986 & 1997      8.17/       09/97-08/12               (4) 5 year      $ 3,223,584
1600 ViceRoy Drive                                  247,968      09/97-08/02: $13.00
Dallas, TX                                                       09/02-08/07: $14.30
                                                                 09/07-08/12: $15.73
Circuit City Stores, Inc.(2)(3)....    1990         19.71/       03/90-02/10               (4) 10 year     $ 2,478,125
9950 Mayland Drive                                  288,562      03/96-02/00: $8.59        (1) 5 year
Richmond, VA                                                     03/00-02/10: $9.91
Hartford Fire Insurance                1983         12.40/       09/91-12/05               (1) 5 year      $ 2,165,500
  Company(4).......................
200 Southington Executive Park                      153,364      01/95-12/05: $14.12
Southington, CT
Bank One, Arizona, N.A.(5)......... 1960 & 1979     10.26/       11/88-11/03               (1) 5 year      $ 1,967,059
3615 North 27th Avenue                              179,280      12/98-11/03: $10.60
Phoenix, AZ
Honeywell, Inc.(4).................    1985         51.79/       07/86-07/01               (3) 5 year      $ 1,892,250
19019 No. 59th Avenue                               252,300      07/96-07/01: $7.50
Glendale, AZ
Lockheed Martin Corporation........ 1960 & 1988     36.94/       07/97-12/06               (6) 5 year      $ 1,671,292
401 Elm Street                                      126,000      07/97-12/01: $13.26
Marlborough, MA                                                  12/01-12/06: increased
                                                                 by 75% of cumulative
                                                                 increase in CPI.
Time Customer Service, Inc. .......    1986         14.38/       04/87-03/02               (4) 5 year      $ 1,102,412
10419 North 30th Street                             132,981      01/97-12/97: $8.29
Tampa, FL                                                        01/98-12/98: $8.78
(Time, Inc.**)                                                   01/99-12/99: $9.31
                                                                 01/00-12/00: $9.87
                                                                 01/01-12/01: $10.46
                                                                 01/02-03/02: $11.09
Bull HN Information Systems,        1985 & 1994     13.37/       10/94-10/05               None            $   972,118
  Inc.(6)..........................
13430 North Black Canyon Freeway                    137,058      10/94-10/00: $7.09
Phoenix, AZ                                                      10/00-10/01: $7.43
                                                                 10/01-10/02: $7.62
                                                                 10/02-10/03: $7.82
                                                                 10/03-10/04: $8.01
                                                                 10/04-10/05: $8.20

                                                                                                               NET
                                                   LAND AREA                                                EFFECTIVE
                                                    (ACRES)/     BASE LEASE TERM AND NET      (RENEWAL       RENT AT
   TENANT AND PROPERTY LOCATION        YEAR       NET RENTABLE    EFFECTIVE RENT PER NET   OPTIONS) TERM   OCTOBER 1,
      (OBLIGOR*/GUARANTOR**)           BUILT      SQUARE FEET      RENTABLE SQUARE FOOT      PER OPTION      1997(1)
                                     ---------                                              -----------
Cymer, Inc. .......................    1989          2.73/       06/96-12/09               None            $   755,294
16160 West Bernardo Drive                           65,755       06/97-05/99: $11.26
Rancho Bernardo, CA                                              06/99-05/01: $11.82
                                                                 06/01-05/03: $12.42
                                                                 06/03-05/05: $13.04
                                                                 06/05-05/07: $13.69
                                                                 06/07-12/09: $14.37
    SUBTOTAL: OFFICE                                189.54/                                                $24,798,926
                                                   1,878,268
Industrial
Exel Logistics, Inc.(7)............ 1985, 1991      29.01/       10/90-03/12               (2) 10 year     $ 1,771,262
6345 Brackbill Boulevard              & 1995        507,000      03/97-03/02: $3.49
Mechanicsburg, PA                                                03/02-03/07: $4.02
(NFC plc**)                                                      03/07-03/12: greater of
                                                                 $4.62 or fair market
                                                                 rent as specified in the
                                                                 lease
Federal Express Corp.(7)(8)........    1987         10.92/       02/88-01/98               (1) 5 year      $ 1,284,953
3350 Miac Cove Road                                 141,359      02/93-01/98: $9.09
Memphis, TN
Exel Logistics, Inc................    1989         24.38/       11/91-11/06               (2) 5 year      $ 1,139,496
6 Doughton Road                                     330,000      12/94-11/97: $3.45
New Kingstown, PA                                                12/97-11/00: $3.77
(NFC plc**)                                                      12/00-11/03: $4.12
                                                                 12/03-11/06: $4.51
Time Customer Service, Inc. .......    1986         15.02/       08/87-07/02               (1) 5 year      $   913,828
3102 Queen Palm Drive                               229,605      08/96-07/98: $3.98
Tampa, FL                                                        08/98-07/01: $4.16
(Time, Inc.**)                                                   08/01-07/02: $4.39
Ryder Integrated Logistics.........    1997         25.70/       10/97-07/12               (3) 5 year      $   890,671
Northeast Industrial Park                           276,480      10/97-07/02: $3.22
Waterloo, IA                                                     08/02-07/07: $3.61
                                                                 08/07-07/12: $4.04
Exel Logistics, Inc................    1985         12.52/       11/91-11/06               (2) 5 year      $   845,242
245 Salem Church Road                               252,000      12/94-11/97: $3.35
Mechanicsburg, PA                                                12/97-11/00: $3.67
(NFC plc**)                                                      12/00-11/03: $4.01
                                                                 12/03-11/06: $4.38
Johnson Controls, Inc.(4)..........    1996         24.00/       12/96-12/06               (2) 5 year      $   648,804
46600 Port Street                                   134,160      12/96-12/97: $4.84
Plymouth, MI                                                     12/97-12/06: annual esc.
                                                                 equal to 3xCPI, not to
                                                                 exceed 4.5%/annum
White Consolidated Industries,
  Inc.(7)(9).......................    1970         26.57/       12/86-12/01               (2) 5 year      $   593,436
Tappan Park                                         296,720      01/97-12/01: $2.00
22 Chambers Road
Mansfield, OH
Exel Logistics, Inc................    1981          9.66/       11/91-11/06               (2) 5 year      $   552,203
34 East Main Street                                 179,200      12/94-11/97: $3.08
New Kingstown, PA                                                12/97-11/00: $3.37
(NFC plc**)                                                      12/00-11/03: $3.68
                                                                 12/03-11/06: $4.02
Johnson Controls, Inc.(4)..........    1996         25.20/       12/96-12/06               (2) 5 year      $   491,042
450 Stern Street                                    111,160      12/96-12/97: $4.42
Oberlin, OH                                                      12/97-12/06: annual esc.
                                                                 equal to 3xCPI, not to
                                                                 exceed 4.5%/annum

                                                                                                               NET
                                                   LAND AREA                                                EFFECTIVE
                                                    (ACRES)/     BASE LEASE TERM AND NET      (RENEWAL       RENT AT
   TENANT AND PROPERTY LOCATION        YEAR       NET RENTABLE    EFFECTIVE RENT PER NET   OPTIONS) TERM   OCTOBER 1,
      (OBLIGOR*/GUARANTOR**)           BUILT      SQUARE FEET      RENTABLE SQUARE FOOT      PER OPTION      1997(1)
                                     ---------                                              -----------
Walker Manufacturing Company(7).... 1968 & 1972     20.00/       08/87-08/00               None            $   487,144
904 Industrial Road                                 195,640      08/97-08/00: $2.49
Marshall, MI
(Tenneco Automotive, Inc.**)
Allegiance Healthcare
  Corporation(2)(3)................    1991         10.16/       09/91-09/01               (2) 5 year      $   472,500
5950 Greenwood Pkway                                123,924      09/91-09/01: $3.81
Bessemer, AL
(Baxter International, Inc.**)
Toys "R" Us, Inc.(2)...............    1981          7.56/       09/81-08/06               (5) 5 year      $   400,200
West Wingfoot Rd.                                   123,293      09/87-04/98 $3.25
Houston, TX                                                      05/98-08/06 $3.98
Unisource Worldwide, Inc. ......... 1958 & 1969      7.00/       10/87-09/02               None            $   379,800
109 Stevens Street                                  168,800      10/97-09/02: $2.25
Jacksonville, FL
Dana Corporation(3)................ 1983 & 1985     20.95/       08/92-08/07               (2) 5 year      $   325,367
One Spicer Dr.                                      148,000      08/96-07/99: $2.20        (1) 4 years,
Gordonsville, TN                                                 08/99-07/02: $2.26        11 mos.
                                                                 08/02-07/05: $2.33
                                                                 08/05-08/07: $2.40
SKF USA, Inc. .....................    1996         21.13/       12/96-12/14               (3) 10 year     $   322,397
324 Industrial Park Road                            72,868       12/96-12/99: $4.42
Franklin, NC                                                     01/00-12/14: CPI
                                                                 adjusted every three
                                                                 years
Crown Cork & Seal Company,          1970 & 1976      5.80/       09/86-09/01               (1) 5 year      $   293,460
  Inc.(7)..........................
567 So. Riverside Drive                             146,000      09/96-09/01: $2.01
Modesto, CA
Johnson Controls, Inc.(4)..........    1997         22.20/       02/97-02/07               (2) 5 year      $   288,608
15911 Progress Drive                                58,800       02/97-02/98: $4.9
Cottondale, AL                                                   02/98-02/07: annual esc.
                                                                 equal to 3xCPI, not to
                                                                 exceed 4.5%/annum
Walker Manufacturing Company.......    1979          8.26/       08/87-08/00               None            $   166,696
1601 Pratt Avenue                                   53,600       08/97-08/00: $3.11
Marshall, MI
(Tenneco Automotive, Inc.**)
    SUBTOTAL: INDUSTRIAL                            326.04/                                                $12,267,109
                                                   3,548,609
Retail
Fred Meyer, Inc.(7)................    1986         13.90/       03/88-03/08               (3) 10 year     $ 1,009,375
2655 Shasta Way                                     178,204      03/88-03/08: $5.66
Klamath Falls, OR
Liberty House, Inc.(2).............    1980          1.22/       10/80-09/09               (1) 115 mos.    $   962,981
Fort Street Mall (King St.)                         85,610       10/95-09/05: $11.25       (1) 2 year
Honolulu, HI                                                     10/05-09/09: $11.56       (3) 5 year
Fred Meyer, Inc.(7)................    1986          8.81/       06/86-05/11               (3) 5 year      $   826,086
Highway 101                                         118,179      06/86-05/11: $6.99 plus
Newport, OR                                                      0.5% of gross sales in
                                                                 excess of $20,000,000
                                                                 ($60,977 paid in 1997)
Hechinger Property Co.(2)(10)......    1980          7.61/       05/81-04/06               (1) 10 year     $   772,383
7111 Westlake Terrace                               95,000       05/96-04/06: $8.13        (3) 5 year
Bethesda, MD
(Hechinger Stores Company*)

                                                                                                               NET
                                                   LAND AREA                                                EFFECTIVE
                                                    (ACRES)/     BASE LEASE TERM AND NET      (RENEWAL       RENT AT
   TENANT AND PROPERTY LOCATION        YEAR       NET RENTABLE    EFFECTIVE RENT PER NET   OPTIONS) TERM   OCTOBER 1,
      (OBLIGOR*/GUARANTOR**)           BUILT      SQUARE FEET      RENTABLE SQUARE FOOT      PER OPTION      1997(1)
                                     ---------                                              -----------
Physical Fitness Centers of
  Philadelphia, Inc.(7)............    1987          2.87/       07/87-07/07               (2) 5 year      $   712,827
1160 White Horse Road                               31,750       07/97-07/02: $22.45
Voorhees, NJ                                                     07/02-07/07: $25.82
(Bally Total Fitness Corp.**)
Federated Department Stores,           1974         11.00/       02/76-01/06               (1) 8 year      $   676,601
  Inc.(2)..........................
24100 Laguna Hills Mall                             160,000      02/80-01/06: $4.23        (2) 15 year
Laguna Hills, CA                                                                           (1) 6 year
Scandinavian Health Spa, Inc.......    1987          3.32/       01/89-12/08               (2) 5 year      $   612,692
4733 Hills and Dales Road                           37,214       01/97-12/97: $16.46
Canton, OH                                                       01/98-12/08: 2.2% annual
(Bally Total Fitness Holding                                     escalations
Corp.**)
Bally Total Fitness Corp.(7).......    1987          2.73/       07/87-07/07               (2) 5 year      $   573,965
5917 South La Grange Road                           25,250       07/97-07/02: $22.73
Countryside, IL                                                  07/02-07/07: $26.14
Champions Fitness IV, Inc.(7)...... 1977 & 1987      3.66/       08/87-08/07               (2) 5 year      $   444,360
5801 Bridge Street                                  24,990       08/97-08/02: $17.78
DeWitt, NY                                                       08/02-08/07: $20.45
(Bally Total Fitness Corp.*)
GFS Realty, Inc....................    1976         10.60/       01/77-02/04               (6) 5 year      $   408,360
9580 Livingston Road                                107,337      03/77-02/04: $3.80
Oxon Hill, MD
(Giant Food, Inc.**)
Mervyn's (10)......................    1976         11.00/       02/77-12/02               (5) 5 year      $   406,948
4450 California Street                              122,000      01/78-12/02: $3.34
Bakersfield, CA
(Dayton Hudson Corporation**)
Toys "R" Us, Inc.(2)...............    1981          5.85/       06/81-05/06               (5) 5 year      $   382,783
12535 SE 82nd Avenue                                42,842       07/94-01/98 $8.93
Clackamas, OR                                                    02/98-05/01 $9.74
                                                                 06/01-05/06 $9.91
Toys "R" Us, Inc.(2)...............    1981          3.64/       06/81-05/06               (5) 5 year      $   357,331
18601 Alderwood Mall Blvd.                          43,105       06/86-01/98 $8.29
Lynwood, WA                                                      02/98-05/01 $9.03
                                                                 06/01-05/06 $9.18
Circuit City Stores West Coast,        1988          3.93/       10/88-10/08               (3) 10 year     $   352,580
  Inc.(6)..........................
7272 55th Street                                    45,308       10/93-10/98: $7.78
Sacramento, CA                                                   10/98-10/03: $8.54
(Circuit City Stores, Inc.*)                                     10/03-10/08: $9.30
Toys "R" Us, Inc.(2)...............    1981          4.44/       06/81-05/06               (5) 5 year      $   326,925
6910 S. Memorial Highway                            43,123       06/86-01/98 $7.58
Tulsa, OK                                                        02/98-05/01 $8.26
                                                                 06/01-05/06 $8.40
Comp USA, Inc.(6)..................    1988          2.72/       12/88-12/08               (3) 10 year     $   304,794
6405 South Virginia Street                          31,400       12/93-12/98: $9.71
Reno, NV                                                         12/98-12/03: $10.65
(Circuit City Stores, Inc.*)                                     12/03-12/08: $11.60
Wal-Mart Stores East, Inc.(6)......    1985          8.61/       12/85-01/11               (5) 5 year      $   269,770
7055 Highway 85 South                               81,911       12/85-01/11: $3.29
Riverdale, GA
Circuit City Stores West Coast,        1988          2.57/       12/88-12/08               (3) 10 year     $   260,560
  Inc.(6)..........................
5055 West Sahara Avenue                             36,053       12/93-12/98: $7.23
Las Vegas, NV                                                    12/98-12/03: $7.93
(Circuit City Stores, Inc.*)                                     12/03-12/08: $8.64
GFS Realty, Inc.(2)................    1977          7.32/       01/78-02/05               (1) 12 year     $   224,016
Rockshire Village Center                            51,682       01/78-02/05: $4.33        (2) 10 year
West Ritchie Parkway
Rockville, MD
(Giant Food, Inc.**)

                                                                                                               NET
                                                   LAND AREA                                                EFFECTIVE
                                                    (ACRES)/     BASE LEASE TERM AND NET      (RENEWAL       RENT AT
   TENANT AND PROPERTY LOCATION        YEAR       NET RENTABLE    EFFECTIVE RENT PER NET   OPTIONS) TERM   OCTOBER 1,
      (OBLIGOR*/GUARANTOR**)           BUILT      SQUARE FEET      RENTABLE SQUARE FOOT      PER OPTION      1997(1)
----------------------------------- -----------   ------------   ------------------------  --------------  -----------
Montgomery Ward Co., Inc.(2).......    1973          7.61/       11/74-10/04               (3) 5 year      $   152,760
Amigoland Shopping Center                           115,000      11/74-10/04: $1.33
Mexico Street and Palm Boulevard
Brownsville, TX
Wal-Mart Stores, Inc.(4)...........    1982          5.21/       08/83-01/09               (5) 5 year      $   146,040
Highway 21 South                                    56,132       09/87-01/09: $2.60 plus
Jacksonville, AL                                                 1% of gross sales in
                                                                 excess of $10,290,204
                                                                 ($40,518 paid in 1996)
    SUBTOTAL: RETAIL                                128.62/                                                 10,184,137
                                                   1,532,090                                               $
TOTAL(11)..........................                 644.20/                                                 47,250,172
                                                   6,958,967                                               $

---------------
 (1) "Net Effective Rent" means the annual rent in effect as of October 1, 1997 and is calculated by multiplying monthly rent in effect as of October 1, 1997 by 12. The amounts do not include percentage rents (i.e., additional rent calculated as a percentage of the tenant's gross sales above a specified level), if any, that may be payable under leases covering certain of the Properties or CPI adjustments. The Net Effective Rent amount shown for the Ryder Property is as of November 1, 1997.

 (2) The Company holds leasehold interests in the land on which these buildings are situated. The Company owns in fee simple the land on which all other buildings are situated.

 (3) Represents a Pending Acquisition.

 (4) The Credit Facility is secured by first mortgage liens on these Properties. As of September 30, 1997, approximately $28.5 million was outstanding under the Credit Facility.

 (5) Effective December 1, 2000, tenant may cancel lease upon 12 months notice and payment of a cancellation fee equal to approximately $2.9 million.

 (6) Assumes the tenant pays its rent annually in advance, resulting in a prompt payment discount of 3.5% per year.

 (7) The REMIC Financing is secured by first mortgage liens on these Properties and the Ross Stores Newark Property.

 (8) The tenant of this Property has not delivered a renewal notice. The Company is expecting a vacancy and is therefore seeking to re-let or sell the Property.

 (9) Effective March 1, 1999, tenant may cancel lease upon 12 months notice and payment of a cancellation fee equal to $197,812.

(10) The Company holds 33.85% and 19% of the limited partnership interests in the limited partnerships that, respectively, own the properties in Bethesda, Maryland and Bakersfield, California.

(11) Includes the CRIT Acquisition, but excludes the Ross Stores Newark Property. If the CRIT Acquisition were excluded and the Ross Stores Newark Property were included, total Net Rentable Square Feet would be 6,923,537 and the Net Effective Rent at October 1, 1997 would be $47,416,581.

     The following table sets forth certain information as of October 1, 1997, regarding the timing of lease expirations of the Company's Properties (excluding the Ross Stores Newark Property), the two properties owned by limited partnerships in which the Company holds a minority interest and the Pending Acquisitions.

                                                                                          PERCENTAGE OF
                                                                                            TOTAL NET
                                                    NUMBER OF       NET EFFECTIVE        EFFECTIVE RENT
                                                     LEASES            RENT AT            AT OCTOBER 1,
                     YEAR(1)                        EXPIRING      OCTOBER 1, 1997(2)          1997
--------------------------------------------------  ---------     ------------------     ---------------
1997..............................................       0           $          0                  0
1998..............................................       1              1,284,953               2.72%
1999..............................................       0                      0                  0
2000..............................................       2                653,840               1.38%
2001..............................................       4              3,251,646               6.88%
2002..............................................       4              2,802,988               5.93%
2003..............................................       1              1,967,059               4.16%
2004..............................................       2                561,120               1.19%
2005..............................................       3              3,361,634               7.12%
2006..............................................      12              8,264,302              17.50%
2007..............................................       5              2,345,127               4.96%
2008 and thereafter...............................      16             22,757,503              48.16%
                                                        --
                                                                      -----------             ------
Total.............................................      50           $ 47,250,172             100.00%
                                                        ==            ===========             ======

---------------
(1) The Company's leases, including the CRIT Acquisition and properties in which the Company owns a minority interest, currently have an average weighted remaining term of approximately nine years (excluding renewal options).

(2) "Net Effective Rent" means the annual rent in effect as of October 1, 1997, which is calculated by multiplying monthly rent in effect as of October 1, 1997 by 12. The amounts do not include percentage rents (i.e., additional rent calculated as a percentage of the tenant's gross sales above a specified level), if any, that may be payable under leases covering certain of the Properties or CPI adjustments.

     The following table sets forth certain state-by-state information regarding the Properties (excluding the Ross Stores Newark Property), the CRIT Acquisition and the two properties owned by limited partnerships in which the Company holds a minority interest as of October 1, 1997.

                                                                                              PERCENTAGE OF
                                      NUMBER                           NET EFFECTIVE            TOTAL NET
                                        OF         NET RENTABLE           RENT AT             EFFECTIVE RENT
               STATE                 PROPERTIES    SQUARE FEET      OCTOBER 1, 1997(1)      AT OCTOBER 1, 1997
-----------------------------------  ---------     ------------     -------------------     ------------------
Alabama............................       3            238,856          $   907,148                 1.92%
Arizona............................       3            568,638            4,831,427                10.22
California.........................       5            539,063            2,484,883                 5.23
Connecticut........................       1            153,364            2,165,500                 4.58
Florida............................       3            531,386            2,396,040                 5.06
Georgia............................       1             81,911              269,770                 0.57
Hawaii.............................       1             85,610              962,981                 2.04
Illinois...........................       1             25,250              573,965                 1.22
Iowa...............................       1            276,480              890,671                 1.89
Maryland...........................       3            254,019            1,404,759                 2.97
Massachusetts......................       1            126,000            1,671,292                 3.54
Michigan...........................       3            383,400            1,302,644                 2.75
Nevada.............................       2             67,453              565,354                 1.20
New Jersey.........................       1             31,750              712,827                 1.51
New York...........................       1             24,990              444,360                 0.94
North Carolina.....................       1             72,868              322,397                 0.68
Ohio...............................       3            445,094            1,697,170                 3.60
Oklahoma...........................       1             43,123              326,925                 0.69
Oregon.............................       3            339,225            2,218,244                 4.70
Pennsylvania.......................       4          1,268,200            4,308,203                 9.12
Tennessee..........................       2            289,359            1,610,320                 3.41
Texas..............................       3            486,261            3,776,544                 7.99
Utah...............................       1            295,000            8,571,292                18.16
Virginia...........................       1            288,562            2,478,125                 5.25
Washington.........................       1             43,105              357,331                 0.76
                                         --
                                                     ---------          -----------               ------
Total..............................      50          6,958,967          $47,250,172               100.00%
                                         ==          =========          ===========               ======

---------------
(1) "Net Effective Rent" means the annual rent in effect as of October 1, 1997, which is calculated by multiplying monthly rent in effect as of October 1, 1997 by 12. The amounts do not include percentage rents (i.e., additional rent calculated as a percentage of the tenant's gross sales above a specified level), if any, that may be payable under leases covering certain of the Properties or CPI adjustments.

     Substantially all of the Company's leases are net leases, under which the tenant is responsible for all costs of real estate taxes, insurance and ordinary maintenance. The remainder of the Company's leases are on terms which management believes are substantially similar to those of its net leases. However, the Company has retained responsibility for certain structural repairs with respect to four Properties. Management estimates that the Company's expenditures and reserves for these items will be approximately $150,000 for the year ended December 31, 1997 and $200,000 for the year ended December 31, 1998.

     The Company carries comprehensive liability, fire, extended coverage and casualty insurance for all of its Properties, and carries rent loss insurance on certain of its Properties. However, with respect to certain of the Properties where the leases do not provide for abatement of rent under any circumstances, the Company generally does not maintain rent loss insurance. See "Risk
Factors -- Uninsured Loss" in the accompanying Prospectus.

                          INDEBTEDNESS OF THE COMPANY

     The Company's aggregate consolidated outstanding indebtedness as of June 30, 1997, was approximately $183.0 million, which consisted of approximately (i) $68.4 million of indebtedness outstanding under the REMIC Financing, (ii) $25.0 million of outstanding indebtedness in respect of the Exchangeable Notes described below, (iii) $82.2 million of outstanding mortgage indebtedness related to 12 Properties and (iv) other debt of approximately $7.4 million. All of the mortgages outstanding on the Properties have a fixed rate of interest. As of June 30, 1997, the Company's ratio of debt-to-total market capitalization (defined as debt divided by the sum of debt plus the market value of equity, including Common Stock, Convertible Preferred Stock and OP Units) was approximately 44.0%. On a pro forma basis, after giving effect to the Pro Forma Adjustments, the Company's ratio of debt-to-total market capitalization, as of June 30, 1997, would have been 40.7%.

     From July 1, 1997 through September 30, 1997, the Company has (i) made scheduled principal payments in the amount of approximately $1.6 million, (ii) repaid indebtedness of $10.0 million related to the sale of the Stratus Property, (iii) assumed mortgage indebtedness of $5.9 million in connection of the acquisition of the Bull Property and (iv) borrowed $28.5 million under the Credit Facility ($28.5 million outstanding as of September 30, 1997).

     Salt Lake City Refinancing. In May 1997, the Company completed the refinancing of a $22.1 million mortgage in the Salt Lake City Refinancing. The Company borrowed approximately $24.3 million to effect the Salt Lake City Refinancing, with excess proceeds used to pay debt restructuring and transaction costs and for general corporate purposes. The Salt Lake City Refinancing reduced the stated interest rate on the Refinanced Amount from 12.90% to 7.61% per annum and, commencing January 1, 1998, will reduce the Company's annual debt service payments by $1.4 million.

     Sale of Exchangeable Notes. In March 1997, in connection with the acquisition of the Exel Pennsylvania Properties, LCIF issued and sold $25.0 million aggregate principal amount of its Exchangeable Notes to an institutional investor in a private placement. The Exchangeable Notes bear interest at a rate of 8.00% per annum and mature in March 2004. The Exchangeable Notes are secured by first mortgage liens on the Exel Pennsylvania Properties, are fully guaranteed by the Company, and can be exchanged by the holders thereof for shares of Common Stock at $13.00 per share beginning in the year 2000, subject to adjustment. The Exchangeable Notes require interest only payments semi-annually in arrears and may be redeemed at the Company's option after three years at a price of 103.20% of the principal amount thereof, declining to par after five years. In connection with the sale of the Exchangeable Notes, the Company entered into certain related agreements providing for, among other things, certain demand and piggyback registration rights to the initial purchaser of the Exchangeable Notes. The Exchangeable Notes are subordinated in right of payment to the Company's obligations under the Credit Facility.

     Credit Facility. In February 1997, the Company's Credit Facility was amended to extend the maturity to June 1999 and to increase the maximum borrowing availability to $60.0 million. The Credit Facility is currently secured by first mortgage liens on seven Properties, bears interest at 1.50% over LIBOR and has an interest period of one month, three months or six months, at the option of the Company. The Company has selected a one month interest period. As of September 30, 1997, the aggregate principal amount outstanding under the Credit Facility was approximately $28.5 million, with interest thereon at approximately 7.18%. The Credit Facility contains various leverage, debt service coverage, net worth maintenance and other customary covenants.

     REMIC Financing. In May 1995, the Company completed a $70 million debt offering (the "REMIC Financing") by issuing commercial mortgage pass-through certificates secured by 15 Properties, and used a portion of the proceeds to repay approximately $51 million of mortgage indebtedness on eight such Properties. The remaining net proceeds of the REMIC Financing were used to repay other existing indebtedness and for general corporate purposes. The REMIC Financing has a fixed interest rate of 8.10% and matures in May 2005.

     Subordinated Notes. As of June 30, 1997, the Company had approximately $1.9 million of subordinated notes outstanding (the "Subordinated Notes"). The Subordinated Notes mature on October 12, 2000 and bear interest at a fixed rate of 7.75% per annum, payable semiannually on January 1 and July 1 of each year to the holders of record at the close of business on the December 15 or June 15 immediately preceding such interest payment date. The Subordinated Notes are redeemable, at the Company's option, in whole or in part, upon not less than 15 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount plus all accrued and unpaid interest on the Subordinated Notes through the date of redemption.

     Mortgage Indebtedness. As of June 30, 1997, a total of 12 Properties (in addition to the Properties securing the Credit Facility and the REMIC Financing) were subject to outstanding mortgages. The aggregate outstanding principal amount of such mortgages, including accrued interest thereon, was approximately $82.4 million as of such date. These mortgages are subject to certain balloon payments, which, in general, are due over the next five years as follows: $0 in 1997; approximately $10.0 million in 1998; approximately $5.6 million in 1999; $0 in 2000 and $0 in 2001. The ability of the Company to make such mortgage payments will depend upon the Company's ability to refinance the relevant mortgages, sell the mortgaged Properties or draw from the Credit Facility sufficient amounts to satisfy such balloon payments. The ability of the Company to accomplish these goals may be affected by economic factors affecting the real estate industry generally, including the available mortgage rates at the time, the Company's equity in the mortgaged Properties, the financial condition of the Company, the operating history of the mortgaged Properties, the then current tax laws and the national, regional and local economic conditions at the time. The sale of the Stratus Property which occurred in September 1997 resulted in the repayment of a first mortgage loan in the amount of $10.0 million. In connection with the loan repayment, the Company paid a prepayment premium of $1.9 million.

     The following table sets forth certain information regarding outstanding mortgage indebtedness on the Company's Properties as of June 30, 1997:

                                               MORTGAGE           APPROXIMATE                     SCHEDULED
                                            BALANCE AS OF     INTEREST RATE AS OF              DEBT SERVICE IN
PROPERTY LOCATION                           JUNE 30, 1997        JUNE 30, 1997      MATURITY        1997
-----------------------------------------  ----------------   -------------------   --------   ---------------
Salt Lake City, UT.......................    $ 23,329,712             7.610%         10/1/05     $ 4,316,798
                                               12,649,565             7.870%         10/1/05       2,098,896
Marlborough, MA(1).......................      10,069,367            10.180%         9/15/00       1,590,857
Tampa, FL (104 North 30th Street)........       5,997,086             8.600%          6/1/98         784,539
Honolulu, HI.............................       6,362,613            10.250%          1/1/10         841,170
Phoenix, AZ..............................       5,672,327            10.750%          5/1/99         692,707
Laguna Hills, CA.........................       4,564,041             8.375%          2/1/06         665,711
Tampa, FL (3102 Queen Palm Drive)........       4,289,775             9.125%          5/1/98         391,442
Canton, OH...............................       2,729,410             9.490%         2/28/09         387,719
Franklin, NC.............................       2,293,265             8.500%          4/1/15         222,252(2)
Oxon Hill, MD............................       2,093,999             6.250%          3/1/04         381,042
Rockville, MD............................       1,239,735             8.820%          3/1/05         221,491
Brownsville, TX..........................         962,860             8.375%         11/1/04         150,380
                                              -----------                                        -----------
Total....................................    $ 82,253,755(3)                                     $12,745,004
                                              ===========                                        ===========

---------------
(1) The sale of the Stratus Property which occurred in September 1997 resulted in the repayment of a first mortgage loan in the amount of $10.0 million. In connection with the repayment, the Company paid a prepayment premium of $1.86 million.

(2) Represents the annualized debt service assuming the debt was incurred January 1, 1997.

(3) Does not include (i) mortgage balances of $4,054,775 and $2,370,854 as of June 30, 1997 from the minority-owned properties located in Bethesda, Maryland and Bakersfield, California, respectively, or (ii) the Bull Property, which as of September 30, 1997 had an outstanding mortgage balance of $5.9 million, bearing interest at an annual rate of 8.12% and requiring annual debt service of $621,297.

                                   MANAGEMENT

     The directors and senior executive officers of the Company are as follows:

NAME                                 AGE                           OFFICE
-----------------------------------  ---     --------------------------------------------------
E. Robert Roskind..................  52      Chairman of the Board of Directors and Co-Chief
                                             Executive Officer(1)
Richard J. Rouse...................  51      Vice Chairman of the Board of Directors and
                                             Co-Chief Executive Officer
T. Wilson Eglin....................  33      President, Chief Operating Officer and Director
Antonia G. Trigiani................  36      Chief Financial Officer and Treasurer
Stephen C. Hagen...................  54      Senior Vice President
Paul R. Wood.......................  37      Vice President, Chief Accounting Officer and
                                             Secretary
Janet M. Kaz.......................  34      Vice President
Philip L. Kianka...................  41      Vice President
Carl D. Glickman...................  71      Director(1)(2)
Kevin W. Lynch.....................  44      Director(2)
John D. McGurk.....................  53      Director(1)(2)
Seth M. Zachary....................  44      Director(2)

---------------
(1) Member, Executive Committee of the Board of Directors.

(2) Member, Audit and Compensation Committees of the Board of Directors.

     E. ROBERT ROSKIND has served as the Chairman of the Board of Directors and Co-Chief Executive Officer of the Company since October 1993. He founded The LCP Group, L.P. ("LCP") in 1973 and has been its Chairman since 1976. Prior to founding LCP, Mr. Roskind headed the real estate net lease financing area of Lehman Brothers Inc. He is also a general partner for a variety of entities which serve as the general partner of various partnerships that hold net leased real properties and other real estate or interests therein. Mr. Roskind is a director of Berkshire Realty Company, Inc., Krupp Government Income Trust I and Krupp Government Income Trust II.

     RICHARD J. ROUSE became the Vice Chairman of the Board of Directors in April 1996, has served as the Co-Chief Executive Officer and a director of the Company since October 1993, and was the President of the Company from October 1993 until April 1996. Mr. Rouse was also a managing director of LCP. He had been associated with LCP since 1979 and had been engaged there in all aspects of net lease finance, acquisition and syndication and corporate financing transactions.

     T. WILSON EGLIN became the President of the Company in April 1996, has served as Chief Operating Officer of the Company since October 1993, has been a director of the Company since May 1994, and was the Executive Vice President of the Company from October 1993 until April 1996. Prior to his association with the Company, Mr. Eglin had been associated with LCP since 1987 and had been its Vice President -- Acquisitions from 1990 to 1993. In connection with his responsibilities with LCP, Mr. Eglin was an officer of affiliated companies that own and manage over 400 net leased real properties and was involved in all aspects of real estate acquisition and finance, principally in net leased transactions.

     ANTONIA G. TRIGIANI has served as the Chief Financial Officer and Treasurer of the Company since October 1993. She had been associated with LCP from 1989 until April 1996, serving as its Vice President -- Asset Management from 1990 until April 1996. Prior to joining LCP, Ms. Trigiani was associated with HRE Properties, a REIT listed on the New York Stock Exchange, and Merrill Lynch, Hubbard Inc., a real estate division of Merrill Lynch & Co., Inc.

     STEPHEN C. HAGEN has served as Senior Vice President of the Company since October 1996. From 1992 to 1994, Mr. Hagen was a principal of Pharus Realty Investments, a money manager in real estate stocks, and served as Chief Operating Officer of HRE Properties, a NYSE-listed REIT, from 1989 to 1992.

     PAUL R. WOOD has served as Vice President, Chief Accounting Officer and Secretary of the Company since October 1993. He had been associated with LCP from 1988 to 1993 and from 1990 to 1993 had been responsible for all accounting activities relating to the net leased properties managed by LCP and its affiliates. Prior to joining LCP, Mr. Wood was, from 1987 to 1988, associated with E.F. Hutton & Company Inc. as a senior accountant.

     JANET M. KAZ has served as Vice President of the Company since May 1995, and prior thereto served as Asset Manager of the Company since October 1993. Prior to her association with the Company, Ms. Kaz had been a member of LCP's property acquisition team from 1986 to 1990 and a member of LCP's asset management team from 1991 to 1993. Ms. Kaz was involved in all aspects of real estate acquisition, finance and management, principally in net leased transactions.

     PHILIP L. KIANKA joined the Company in 1997 as Vice President of Asset Management. Prior to joining Lexington, from 1985 through 1997, Mr. Kianka served as a Vice President and Senior Asset Manager at Merrill Lynch Hubbard, Inc., a real estate division of Merrill Lynch & Co., Inc. Mr. Kianka was involved with real estate acquisitions, development and asset management for a national portfolio of diversified properties.

     CARL D. GLICKMAN has served as a director and a member of the Audit Committee and Compensation Committee of the Board of Directors of the Company since May 1994. He has been President of the Glickman Organization since 1953. He is on the Board of Directors of Alliance Tire & Rubber Co., Ltd., Bear, Stearns Companies, Inc. (an affiliate of Bear, Stearns & Co. Inc.), Continental Health Affiliates, Inc., Franklin Corporation, Infu-Tech, Inc., Jerusalem Economic Corporation Ltd. and OfficeMax Inc., as well as numerous private companies.

     KEVIN W. LYNCH is a founder and principal of The Townsend Group, an institutional real estate consulting firm founded in 1983. Prior to forming The Townsend Group, Mr. Lynch was a Vice President for Stonehenge Capital Corporation. Mr. Lynch has been involved in the commercial real estate industry since 1974, and is a director of First Industrial Realty Trust.

     JOHN D. MCGURK became a member of the Board in January 1997 as the designee of Five Arrows to the Board of Directors. He is the founder and President of Rothschild Realty, Inc., the advisor to Five Arrows Realty Securities L.L.C. ("Five Arrows"). Prior to starting Rothschild Realty, Inc. in 1981, Mr. McGurk served as a Regional Vice President for The Prudential Insurance Company of America where he oversaw its New York City real estate loan portfolio, equity holdings, joint ventures and projects under development. Mr. McGurk is a member of the Urban Land Institute, Pension Real Estate Association, Real Estate Board of New York and the National Real Estate Association, and is the President of the Trustee Committee of the Caedmon School.

     SETH M. ZACHARY has served as a director and a member of the Audit Committee and Compensation Committee of the Board of Directors of the Company since November 1993. Since 1987, he has been a partner in the law firm of Paul, Hastings, Janofsky & Walker LLP, counsel to the Company.

COMPENSATION OF DIRECTORS

     With the exception of the director appointed by Five Arrows, each director who is not employed by the Company receives an annual fee of $20,000 for service as a director. In addition, such directors receive $1,000 for each meeting of the Board of Directors of any committee thereof attended by the director and reimbursement for expenses incurred in attending such meetings. Pursuant to the 1994 Outside Director Stock Plan, as amended, during 1997 each nonemployee director is required to receive not less than 50% of such director's fees in Common Stock at an amount per share equal to 95% of the fair market value of one share of Common Stock as of the date of purchase. As of the date of this Prospectus Supplement, Messrs. Glickman, Zachary, and Lynch have each elected to receive 100% of their 1997 fees in Common Stock. Pursuant to the Company's 1993 Stock Option Plan, nonemployee directors automatically are granted each year, on January 1, non-qualified stock options to purchase, after a one-year holding period, 2,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant.

                                  UNDERWRITING

     The underwriters of the Offering of the Shares (the "Underwriters"), for whom Bear, Stearns & Co. Inc. and McDonald & Company Securities, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Purchase Agreement and the related Pricing Agreement (together, the "Purchase Agreement"), which will be filed as an exhibit to a Current Report on Form 8-K, to purchase from the Company the aggregate number of shares of Common Stock set forth opposite their names below:

                                                                            NUMBER OF
        UNDERWRITER                                                           SHARES
        ------------------------------------------------------------------  ----------
        Bear, Stearns & Co. Inc. .........................................   1,320,000
        McDonald & Company Securities, Inc. ..............................     880,000
        BancAmerica Robertson Stephens....................................      50,000
        EVEREN Securities, Inc. ..........................................      50,000
        Schroder & Co., Inc...............................................      50,000
        UBS Securities LLC................................................      50,000
        Dain Bosworth Incorporated........................................      25,000
        Harris Webb & Garrison, Inc. .....................................      25,000
        Principal Financial Securities, Inc. .............................      25,000
        Tucker Anthony Incorporated.......................................      25,000
                                                                             ---------
                  Total...................................................   2,500,000
                                                                             =========

     The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that, if any of the foregoing Shares are purchased pursuant to the Purchase Agreement, all such Shares must be so purchased. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company has been advised that the Underwriters propose to offer the Shares to the public initially at the public offering price set forth on the cover of this Prospectus Supplement and to certain selected dealers (who may include the Underwriters) at such public offering price less a concession not to exceed $0.47 per share. The selected dealers may reallow a concession to certain other dealers not to exceed $0.10 per share. After the initial offering to the public, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Representatives.

     The Company has granted the Underwriters an option to purchase up to 375,000 additional shares of Common Stock, at the public offering price (less underwriting discounts and commissions) set forth on the cover page of this Prospectus Supplement, solely to cover over-allotments, if any. Such option may be exercised at any time until 30 days after the date of this Prospectus Supplement. To the extent the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table. Carl D. Glickman, a director of the Company, also serves on the Board of Directors of Bear, Stearns Companies, Inc., an affiliate of Bear, Stearns & Co. Inc.

     In order to facilitate the Offering, certain persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock during and after the Offering. Specifically, such persons may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company. Such persons may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment option granted to the Underwriters. In addition, such persons may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Offering are reclaimed if shares of Common Stock previously distributed in the Offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resale thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time. Bear Stearns & Co. Inc. acted as underwriter in connection with the June Offering and received customary underwriting discounts and commissions in connection therewith.

                                 LEGAL MATTERS

     Certain legal matters, including the validity of the Shares and certain tax matters, will be passed upon for the Company by Paul, Hastings, Janofsky & Walker LLP (a limited liability partnership including professional corporations), New York, New York. Seth M. Zachary, a partner of Paul, Hastings, Janofsky & Walker LLP, is presently serving as a director of the Company and will continue to serve as a director at least until the Company's 1998 Annual Meeting of Stockholders. Mr. Zachary is the beneficial owner of 5,211 shares of Common Stock and holds options to purchase an additional 12,500 shares of Common Stock. In connection with certain matters related to the laws of the State of Maryland, Paul, Hastings, Janofsky & Walker LLP will rely on the opinion of Piper & Marbury LLP, Baltimore, Maryland. Certain legal matters will be passed upon for the Underwriters by Hogan & Hartson L.L.P., Washington, D.C.

PROSPECTUS

                                  $89,162,580

                      LEXINGTON CORPORATE PROPERTIES, INC.

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK

     Lexington Corporate Properties, Inc. (the "Company") may offer from time to time in one or more series (i) its debt securities ("Debt Securities"), which may be senior or subordinated debt securities, (ii) shares of its preferred stock, $.0001 par value per share ("Preferred Stock") and (iii) shares of its common stock, $.0001 par value per share ("Common Stock"), with an aggregate public offering price of up to $89,162,580 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Stock and Common Stock (collectively, the "Securities") may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

     The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder thereof, terms for sinking fund payments, terms for conversion into Common Stock or Preferred Stock, covenants and any initial public offering price; (ii) in the case of Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and
(iii) in the case of Common Stock, any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with the Company's Articles of Amendment and Restatement of Articles of Incorporation (the "Articles of Incorporation") or otherwise appropriate to preserve the status of the Company as a real estate investment trust for federal income tax purposes. See "Restrictions on Transfers of Capital Stock and Anti-Takeover Provisions."

     The applicable Prospectus Supplement will also contain information, where appropriate, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered by the Company directly, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth or will be calculable from the information set forth in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

      PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" APPEARING ON PAGES 5 THROUGH 8 WHICH ARE RELEVANT TO AN INVESTMENT IN THE SECURITIES.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               The date of this Prospectus is November 12, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Commission's Regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material may be electronically accessed at the Commission's site on the World Wide Web located at http://www.sec.gov.

     The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") and reports, proxy and information statements, and other information concerning the Company can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part (together with any amendments thereto, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Such additional information, exhibits and undertakings may be inspected and obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission. The summaries or descriptions of documents in this Prospectus are not necessarily complete. Reference is made to the copies of such documents attached hereto or otherwise filed as a part of the Registration Statement for a full and complete statement of their provisions, and such summaries and descriptions are, in each case, qualified in their entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or information have been filed by the Company with the Commission and are incorporated herein by reference:

     1. The Company's Quarterly Reports on Form 10-Q (Commission File No. 1-12386) for the quarter ended March 31, 1997, filed on May 15, 1997, and Form 10-Q for the quarter ended June 30, 1997, filed on August 14, 1997.

     2. The Company's Annual Report on Form 10-K (Commission File No. 1-12386) for the year ended December 31, 1996, filed on March 31, 1997.

     3. The Company's Current Reports on Forms 8-K (Commission File No. 1-12386), filed on January 15, 1997; February 6, 1997; February 10, 1997; April 25, 1997, June 2, 1997, June 20, 1997 and September 19,
        1997; and Forms 8-K/A filed on March 14, 1997, June 17, 1997, and August 4, 1997 (Commission File No. 1-12386).

     4. The Company's 1997 Proxy Statement on Schedule 14-A, filed on May 6, 1997 (Commission File No. 1-12386).

     5. The description of the Company's capital stock contained in the Company's Registration Statement on Form 8-B under the Exchange Act, filed on August 10, 1994 (Commission File No. 1-12386), including any amendment or report filed for the purpose of updating that description.

     All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of all Securities covered by this Prospectus will be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this

Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person to the Company at 355 Lexington Avenue, New York, New York 10017, Attention: T. Wilson Eglin, President and Chief Operating Officer, any or all of the documents referred to above (other than exhibits to such documents) which have been incorporated by reference in this Prospectus.

                                  THE COMPANY

     Lexington Corporate Properties, Inc. is a self-managed and self-administered real estate investment trust ("REIT") which acquires, owns and manages a geographically diversified portfolio of high quality office, industrial and retail properties that are net leased to corporations operating in a variety of industries. The Company focuses on acquiring and owning properties which the Company believes are important to the ongoing operations of its tenants. Under a net lease ("Net Lease"), the tenant bears all, or substantially all, of the costs and cost increases for real estate taxes, insurance and ordinary maintenance.

     The Company currently owns controlling interests in 46 properties and minority interests in two additional properties (collectively, the "Properties") which are located in 24 states and have approximately 6.6 million net rentable square feet. The Company's tenants include Bank One, Arizona, N.A., Circuit City Stores, Inc., FirstPlus Financial Group, Inc., The Hartford Fire Insurance Company, Honeywell, Inc., Lockheed Martin Corporation, Northwest Pipeline Corporation, Ryder Integrated Logistics and Wal-Mart Stores, Inc. Substantially all of the Company's leases are Net Leases with an average remaining term of approximately nine years (excluding renewal options).

     The Company's senior executive officers average 17 years of experience in the real estate investment and net lease business. Management has diversified the Company's portfolio by geographical location, tenant industry segment, lease term expiration and property type with the intention of providing steady internal growth with low volatility. Management believes that such diversification should help insulate the Company from regional recession, industry specific downturns and price fluctuations by property type. Since August 1, 1995, the Company has also enhanced the value of its portfolio by acquiring $218.0 million of properties, aggregating approximately 3.5 million net rentable square feet and accounting for approximately $26.5 million in annual net effective rent. These properties include 100% interests in 21 Properties, controlling interests in four Properties and minority interests in two additional Properties. See "-- Completed Acquisitions." As part of management's ongoing efforts, the Company expects to continue to effect portfolio and individual property acquisitions and dispositions, expand existing Properties, attract investment grade quality tenants, extend lease maturities in advance of expiration and refinance outstanding indebtedness when advisable.

     The Company commenced operations in 1993 as a REIT, with several operating partnership subsidiaries. This operating partnership structure enables the Company to acquire property by issuing to a seller, as a form of consideration, interests ("OP Units") in the Company's subsidiary partnerships. Management believes that this structure facilitates the Company's ability to raise capital and to acquire portfolio and individual properties by enabling the Company to structure transactions which may defer tax gains for a contributor of property while preserving the Company's cash available for other purposes, including the payment of distributions.

     The Company is currently organized under the laws of the State of Maryland, but intends to reorganize as a Maryland real estate investment trust ("Maryland REIT") in 1997. The reorganization would be effected by merging the Company with and into a newly formed Maryland REIT. See "Restrictions on Transfers of Capital Stock and Anti-Takeover Provisions -- Reorganization of the Company as a Maryland Real Estate Investment Trust."

     The Company was originally incorporated under the laws of the State of Delaware, and was reincorporated in the State of Maryland in June 1994. References herein to the Company include references to the Company's Delaware predecessor and the predecessor companies referenced above, unless the context otherwise requires.

     The principal executive offices of the Company are located at 355 Lexington Avenue, New York, New York 10017, and its telephone number is (212) 692-7260.

                                  RISK FACTORS

     Risks of Single Tenant Leases. The Company focuses its acquisition activities in Net Leased real properties or interests therein. Because the Company's Net Leased real properties are leased to single tenants, the financial failure of or other default by a tenant resulting in the termination of a lease is likely to cause a significant reduction in the operating cash flow of the lessor and might decrease the value of the property leased to such tenant.

     Dependence on Major Tenants. Revenues from several of the Company's Properties constitute a significant percentage of the Company's consolidated rental revenues. On May 22, 1996, the Company consummated the acquisition of its Salt Lake City, Utah property (the "Northwest Salt Lake City Property") which is 100% occupied by Northwest Pipeline Corporation pursuant to a Net Lease which expires on September 30, 2009, subject to two renewal options for a total of 19 additional years. Revenue derived from the Northwest Salt Lake City Property (net of ground lease payments) represents approximately 18.4% of the Company's annualized rental revenue for as of October 1, 1997. In addition, the Company's Newark, California Property (the "Ross Stores Newark Property") is 100% occupied by Ross Stores, Inc. ("Ross Stores") pursuant to a Net Lease which expires on August 31, 2002, subject to six five-year renewal options. See "Adverse Effects of Possible Property Disposition" below. During 1996, the revenue derived by the Company from the Ross Stores Newark Property represented approximately 10.0% of the Company's consolidated rental revenue. The default, financial distress or bankruptcy of either of the foregoing tenants could cause interruptions in the receipt of lease revenues from such tenants and/or result in vacancies in the respective properties, which would reduce the revenues of the Company until the affected property is relet, and could decrease the ultimate sale value of each such property. Upon the expiration of the leases that are currently in place with respect to these properties, the Company may not be able to re-lease the vacant property at a comparable lease rate or without incurring additional expenditures in connection with such releasing.

     Adverse Effects of Ross Stores Litigation. Ross Stores, Inc., the tenant of the Company's Newark, California Property, exercised an option to purchase the Ross Stores Newark Property for its fair market value, which was determined by arbitration based on estimates of fair market value submitted by Ross Stores and the Company. Under the terms of the arbitration, the arbitrator was required to select the submission of either the Company or Ross Stores, whichever more closely approximated the arbitrator's own opinion of fair market value, and was not permitted any discretion to select another valuation. The opinion of value selected by the arbitrator is deemed the purchase price. The estimate of the fair market value of the Ross Stores Newark Property submitted by Ross Stores more closely approximated the arbitrator's opinion of value and, accordingly was selected by the arbitrator and confirmed by the Superior Court of the State of California for San Francisco County (the "Superior Court"). The arbitrator's opinion of value was based on numerous factors including current and future market rental rates, the length of the Ross Stores Newark Property lease, the credit worthiness of Ross Stores and rate of return required by investors who acquire similar properties. The arbitration decision would have allowed Ross Stores to purchase the Ross Stores Newark Property for $24.8 million on or about September 1, 1997. The Company has appealed the Superior Court which has resulted in a stay of Ross Stores' exercise of its purchase right; the outcome of such appeal cannot be determined at this time. If the Company is successful on its appeal, the parties will go back to the arbitration process and await a new opinion of value. On August 26, 1997, the court ruled in favor of a motion by Ross Stores to require the Company to post a bond equivalent to one year's rent, in the amount of approximately $3.4 million securing the Company's potential reimbursement of Ross Stores for rental payments made following September 1, 1997 in the event that the sale was deemed to be consummated as of such date. The Company has posted the bond. The net book value of the Ross Stores Newark Property at September 30, 1997 was $25.0 million, which includes approximately $1.5 million of deferred rent and deferred expenses related to the Company's refinancing of certain properties, which were allocated to the Ross Stores Newark Property. If the Company does not prevail on its appeal of the Superior Court decision, the potential loss on the sale of the Ross Stores Newark Property as of September 1, 1997 would have been approximately $400,000, after the write-off of $515,000 of deferred financing expenses. Subject to the approval of the trustee under the REMIC trust, the Company is permitted to substitute another property into the REMIC Financing pool in place of the

Ross Stores Newark Property. In the event the Company is unable to complete such substitution, the Company would be required to repay approximately $19.6 million of the REMIC Financing and would incur a prepayment premium of approximately $750,000. As of December 31, 1996, the net annual rent for the Ross Stores Newark Property was approximately $3.3 million which increased to approximately $3.4 million commencing September 1, 1997. Revenue derived from the Ross Stores Newark Property accounted for approximately 10.0% and 7.8% of the Company's consolidated rental revenue for 1996 and as of September 30, 1997, respectively. Unless offset by other revenue sources, the loss of such annual rental revenue from the Ross Stores Newark Property will adversely affect the Company's results of operations.

     Leverage. The Company has incurred, and may continue to incur, indebtedness (secured and unsecured) in furtherance of its activities. The Company's aggregate consolidated outstanding indebtedness as of September 30, 1997 was approximately $206 million. As of September 30, 1997, a total of thirty-seven Properties were subject to mortgages which had an aggregate outstanding principal balance of approximately $199 million. Neither the Articles of Incorporation nor any policy statement formally adopted by the Company's board of directors limits either the total amount of indebtedness or the specified percentage of indebtedness (based upon the total market capitalization of the Company) which may be incurred. Accordingly, the Company could become more highly leveraged, resulting in increased risk of default on obligations of the Company and in an increase in debt service requirements which could adversely affect the financial condition and results of operations of the Company and the Company's ability to pay distributions. The Company's secured revolving credit facility with Fleet National Bank (the "Credit Facility") limits the amount of indebtedness the Company may incur to 60% of the Company's total market capitalization.

     Possible Inability to Refinance Balloon Payments on Mortgage Debt. A significant number of the Company's Properties are subject to mortgages with balloon payments. Balloon payments, relating to three Properties, of approximately $10.0 million and $5.6 million are due in 1998 and 1999, respectively. The Credit Facility matures in 1999. Also, on May 19, 1995, the Company, through its wholly owned subsidiary, LXP Funding Corp., completed a $70 million secured debt offering, secured by fifteen of the Company's Properties, by issuing commercial mortgage pass-through certificates, which mature in 2005. See Note 6 of the Company's Consolidated Financial Statements included in the Company's 1996 Annual Report on Form 10-K. The ability of the Company to make such balloon payments will depend upon its ability either to refinance the mortgage related thereto or to sell the related property. The ability of the Company to accomplish such goals will be affected by various factors existing at the relevant time, such as the state of the national and regional economies, local real estate conditions, available mortgage rates, the Company's equity in the mortgaged properties, the financial condition of the Company, the operating history of the mortgaged properties, and tax laws.

     Uncertainties Relating to Lease Renewals and Re-letting of Space. The Company will be subject to the risks that, upon expiration of leases for space located in the Company's Properties, the premises may not be re-let or the terms of re-letting (including the cost of concessions to tenants) may be less favorable than current lease terms. If the Company were unable to re-let promptly all or a substantial portion of its commercial units or if the rental rates upon such re-letting were significantly lower than expected rates, the Company's net income and ability to make expected distributions to stockholders would be adversely affected. There can be no assurance that the Company will be able to retain tenants in any of the Company's Properties upon the expiration of their leases.

     Defaults on Cross-collateralized Properties. Although the Company does not generally cross-collateralize any of its properties, management may determine to do so from time to time. As of the date of this Prospectus, two of the Company's Properties in Florida were cross-collateralized (with outstanding mortgage balances on such two Properties of approximately $10 million), and fifteen of the Company's Properties were the subject of a segregated pool of assets with respect to which commercial mortgage pass-through certificates (as discussed above) were issued (with an outstanding principal balance thereon of approximately $68 million). To the extent that any of the Company's Properties are cross-collateralized, any default by the Company under the mortgage relating to one such Property will result in a default under the financing arrangements relating to any other Property which also provides security for such mortgage.

     Possible Liability Relating to Environmental Matters. Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property, as well as certain other potential costs relating to hazardous or toxic substances (including government fines and penalties and damages for injuries to persons and adjacent property). Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances. Such liability may be imposed on the owner in connection with the activities of an operator of, or tenant at, the property. The cost of any required remediation, removal, fines or personal or property damages and the owner's liability therefor could exceed the value of the property and/or the aggregate assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remove such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral, which, in turn, would reduce the Company's revenues and ability to make distributions. A property can also be adversely affected either through physical contamination or by virtue of an adverse effect upon value attributable to the migration of hazardous or toxic substances, or other contaminants that have or may have emanated from other properties. Although the Company's tenants are primarily responsible for any environmental damages and claims related to the leased premises, in the event of the bankruptcy or inability of the tenant of such premises to satisfy any obligations with respect thereto, the Company may be required to satisfy such obligations. In addition, under certain environmental laws, the Company, as the owner of such properties may be held directly liable for any such damages or claims irrespective of the provisions of any lease.

     From time to time, in connection with the conduct of the Company's business, and prior to the acquisition of any property from a third party or as required by the Company's financing sources, the Company authorizes the preparation of Phase I environmental reports and, when necessary, Phase II environmental reports, with respect to its Properties. Based upon such environmental reports and management's ongoing review of its Properties, as of the date of this Prospectus, management was not aware of any environmental condition with respect to any of the Company's Properties which management believed would be reasonably likely to have a material adverse effect on the Company. There can be no assurance, however, that (i) the discovery of environmental conditions, the existence or severity of which were previously unknown, (ii) changes in law, (iii) the conduct of tenants or (iv) activities relating to properties in the vicinity of the Company's Properties will not expose the Company to material liability in the future. Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of the Company's tenants, which could adversely affect the Company's financial condition or results of operations.

     Risks Relating to Acquisitions. A significant element of the Company's business strategy is the enhancement of its portfolio through acquisitions of additional properties. The consummation of any future acquisition will be subject to satisfactory completion of the Company's extensive valuation analysis and due diligence review and to the negotiation of definitive documentation. There can be no assurance that the Company will be able to identify and acquire additional properties or that it will be able to finance acquisitions in the future. In addition, there can be no assurance that any such acquisition, if consummated, will be profitable for the Company. If the Company is unable to consummate the acquisition of additional properties in the future, there can be no assurance that the Company will be able to increase or maintain the cash available for distribution to stockholders.

     Concentration of Ownership by Certain Investors. In December 1996, the Company entered into an investment agreement which contemplates the issuance by the Company of up to 2,000,000 shares of Class A Senior Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock") to Five Arrows Realty, L.L.C. ("Five Arrows"). As of the date of this Prospectus, 1,325,000 shares of Convertible Preferred Stock had been issued to Five Arrows under such investment agreement, which would currently represent approximately 9.44% of the issued and outstanding voting stock of the Company if all such shares of Convertible Preferred Stock were immediately converted into shares of Common Stock. In March 1997, the Company sold to an institutional investor in a private placement 8% Exchangeable Redeemable Secured Notes (the "Exchangeable Notes") in the aggregate principal amount of $25 million. The Exchangeable

Notes are exchangeable at $13 per share for shares of Common Stock beginning in the year 2000, subject to adjustment. If, however, the Exchangeable Notes were immediately converted into shares of Common Stock, such shares of Common Stock would represent approximately 12.05% of the issued and outstanding voting stock of the Company (assuming conversion of all outstanding shares of Convertible Preferred Stock). Significant concentrations of ownership by certain investors may allow such investors to exert a greater influence over the management and affairs of the Company.

     Uninsured Loss. The Company carries comprehensive liability, fire, extended coverage and carries rent loss insurance on most of its Properties, with policy specifications and insured limits customarily carried for similar properties. However, with respect to certain of the Properties where the leases do not provide for abatement of rent under any circumstances, the Company generally does not maintain rent loss insurance. In addition, there are certain types of losses (such as losses due to wars or acts of God) that generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose capital invested in a Property, as well as the anticipated future revenues from a Property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the Property. Any such loss would adversely affect the financial condition of the Company. Management believes that the Company's Properties are adequately insured in accordance with industry standards.

     Adverse Effects of Changes in Market Interest Rates. The trading prices of equity securities issued by REITs have historically been affected by changes in broader market interest rates, with increases in interest rates resulting in decreases in trading prices, and decreases in interest rates resulting in increases in such trading prices. An increase in market interest rates could therefore adversely affect the trading prices of any equity Securities issued by the Company.

     Competition. The real estate industry is highly competitive. The Company's principal competitors include national REITs many of which are substantially larger and have substantially greater financial resources than the Company.

     Failure to Qualify as a REIT. Management believes that the Company met the requirements for qualification as a REIT for United States federal income tax purposes beginning with its taxable year ended December 31, 1993 and the Company intends to continue to meet such requirements in the future. However, qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"), for which there are only limited judicial or administrative interpretations. No assurance can be given that the Company has qualified, or that the Company will remain qualified, as a REIT. The Code provisions and income tax regulations applicable to REITs are more complex than those applicable to corporations. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify as a REIT. In addition, no assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the requirements for qualification as a REIT or the United States federal income tax consequences of such qualification. If the Company did not qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing its income subject to United States federal income tax at the regular corporate rates. The Company also could be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Cash available for distribution to the Company's stockholders would be significantly reduced for each year in which the Company did not qualify as a REIT. Although the Company currently intends to continue to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company, without the consent of the stockholders, to revoke the REIT election or to otherwise take action that would result in disqualification.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of Securities for general corporate purposes, which may include the acquisition of additional properties, the repayment of outstanding indebtedness or the improvement of certain properties already in the Company's portfolio.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for each of the years ended 1996, 1995, 1994, 1993 and 1992 was 1.41, 1.31, 1.49, 1.40 and 1.45,
respectively. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continued operations plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense and the amortization of debt issuance costs.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities will be direct obligations of the Company, which may be secured or unsecured and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures in the form filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "Form of Indenture"). As provided in the Form of Indenture, the specific terms of any Debt Security issued pursuant to an indenture will be set forth in one or more Supplemental Indentures, each dated as of a date of or prior to the issuance of the Debt Securities to which it relates (the "Supplemental Indentures" and each a "Supplemental Indenture"). Senior Securities and Subordinated Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"), which may be the same Trustee, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities.

     Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable Indenture.

TERMS

     The indebtedness represented by the Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under "-- Subordination." The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement, along with any applicable federal income tax considerations unique to such Debt Securities. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

     Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limits as to aggregate principal amount, in one or more series, in each case as established from time to time by the Company or as set forth in the applicable Indenture or in one or more Supplemental Indentures. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

     The Form of Indenture provides that the Company may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. If two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable

Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The following summaries set forth certain general terms and provisions of the Indentures and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

          (1) The title of such Debt Securities and whether such Debt Securities are secured or unsecured or Senior Securities or Subordinated Securities;

          (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) The price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Common Stock or Preferred Stock, or the method by which any such portion shall be determined;

          (4) If convertible, the terms on which such Debt Securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock receivable on conversion;

          (5) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (8) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company with respect to such Debt Securities and the applicable Indenture may be served;

          (9) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Company;

          (10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

          (13) Whether such Debt Securities will be issued in certificated or book-entry form and, if so, the identity of the depository for such Debt Securities;

          (14) Whether such Debt Securities will be in registered or bearer form or both and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (15) The applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof;

          (16) Whether and under what circumstances the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

          (17) Any deletions from, modifications of or additions to the events of default or covenants of the Company, to the extent different from those described herein or set forth in the applicable Indenture with respect to such Debt Securities, and any change in the right of any Trustee or any of the holders to declare the principal amount of any of such Debt Securities due and payable;

          (18) The provisions, if any, relating to the security provided for such Debt Securities; and

          (19) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, any special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as may be set forth in any Prospectus Supplement, neither the Debt Securities nor the Indenture will contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control, regardless of whether such indebtedness, transaction or change of control is initiated or supported by the Company, any affiliate of the Company or any other party. However, certain restrictions on ownership and transfers of the Common Stock and Preferred Stock are designed to preserve the Company's status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Restrictions on Transfers of Capital Stock and Anti-Takeover Provisions." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided, however, that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the

Company for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Company for such purpose. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

     Neither the Company nor any Trustee shall be required (i) to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities that may be selected for redemption and ending at the close of business on the day of such mailing; (ii) to register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) to issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indentures will provide that the Company may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets, is organized under the laws of any domestic jurisdiction and assumes the Company's obligations to pay principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no event of default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

CERTAIN COVENANTS

     Existence. Except as permitted under "-- Merger, Consolidation or Sale of Assets," the Indentures will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by articles of incorporation, by-laws and statute) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if its Board of Directors determines that the preservation thereof is no longer desirable in the conduct of its business by appropriate proceedings.

     Maintenance of Properties. The Indentures will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

     Insurance. The Indentures will require the Company to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service, in such amounts and covering all such risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

     Payment of Taxes and Other Claims. The Indentures will require the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Indentures will require the Company, within 15 days of each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission if the Company were so subject, (i) to transmit by mail to all holders of Debt Securities, as their names and addresses appear in the applicable register for such Debt Securities, without cost to such holders, copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections,
(ii) to file with the applicable Trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (iii) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

     Additional Covenants. Any additional covenants of the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any of its subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $10,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any its subsidiaries (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $10,000,000, whether such indebtedness exists on the date of such Indenture or shall thereafter be created, with such obligations being accelerated and not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary of the Company; and (vii) any other event of default provided with respect to a particular series of Debt

Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

     If an event of default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities than outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (ii) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture. The Indentures will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may
be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     The Indentures will require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect to any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

     The Indentures will provide that no holder of Debt Securities of any series may institute any proceeding, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

     The Indentures will provide that, subject to provisions in each Indenture relating to its duties in case of default, a Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURES

     Modifications and amendments of an Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (i) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the applicable Indenture.

     Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under such Indenture;
(ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in such Indenture; (iii) to add events of default for the benefit of the holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form; provided that such action shall not adversely affect the interest of the holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture; provided that any such change or elimination shall be effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture; provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under such Indenture; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities; provided that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series.

     The Indentures will provide that, in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities,

(i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to such Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

     The Indentures will contain provisions for convening meetings of the holders of Debt Securities of a series issued thereunder. A meeting may be called at any time by the applicable Trustee, and also, upon request, by the Company or the holder of at least 25% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in such Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, the Indentures will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series; (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

SUBORDINATION

     Unless otherwise provided in the applicable Prospectus Supplement, Subordinated Securities will be subject to the following subordination provisions.

     Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (as defined below), but the obligation of the Company to make payments of the principal of and interest on such Subordinated Securities will not otherwise be affected. No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default. After all Senior debt is paid in full and until the Subordinated Securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt. The Subordinated Indenture will not restrict the amount of Senior Indebtedness or other indebtedness of the Company and its subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of Subordinated Indebtedness may recover less, ratably, than senior creditors of the Company.

     Senior Debt will be defined in the applicable Indenture as the principal of and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (i) indebtedness of the Company for money borrowed or represented by purchase-money obligations, (ii) indebtedness of the Company evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, (iii) obligations of the Company as lessee under leases of property either made as part of any sale and leaseback transaction to which the Company is a party or otherwise, (iv) indebtedness of partnerships and joint ventures which is included in the consolidated financial statements of the Company, (v) indebtedness, obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and (vi) any binding commitment of the real estate investment, in each case other than (a) any such indebtedness, obligation or liability referred to in clauses (i) through (vi) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks pari passu with the Subordinated Securities, (b) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, and (c) the Subordinated Securities. There will not be any restriction in any Indenture relating to Subordinated Securities upon the creation of additional Senior Debt.

     If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Debt outstanding as of the end of the Company's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities with respect to principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     The Indentures will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Company may elect either (i) to defease and be discharged from any and all obligations (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, to hold moneys for payment in trust and, with respect to Subordinated Debt Securities which are convertible or exchangeable, the right to convert or exchange) with respect to such Debt Securities ("defeasance") or (ii) to be released from its obligations with respect to such Debt Securities under the applicable Indenture (being the restrictions described under "-- Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

     "Government Obligations" means securities that are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(i) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (c) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     If the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (iv) under "-- Events of Default, Notice and Waiver" with respect to specified sections of an Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (vii) under "-- Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into shares of Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

PAYMENT

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     All moneys paid by the Company to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of one year after such principal, premium or interest has become due and payable will be repaid to the Company, and the holder of such Debt Security thereafter may look only to the Company for payment thereof.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                         DESCRIPTION OF PREFERRED STOCK

     The description of the Company's preferred stock, par value $.0001 per share ("Preferred Stock"), set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation, Amended Bylaws (the "Bylaws") and Articles Supplementary.

GENERAL

     Under the Articles of Incorporation, the Company has authority to issue 10,000,000 shares of Preferred Stock, 1,325,000 of which, designated as Class A Senior Cumulative Convertible Preferred Stock, were outstanding as of the date of this Prospectus, as described below. Shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. Prior to issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law ("MGCL") and the Articles of Incorporation to fix for each series, subject to the provisions of the Articles of Incorporation regarding excess stock, $.0001 par value per share ("Excess Stock"), the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Preferred Stock will, when issued against payment therefor, be fully paid and nonassessable and will not be subject to preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

TERMS

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles of Incorporation and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

     Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

          (1) The title and stated value of such Preferred Stock;

          (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

          (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

          (5) The provision for a sinking fund, if any, for such Preferred
     Stock;

          (6) The provision for redemption, if applicable, of such Preferred Stock;

          (7) Any listing of such Preferred Stock on any securities exchange;

          (8) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

          (9) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

          (10) A discussion of federal income tax considerations applicable to such Preferred Stock;

          (11) The relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding-up of the affairs of the Company;

          (12) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding-up of the affairs of the Company; and

          (13) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding-up of the Company, (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding-up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding-up of the Company. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

     Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of all such series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and
(ii) if a series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (a) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and
(b) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

     Notice of redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding-up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding-up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding-up of the Company.

VOTING RIGHTS

     Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of a percentage to be specified in the applicable Prospectus Supplement of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock. See "Restrictions on Transfers of Capital Stock and Anti-Takeover Provisions."

TRANSFER AGENT

     The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

TERMS OF CLASS A SENIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK

     In December 1996, the Company entered into an agreement with Five Arrow Realty Securities L.L.C. ("Five Arrows") providing for the sale of up to 2,000,000 shares of the Company's Class A Senior Cumulative Convertible Preferred Stock ("Convertible Preferred Stock"). Under the terms of the agreement, the Company may sell the Convertible Preferred Stock to Five Arrows at up to three closings, at the Company's option, during 1997 for an aggregate price of $25 million. The Convertible Preferred Stock, which is convertible into Common Stock on a one-for-one basis at $12.50 per share, subject to adjustment, is entitled to quarterly distributions equal to the greater of $.295 or the product of 1.05 and the per share quarterly distribution on Common Stock. The Convertible Preferred Stock may be redeemed by the Company after five years at a 6% premium over the liquidation preference of $12.50 per share (plus accrued and unpaid dividends), with such premium declining to zero on or after December 31, 2011. Each share of Convertible Preferred Stock is entitled to one vote per share and holders are entitled to vote on all matters submitted to a vote of holders of outstanding Common Stock. In connection with such sale, the Company has entered into certain related agreements with Five Arrows, providing, among other things, for certain demand and piggyback registration rights with respect to such shares and the right to designate a member or members of the Board of Directors of the Company. Five Arrows' designee, John D. McGurk, is currently serving as a member of the Board of Directors of the Company.

                          DESCRIPTION OF COMMON STOCK

     The description of the Company's Common Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation and Bylaws.

GENERAL

     Under the Articles of Incorporation, the Company has authority to issue 40,000,000 shares of Common Stock, par value $.0001 per share. Under Maryland law, stockholders generally are not responsible for a corporation's debts or obligations. At November 3, 1997, the Company had outstanding 12,713,633 shares of Common Stock.

TERMS

     Subject to the preferential rights of any other shares or series of stock and to the provisions of the Articles of Incorporation regarding Excess Stock, holders of shares of Common Stock are entitled to receive dividends on shares of Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company and the amount to which holders of any class of stock classified or reclassified or having a preference on distributions in liquidation, dissolution or winding-up of the Company have a right.

     Subject to the provisions of the Articles of Incorporation regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the Directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any Directors.

     Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

     The Company furnishes its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     Subject to the provisions of the Articles of Incorporation regarding Excess Stock, all shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

     Pursuant to the MGCL, a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Articles of Incorporation. However, the Articles of Incorporation provide that such actions, with the exception of certain amendments to the Articles of Incorporation for which a higher vote requirement has been set, shall be valid and effective if authorized by holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock and Anti-Takeover Provisions."

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services LLC.

                   RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK
                          AND ANTI-TAKEOVER PROVISIONS

RESTRICTIONS RELATING TO REIT STATUS

     For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). To assist the Company in continuing to remain a qualified REIT, the Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the Company's equity stock, defined as Common Stock or Preferred Stock. The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT. Any transfer of equity stock or any security convertible into equity stock that would create a direct or indirect ownership of equity stock in excess of the Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the equity stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the equity stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

     Equity stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit, will automatically be exchanged for shares of Excess Stock that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the Ownership Limit. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote and, except upon liquidation, it will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Stock prior to the discovery by the Company that equity stock has been transferred in violation of the provisions of the Articles of Incorporation shall be repaid to the Company upon demand. The Excess Stock is not treasury stock, but rather constitutes a separate class of issued and outstanding stock of the Company. The original transferee-stockholder may, at any time the Excess Stock is held by the Company in trust, transfer the interest in the trust representing the Excess Stock to any individual whose ownership of the equity stock exchanged into such Excess Stock would be permitted under the Articles of Incorporation, at a price not in excess of the price paid by the original transferee-stockholder for the equity stock that was exchanged into Excess Stock, or, if the transferee-stockholder did not give value for such equity stock, a price not in excess of the market price (as determined in the manner set forth in the Articles of Incorporation) on the date of the purported transfer. Immediately upon the transfer to the permitted transferee, the Excess Stock will automatically be exchanged for equity stock of the class from which it was converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Company.

     In addition to the foregoing transfer restrictions, the Company will have the right, for a period of 90 days during the time any Excess Stock is held by the Company in trust, to purchase all or any portion of the Excess Stock from the original transferee-stockholder for the lesser of the price paid for the equity stock by the original transferee-stockholder or the market price (as determined in the manner set forth in the Articles of Incorporation) of the equity stock on the date the Company exercises its option to purchase. The 90-day period begins on the date on which the Company receives written notice of the transfer or other event resulting in the exchange of equity stock for Excess Stock.

     Each stockholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     This ownership limitation may have the effect of precluding acquisition of control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

  Authorized Capital

     The Company has an aggregate of 40,000,000 authorized shares of Common Stock, 40,000,000 shares of Excess Stock and 10,000,000 undesignated shares of Preferred Stock available for issuance in its Articles of Incorporation. Such shares (other than reserved shares) may be issued from time to time by the Company in the discretion of the Board to raise additional capital, acquire assets, including additional real properties, redeem or retire debt or for any other business purpose. In addition, the undesignated shares of Preferred Stock may be issued in one or more additional classes with such designations, preferences and relative, participating, optional or other special rights including, without limitation, preferential dividend or voting rights, and rights upon liquidation, as shall be fixed by the Board. Also, the Board of Directors is authorized to classify and reclassify any unissued shares of capital stock by setting or changing, in any one or more respects, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock. Such authority includes, without limitation, subject to the provisions of the Articles of Incorporation, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and reclassify shares of any class into one or more series of such class. In certain circumstances, the issuance of Preferred Stock, or the exercise by the Board of such rights to classify or reclassify stock, could have the effect of deterring individuals or entities from making tender offers for the shares of Common Stock or seeking to change incumbent management.

  Maryland Corporation Law

     The General Corporation Law of the State of Maryland includes certain other provisions which may also discourage a change in control of management of the Company. Maryland law provides that a Maryland corporation may not engage in any "business combination" with any "interested stockholder." An "interested stockholder" is defined, in essence, as any person owning beneficially, directly or indirectly, 10% or more of the outstanding voting stock of a Maryland corporation. Unless an exemption applies, the Company may not engage in any business combination with an interested stockholder for a period of five years after the interested stockholder became an interested stockholder, and thereafter may not engage in a business combination unless it is recommended by the Board and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by the holders of all outstanding voting stock of the Company, and (ii) 66 2/3% of the votes entitled to be cast by all holders of outstanding shares of voting stock other than voting stock held by the interested stockholder. The voting requirements do not apply at any time to business combinations with an interested stockholder or its affiliates if approved by the Board prior to the time the interested stockholder first became an interested stockholder. Additionally, if the business combination involves the receipt of consideration by the stockholders in exchange for the Company's stock, the voting requirements do not apply if certain "fair price" conditions are met.

     Maryland law provides for the elimination of the voting rights of any person who makes a Control Share Acquisition (as defined) except to the extent that such acquisition is exempt or is approved by at least 66 2/3% of all votes entitled to be cast on the matter, excluding shares of capital stock owned by the acquirer or by officers or directors who are employees of the Company. A control share acquisition ("Control Share Acquisition") is the direct or indirect acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, shares of voting stock ("Control Shares") that would, if aggregated with all other voting stock owned by such person, entitle such person to exercise voting power in electing directors within one of the following ranges of voting power: (i) 20% or more but less than 33 1/3%; (ii) 33 1/3%

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

or more but less than a majority; or (iii) a majority of voting power. A person who has made or proposes to make a Control Share Acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the Company may itself present the question at any stockholder meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the Company may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last Control Share Acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the Control Share Acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a Control Share Acquisition. The Control Share Acquisition statute does not apply to stock acquired in a merger, consolidation or stock exchange if the Company is a party to the transaction, or to acquisitions approved or exempted by the charter or by-laws of the Company.

  Reorganization of the Company as a Maryland Real Estate Investment Trust

     The Board of Directors of the Company is currently incorporated under the laws of the State of Maryland, but intends to reorganize as a Maryland REIT in 1997. The reorganization is expected to result in franchise tax savings for the Company in certain jurisdictions in which the Company owns properties. The reorganization will be effected by merging the Company with and into a newly formed Maryland REIT. In the merger, each outstanding share of Common Stock and Convertible Preferred Stock of the Company will be converted into one common share of beneficial interest or preferred share of beneficial interest, as the case may be, of the Maryland REIT. Each common or preferred share of beneficial interest in the Maryland REIT will entitle the holder thereof to the same voting rights to which such stockholder was entitled prior to the merger, and it will not be necessary for stockholders of the Company to surrender or exchange their existing stock certificates for new certificates of the Maryland REIT. The Board of Directors does not believe that the reorganization will result in any material change in the Company's business or operations, or otherwise have any affect on the Company's financial statements. Upon the effectiveness of the merger, the Company will be known as Lexington Corporate Properties Trust.

     The Company believes that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Accordingly, holders of shares of Common Stock and Convertible Preferred Stock will not recognize any gain or loss for federal income tax purposes as a result of the conversion of their shares into shares of the Maryland REIT. For federal income tax purposes, a holder's aggregate basis in the shares of the Maryland REIT received in the merger will equal such holder's adjusted basis in the shares converted therefor and such holder's holding period for the new shares received in the merger will include such holder's holding period in the shares converted therefor. In addition, the Company will not recognize any gain or loss for federal income tax purposes upon the transfer or its property to the Maryland REIT pursuant to the merger.

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

                       FEDERAL INCOME TAX CONSIDERATIONS

  GENERAL

     The following is a general summary of the requirements for qualification as a REIT and the federal income tax treatment of a REIT and its stockholders. The following discussion, which is not exhaustive of all possible tax considerations, does not include a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of its particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws. As discussed below, the Taxpayer Relief Act of 1997 (the "1997 Act") contains certain changes to the REIT qualification requirements and to the taxation of REITs that may be material to a holder of Common Stock, but which will become effective only for the Company's taxable years commencing on or after January 1, 1998.

     EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH PROSPECTIVE PURCHASER'S PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TREATMENT OF THE COMPANY AS A REIT

     General. The Company elected to be taxed as a REIT under Sections 856 through 860 of the Code effective for its taxable year ended December 31, 1993. The Company believes that it was organized, and has operated, in such a manner so as to qualify for taxation as a REIT under the Code and intends to conduct its operations so as to qualify for taxation as a REIT. No assurance, however, can be given that the Company has operated in a manner so as to qualify or will be able to operate in such a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, the required distribution levels, diversity of stock ownership and the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by counsel. Accordingly, no assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy such requirements.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, the Company will be subject to Federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless has maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then, to the extent of such property's "built-in gain" (the excess of the fair market value of such property at the time of the acquisition by the Company over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Internal Revenue Service regulations that have not yet been promulgated).

     Requirements for Qualification. A REIT is a corporation, trust or association (i) which is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (v) the beneficial ownership of which is held by 100 or more persons, (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions
(i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company believes that it currently satisfies requirements (i) through (vi). In addition, the Company's Articles of Incorporation include restrictions regarding the transfer of its stock that are intended to assist the Company in continuing to satisfy requirements (v) and (vi). See "Description of Preferred Stock," "Description of Common Stock" and "Restrictions on Transfers of Capital Stock and Anti-Takeover Provisions." Moreover, pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to holders of Common Stock requesting information regarding the actual ownership of the Common Stock, and the Company does not know, or exercising reasonable diligence would not have known, whether it failed to meet requirement
(vi) above, the Company will be treated as having met the requirement.

     In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and items of gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and assets (as discussed below). Thus, the Company's proportionate share of the assets, liabilities, and items of gross income of the partnerships in which the Company owns an interest are treated as assets, liabilities and items of the Company for purposes of applying the requirements described herein.

     Income Tests. In order to maintain qualification as a REIT for the Company's tax years commencing on and after January 1, 1998, the Company annually must satisfy two gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities. In addition, for its tax years ending on or before December 31, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the

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

Company's gross income (including gross income from prohibited transactions). Pursuant to the 1997 Act, the Company will not have to meet the 30% test for its taxable years commencing on or after January 1, 1998.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property (subject to a de minimus exception applicable to the Company's tax years commencing on and after January 1, 1998 as described below) or furnish or render services to the tenants of such property, other than through an independent contractor from whom the Company derives no revenue. The Company may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property ("Permissible Services").

     Pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property notwithstanding the fact that the Company provides services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for "impermissible services" with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by the Company with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). The amount that the Company will be deemed to have received for performing "impermissible services" will be the greater of the actual amount so received or 150% of the direct cost to the Company of providing those services.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if such failure was due to reasonable cause and not willful neglect, it disclosed the nature and amounts of its items of gross income in a schedule attached to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. A 100% penalty tax would be imposed on the amount by which the Company failed the 75% or 95% test (whichever amount is greater), less an amount which generally reflects expenses attributable to earning the nonqualified income. No analogous relief is available for failure to satisfy the 30% income test.

     Subject to certain safe harbor exceptions, any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

     Asset Tests. The Company must also satisfy three tests relating to the nature of its assets every quarter. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest or held by "qualified REIT subsidiaries" (as defined in the Code) of the Company and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, cash, cash items and government securities). Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities. The Company expects that substantially all of its assets will consist of (i) real properties, (ii) stock or debt investments that earn qualified temporary investment income, (iii) other qualified real estate assets, and (iv) cash, cash items and government securities. The Company may also invest in securities of other entities, provided that such investments will not prevent the Company from satisfying the asset and income tests for REIT qualification set forth above.

     If the Company inadvertently fails one or more of the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status, provided that (i) it satisfied all of the asset tests at the close of a preceding calendar quarter, and (ii) the discrepancy between the values of the Company's assets and the standards imposed by the asset test either did not exist immediately after the acquisition of any particular acquisition or was not wholly partly caused by such an acquisition. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company could still avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     Distribution Test. With respect to each taxable year, the Company must distribute to its shareholders an amount equal to the sum of (i) 95% of its "REIT Taxable Income" (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) 95% of any after-tax net income from foreclosure property, in each case less any "excess noncash income." REIT Taxable Income is generally computed in the same manner as taxable income of ordinary corporations, with several adjustments, such as a deduction allowed for dividends paid, but not for dividends received. "Excess noncash income" is the amount, if any, by which the sum of certain items of noncash income exceeds 5% of REIT Taxable Income for the taxable year (determined without regard to the deduction for dividends paid and by excluding any net capital gain). With respect to the Company's tax years commencing prior to January 1, 1998, these items of noncash income for which relief from the distribution requirement is provided are (i) the excess of amounts includible in gross income due to the operation of Section 467 of the Code (relating to deferred rental agreements) over the amounts that would have been includible without regard to such provision, (ii) income from certain like-kind exchanges not eligible for tax-free treatment and (iii) in the case of a REIT using the cash method of accounting for United States federal income tax purposes, the amounts includible in gross income with respect to the amount by which original issue discount on purchase money debt obligations (but not other kinds of original issue discount or market discount) exceed the amount of money and fair market value of other property received during the taxable year under such instruments. With respect to the Company's tax years commencing on and after January 1, 1998, "excess noncash income" also includes income from the cancellation of indebtedness, and the category of "excess noncash income" described in clause (iii) above applies equally to REITs that use the accrual method of accounting for United States federal income tax purposes.

     The Company will be subject to tax on amounts not distributed at regular United States federal corporate income tax rates. With respect to its tax years beginning on and after January 1, 1998, the Company may elect to retain, rather than distribute, net long-term capital gain, and be subject to regular United States federal income tax thereon. For the consequences of such an election to the REIT's shareholders, see "Taxation of Taxable Shareholders." In addition, a nondeductible 4% excise tax is imposed on the excess of (i) 85% of the Company's ordinary income for the year plus 95% of capital gain net income for the year and the undistributed portion of the required distribution for the prior year over (ii) the actual distribution to shareholders during the year (if any). Net operating losses generated by the Company may be carried forward (but not carried back) and used by the Company for 15 years (or 20 years in the case of net operating losses generated in the Company's tax years commencing on or after January 1, 1998) to reduce REIT Taxable Income and the amount that the Company will be required to distribute in order to remain qualified as a REIT. Net capital losses of the Company may be carried forward for five years (but not carried back) and used to reduce capital gains.

     In general, a distribution must be made during the taxable year to which it relates to satisfy the distribution test and to be deducted in computing REIT Taxable Income. However, the Company may elect to treat a dividend declared and paid after the end of the year (a "subsequent declared dividend") as paid during such year for purposes of complying with the distribution test and computing REIT Taxable Income, if the dividend is (i) declared before the regular or extended due date of the Company's tax return for such year and (ii) paid not later than the date of the first regular dividend payment made after the declaration (but in no case later than 12 months after the end of the year). For purposes of computing the 4% excise tax, a subsequent declared dividend is considered paid when actually distributed. Furthermore, any dividend that is declared by the Company in October, November of December of a calendar year, and payable to stockholders of record as of a specified date in such month of such year will be deemed to have been paid by the Company (and received by stockholders) on December 31 of such calendar year, but only if such dividend is actually paid by the Company in January of the following calendar year. For purposes of complying with the distribution test for a taxable year as a result of an adjustment in certain of its items of income, gain or deduction by the IRS, the Company may be permitted to remedy such failure by paying a "deficiency dividend" in a later year together with interest and a penalty. Such deficiency dividend may be included in the Company's deduction of dividends paid for the earlier year for purposes of satisfying the distribution test. For purposes of the 4% excise tax, the deficiency dividend is taken into account when paid, and any income giving rise to the deficiency adjustment is treated as arising when the deficiency dividend is paid.

     The Company believes that it has distributed and intends to continue to distribute to its stockholders an amount at least equal to 95% of the sum of (i) its REIT Taxable Income (determined without regard to the deduction for dividends paid and by excluding any net capital gains) and (ii) any after-tax net income from foreclosure properties less any "excess noncash income," as those amounts are determined in good faith by the Company or its independent accountants. However, it is possible that timing differences between the accrual of income and its actual collection, and the need to make deductible expenditures (such as capital improvements or principal payments on debt) may cause the Company to recognize taxable income in excess of its net cash receipts, thus increasing the difficulty of compliance with the distribution requirement. In order to meet the 95% requirement, the Company might find it necessary to arrange for short-term, or possibly long-term, borrowings.

     Failure to Qualify. If the Company fails to qualify as a REIT for any taxable year, and if certain relief provisions of the Code do not apply, it would be subject to federal income tax (including applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to qualify as a REIT would reduce the cash available for distribution by the Company to its stockholders. In addition, if the Company fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of the Company's current and accumulated earnings and profits. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction.

     If the Company's failure to qualify as a REIT is not due to reasonable cause but results from willful neglect, the Company would not be permitted to elect REIT status for the four taxable years after the taxable year for which such disqualification is effective. In the event the Company were to fail to qualify as a REIT in one year and subsequently requalify in a later year, the Company might be required to recognize taxable income based on the net appreciation in value of its assets as a condition to requalification. In the alternative, the Company may be taxed on the net appreciation in value of its assets if it sells properties within ten years of the date the Company requalifies as a REIT under federal income tax laws.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and corporate stockholders will not be eligible for the dividends received deductions as to such amount. For purposes of computing the Company's earnings and profits, depreciation for depreciable real estate will be computed on a straight-line basis over a 40-year period.

     Distributions that are properly designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income pursuant to Section 291 of the Code. As described below, the 1997 Act changed significantly the taxation of capital gains by taxpayers who are individuals, estates, or trust. It is not clear whether, for a taxable domestic stockholder who is an individual or an estate or trust, amounts designated as capital gain dividends will be taxable at the rate applicable to mid-term capital gains (i.e., gains from the sale of capital assets held for more than one year but not more than 18 months) or at the rate applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than 18 months). This uncertainty may be clarified by future legislation or regulations. See
"-- Recent Legislation."

     Distributions in excess of current and accumulated earnings and profits will constitute a non-taxable return of capital to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's shares, and will result in a corresponding reduction in the stockholder's basis in the shares. Any reduction in a stockholder's tax basis for its shares will increase the amount of taxable gain or decrease the deductible loss that will be realized upon the eventual disposition of the shares. The Company will notify stockholders at the end of each year as to the portions of the distributions which constitute ordinary income, capital gain or a return of capital. Any portion of such distributions that exceed the adjusted basis of a stockholder's shares will be taxed as capital gain from the disposition of shares, provided that the shares are held as capital assets.

     Aside from the different income tax rates applicable to ordinary income and capital gain dividends, regular and capital gain dividends from the Company will be treated as dividend income for most other federal income tax purposes. In particular, such dividends will be treated as "portfolio" income for purposes of the passive activity loss limitation (including all individuals) and generally will not be able to offset any "passive losses" against such dividends. Dividends will be treated as investment income for purposes of the investment interest limitation contained in Section 63(d) of the Code, which limits the deductibility of interest expense incurred by noncorporate taxpayers with respect to indebtedness attributable to certain investment assets.

     In general, dividends paid by the Company will be taxable to stockholders in the year in which they are received, except in the case of dividends declared at the end of the year, but paid in the following January, as discussed above.

     In general, a domestic stockholder will realize capital gain or loss on the disposition of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and
(ii) the stockholder's adjusted basis of such Common Stock. With respect to dispositions occurring after July 28, 1997, in the case of a taxable domestic stockholder who is an individual or an estate or trust, such gain or loss will be mid-term capital gain or loss if such shares have been held for more than one year but not more than 18 months and long-term capital gain or loss if such shares have been held for more than 18 months. In the case of a taxable domestic stockholder that is a corporation, such gain or loss will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon a sale or exchange of Common Stock by a stockholder who has held such Common Stock for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distribution from the Company required to be treated by such stockholder as long-term capital gain.

     Pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, the Company may elect to require the holders of Common Stock to include the Company's undistributed net capital gains in their income. If the Company makes such an election, the holders of Common Stock will (i) include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) be deemed to have paid their proportionate share of the tax paid by the Company on such undistributed capital gains and thereby receive a credit or refund for such amount. A holder of Common Stock will increase the basis in its Common Stock by the difference between the amount of capital gain included in its income and the amount of the tax it is deemed to have paid. The earnings and profits of the Company will be adjusted appropriately. As described below in "-- Recent Legislation," with respect to such long-term capital gain of a taxable domestic stockholder that is an individual or an estate or trust, the IRS has authority to issue regulations that could apply the special tax rate applicable to sales of depreciable real property by an individual or estate or trust to the portion of the long-term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property.

TAXATION OF FOREIGN STOCKHOLDERS

     The following discussion is only a summary of the rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders"). Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Certain tax treaties limit the extent to which dividends paid by a REIT can qualify for a reduction of the withholding tax on dividends. The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and the stockholder files an IRS Form 1001 or (ii) the Non-U.S. Stockholders files a properly completed IRS Form 4224 with the Company claiming that the distribution is effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the Stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to gain from the sale or exchange of its Common Stock, the tax treatment of which is described below. As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that the Company will be required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the Non-U.S. Stockholder's United States tax liability, if any, with respect to the distribution.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, a Non-U.S. Stockholder is taxed as if such gain were effectively connected with a United States business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief. The Company is required by applicable regulations to withhold 35% of any distribution that could be designated by the Company as a capital gains dividend regardless of the amount actually designated as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Although the law is not entirely clear on the matter, it appears that amounts designated by the Company pursuant to the 1997 Act as undistributed capital gains in respect of shares of Common Stock (see "Taxation of Stockholders -- Taxation of Taxable Domestic Stockholders" above) would be treated with respect to Non-U.S. Stockholders in the manner outlined in the preceding paragraph for actual distributions by the Company of capital gain dividends. Under that approach, the Non-U.S. Stockholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by the Company on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Company were to exceed their actual United States federal income tax liability).

     Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is anticipated that the Company will be a "domestically controlled REIT;" therefore, the sale of shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the shares is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and such gain is attributable to an office or fixed place of business in the United States or such nonresident alien individual has a "tax home" in the United States and such gain is not attributable to an office or fixed place of business located outside the United States or, if such gain is attributable to an office or fixed place of business located outside the United States, it is not subject to foreign income tax equal to at least 10% of such gain. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain (subject to applicable alternative minimum tax, special alternative minimum tax in the case of nonresident alien individuals and possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser would be required to withhold and remit to the Internal Revenue Service 10% of the purchase price.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While investments in real estate may generate UBTI, the Service has issued a published ruling to the effect that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling and on the intention of the Company to invest its assets in a manner that will avoid the recognition of UBTI by the Company, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of stock with debt, a portion of its income from the Company, if any, will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code
Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI.

     In addition, a pension trust that owns more than 10% of the Company is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage") in certain circumstances. The UBTI Percentage is the gross income derived from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of the Company's stock or (B) a group of pension trusts individually holding more than 10% of the value of the Company's stock collectively own more than 50% of the value of the Company's stock.

     While an investment in the Company by an Exempt Organization generally is not expected to result in UBTI except in the circumstances described in the preceding paragraph, any gross UBTI that does arise from such an investment will be combined with all other gross UBTI of the Exempt Organization for a taxable year and reduced by all deductions attributable to the UBTI plus $1,000. Any amount then remaining will constitute UBTI on which the Exempt Organization will be subject to tax. If the gross income taken into account in computing UBTI exceeds $1,000, the Exempt Organization is obligated to file a tax return for such year on IRS Form 990-T. None of the Company, the Board of Directors, or any of their Affiliates expects to undertake the preparation or filing of IRS Form 990-T for any Exempt Organization in connection with an investment by such Exempt Organization in the Common Stock. Generally, IRS Form 990-T must be filed with the Service by April 15 of the year following the year in which it relates.

RECENT LEGISLATION

     As described above, 1997 Act contains certain changes to the REIT qualification requirements and to the taxation of REITs. The 1997 Act also contains certain changes to the taxation of capital gains of individuals, trusts and estates.

     Capital Gain Rates. Subject to certain exceptions, for individuals, trusts and estates, the maximum rate of tax on the net capital gain from a sale or exchange occurring after July 28, 1997 of a long-term capital asset (i.e., a capital asset held for more than 18 months) has been reduced to from 28% to 20%. The maximum rate has been reduced to 18% for capital assets acquired after December 21, 2000 and held for more than five years. The maximum rate for mid-term capital assets (i.e., capital assets held for more than one year but not more than 18 months) remains at 28%. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the prior deductions for "unrecaptured Section 1250 gain" (that is depreciation deductions not otherwise recaptured as ordinary income under the existing depreciation recapture rules). Capital gain from the sale of depreciable real property held for more than 18 months allocated by the Company to a non-corporate stockholder will be subject to the 25% rate to the extent that the capital gain on the real property sold by the Company does not exceed prior depreciation deductions with respect to such property. The 1997 Act provides the IRS with authority to issue regulations that could, among other things, apply these rates on a look-through basis in the case of "pass-through" entities such as the Company. The taxation of capital gains of corporations was not changed by the 1997 Act.

     REIT Provisions. In addition to the provisions discussed above, the 1997 Act contains a number of technical provisions that either (i) reduce the risk that the Company will inadvertently cease to qualify as a REIT, or (ii) provide additional flexibility with which the Company can meet the REIT qualification requirements. These provisions are effective for the Company's taxable years commencing on or after January 1, 1998.

TAXATION OF REINVESTED DIVIDENDS

     Those holders of shares of Common Stock who elect to participate in the Dividend Reinvestment Plan will be deemed to have received the gross amount of dividends distributed on their behalf by the Plan Agent as agent for the participants in such plan. Such deemed dividends will be treated as actual dividends to such stockholders by the Company and will retain their character and have the tax effects as described above. Participants that are subject to federal income tax will thus be taxed as if they received such dividends despite the fact that their distributions have been reinvested and, as a result, they will not receive any cash with which to pay the resulting tax liability.

OTHER TAX CONSIDERATIONS

     Entity Classification. A significant number of the Company's investments are held through partnerships. If any such partnerships were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change and might preclude the Company from qualifying as a REIT.

     Prior to January 1, 1997, an organization formed as a partnership or a limited liability company was treated as a partnership for federal income tax purposes rather than as a corporation only if it had no more than two of the four corporate characteristics that the Treasury Regulations in effect at that time used to distinguish a partnership from a corporation for tax purposes. These four characteristics were (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests. Under final Treasury Regulations which became effective January 1, 1997, the four factor test has been eliminated and an entity formed as a partnership or as a limited liability company will be taxed as a partnership for federal income tax purposes, unless it specifically elects otherwise. The Regulations provide that the IRS will not challenge the classification of an existing partnership or limited liability company for tax periods prior to January 1, 1997 so long as (1) the entity had a reasonable basis for its claimed classification, (2) the entity and all its members recognized the federal income tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (3) neither the entity nor any member of the entity had been notified in writing on or before May 8, 1996, that the classification of the entity was under examination by the IRS.

     The Company believes that each partnership in which it holds an interest (either directly or indirectly) is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation).

     Tax Allocations with Respect to the Properties. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as "Book-Tax Difference"). Special rules under 704(c) of the Code and the regulations thereunder tend to eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the partnership could cause the Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all properties were to have a tax basis equal to their fair market value at the time the properties were contributed to the partnership, and (ii) possibly to be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic or book income allocated to the Company as a result of such sale.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of Debt Securities or Preferred Stock on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

     Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company in the ordinary course of business.

     In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated into this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report (incorporated by reference) of KPMG Peat Marwick LLP, independent certified public accountants given on authority of said firm as experts in accounting and auditing.

     The Company's Current Report on Form 8-K/A filed on June 17, 1997 including the financial statements included within Corporate Realty Income Trust I's Annual Report on Form 10-K for the year ended December 31, 1996, is incorporated into this Prospectus in reliance on the report of Ernst & Young LLP, independent certified public accountants, given on authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters, including the validity of the Securities and certain tax matters, will be passed upon for the Company by Paul, Hastings, Janofsky & Walker LLP, a limited liability partnership including professional corporations, New York, New York. Seth M. Zachary, a partner of Paul, Hastings, Janofsky & Walker LLP, is presently serving as a director of the Company and will continue to serve as a director until the Company's 1998 Annual Meeting of Stockholders. In connection with certain matters related to the laws of the State of Maryland, Paul, Hastings, Janofsky & Walker LLP will rely on the opinion of Piper & Marbury L.L.P., Baltimore, Maryland.

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                                       42

======================================================

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                     PAGE
                                     ----
          PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary......   S-3
The Company........................  S-16
Organizational Structure...........  S-24
Use of Proceeds....................  S-25
Capitalization.....................  S-26
Selected Historical and Unaudited
  Pro Forma Consolidated Financial
  Data.............................  S-27
Unaudited Pro Forma Consolidated
  Financial Data...................  S-30
Price Range of Common Stock and
  Distribution History.............  S-34
Distributions On OP Units..........  S-35
Properties.........................  S-36
Indebtedness of the Company........  S-43
Management.........................  S-45
Underwriting.......................  S-47
Legal Matters......................  S-48
               PROSPECTUS
Available Information..............     2
Incorporation of Certain Documents
  by Reference.....................     2
The Company........................     4
Risk Factors.......................     5
Use of Proceeds....................     8
Ratio of Earnings to Fixed
  Charges..........................     9
Description of Debt Securities.....     9
Description of Preferred Stock.....    20
Description of Common Stock........    26
Restrictions on Transfers of
  Capital Stock and Anti-Takeover
  Provisions.......................    28
Federal Income Tax
  Considerations...................    31
Plan of Distribution...............    40
Experts............................    41
Legal Matters......................    41

======================================================

======================================================
                                2,500,000 SHARES

                              LEXINGTON CORPORATE
                                PROPERTIES, INC.

                                  COMMON STOCK

                ------------------------------------------------
                             PROSPECTUS SUPPLEMENT
                ------------------------------------------------

                            BEAR, STEARNS & CO. INC.
                               MCDONALD & COMPANY
                                SECURITIES, INC.

                               NOVEMBER 12, 1997

======================================================